Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
HALCÓN RESOURCES	§
CORPORATION, et al.,	§	Case No. 19- ( )
§
	§	(Joint Administration Requested)
Debtors.(1)	§
§

DISCLOSURE STATEMENT FOR JOINT PREPACKAGED CHAPTER 11 PLAN

OF HALCÓN RESOURCES CORPORATION AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP	WEIL, GOTSHAL & MANGES LLP
Alfredo R. Pérez (15776275)	Gary T. Holtzer
700 Louisiana Street, Suite 1700	Lauren Tauro
Houston, Texas 77002	767 Fifth Avenue
Telephone: (713) 546-5000	New York, New York 10153
Facsimile: (713) 224-9511	Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Proposed Counsel for Debtors
and Debtors in Possession

Dated: August 2, 2019
Houston, Texas

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  Halcón Resources Corporation (0684), Halcón Resources Operating, Inc. (4856), Halcón Holdings, Inc. (5102), Halcón Energy Properties, Inc. (5292), Halcón Permian, LLC (6153), Halcón Field Services, LLC (0280), and Halcón Operating Co., Inc. (3588).  The Debtors’ mailing address is 1000 Louisiana St., Suite 1500, Houston, TX 77002.

THIS SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE PREPACKAGED PLAN BEFORE THE FILING OF VOLUNTARY PETITIONS UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”).  BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  AFTER THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION,” APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND CONFIRMING THE PREPACKAGED PLAN.

DISCLOSURE STATEMENT, DATED AUGUST 2, 2019

Solicitation of Votes

on the Plan of Reorganization of

HALCÓN RESOURCES CORP., ET AL.

from the holders of outstanding

SENIOR NOTES CLAIMS

EXISTING EQUITY INTERESTS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PREPACKAGED PLAN IS 5:00 P.M. (PREVAILING CENTRAL TIME) ON SEPTEMBER 5, 2019 UNLESS EXTENDED BY THE DEBTORS IN WRITING.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF (I) CLAIMS MAY VOTE ON THE PREPACKAGED PLAN IS JULY 30, 2019 (THE “NOTEHOLDER VOTING RECORD DATE”) AND (II) INTERESTS MAY VOTE ON THE PREPACKAGED PLAN IS AUGUST 6, 2019 (THE “EQUITY INTEREST VOTING RECORD DATE” AND, TOGETHER WITH THE NOTEHOLDER VOTING RECORD DATE, THE “RECORD DATES”).

RECOMMENDATION BY THE DEBTORS

The board of directors of Halcón Resources Corporation and the board of directors or members, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Prepackaged Plan (each as defined below) and recommend that all creditors and equity holders whose votes are being solicited submit ballots to accept the Prepackaged Plan.

Subject to the terms and conditions of the Restructuring Support Agreement (as defined herein), holders of approximately 67% of the Senior Notes (as defined below) have agreed to vote in favor of, or otherwise support, the Prepackaged Plan.

PARTIES SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PREPACKAGED PLAN.

THE ISSUANCE AND DISTRIBUTION OF THE NEW COMMON SHARES (OTHER THAN THE BACKSTOP SHARES (AS DEFINED BELOW)), THE WARRANTS (AND THE NEW COMMON SHARES ISSUABLE UPON EXERCISE THEREOF), AND THE SUBSCRIPTION RIGHTS TO HOLDERS OF ALLOWED SENIOR NOTES CLAIMS AND ALLOWED EXISTING EQUITY INTERESTS, AS APPLICABLE, UNDER ARTICLE IV OF THE PREPACKAGED PLAN SHALL BE EXEMPT, PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE, WITHOUT FURTHER ACT OR ACTIONS BY ANY ENTITY, FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”), AND ANY OTHER APPLICABLE SECURITIES LAWS TO THE FULLEST EXTENT PERMITTED BY SECTION 1145 OF THE BANKRUPTCY CODE.  SUCH SECURITIES ISSUED PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE.  IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES.

THE ISSUANCE AND SALE, AS APPLICABLE, OF THE NEW COMMON SHARES PURSUANT TO THE BACKSTOP COMMITMENT AGREEMENT, INCLUDING THOSE ISSUED IN RESPECT OF THE BACKSTOP COMMITMENT PREMIUM (SUCH SECURITIES, COLLECTIVELY, THE “BACKSTOP SHARES”), ARE BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 4(A)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER. SUCH SECURITIES WILL BE CONSIDERED “RESTRICTED SECURITIES” AND

MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUCH AS UNDER CERTAIN CONDITIONS, THE RESALE PROVISIONS OF RULE 144 OF THE SECURITIES ACT.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT, OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

PRIOR TO THE PETITION DATE, THE SOLICITATION OF VOTES ON THE PREPACKAGED PLAN (THE “SOLICITATION”) WITH RESPECT TO THE SENIOR NOTES CLAIMS IS BEING MADE PURSUANT TO SECTION 4(A)(2) AND REGULATION D OF THE SECURITIES ACT AND ONLY FROM HOLDERS OF SENIOR NOTES WHO ARE ELIGIBLE HOLDERS (I.E., ACCREDITED INVESTORS AS DEFINED IN RULE 501 OF THE SECURITIES ACT); PROVIDED, HOWEVER, THAT ALL HOLDERS OF ALLOWED SENIOR NOTES CLAIMS WILL BE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THE PREPACKAGED PLAN, AS PROVIDED IN THE PREPACKAGED PLAN.(2)

THE SECURITIES ISSUED PURSUANT TO THE PREPACKAGED PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PREPACKAGED PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS.  ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS, CONCERNING, AMONG OTHER THINGS, PLANNED CAPITAL EXPENDITURES, POTENTIAL INCREASES IN OIL AND NATURAL GAS PRODUCTION, POTENTIAL COSTS TO BE INCURRED, FUTURE CASH FLOWS AND BORROWINGS, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE

(2)  Following the Petition Date, and subject to the interim approval by the Bankruptcy Court of this Disclosure Statement, the Solicitation is being made to all other holders of Senior Notes and all holders of Existing Equity Interests pursuant to section 1145 of the Bankruptcy Code.

STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS AND UNCERTAINTIES DESCRIBED IN MORE DETAIL IN THE COMPANY’S FILINGS WITH THE SEC AND UNDER THE HEADING “CERTAIN RISK FACTORS TO BE CONSIDERED,” AS WELL AS THE ABILITY OF MANAGEMENT TO EXECUTE ITS PLANS TO MEET ITS GOALS AND OTHER RISKS INHERENT IN THE DEBTORS’ BUSINESSES.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  PARTIES ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE, ARE BASED ON THE DEBTORS’ CURRENT BELIEFS, INTENTIONS AND EXPECTATIONS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS.  THE DEBTOR IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PREPACKAGED PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PREPACKAGED PLAN.  DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS,  EMPLOYEES, AND INSURANCE PROVIDERS OF ALL UNDISPUTED AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS PROVIDED HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PREPACKAGED PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PREPACKAGED PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO, AND ARE A PART OF, THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PREPACKAGED PLAN PROVIDES THAT (I) THE HOLDERS OF ALL CLAIMS OR INTERESTS WHO VOTE TO ACCEPT THE PREPACKAGED PLAN, (II) THE HOLDERS OF ALL CLAIMS OR INTERESTS WHOSE VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN IS SOLICITED BUT WHO DO NOT VOTE EITHER TO ACCEPT OR TO REJECT THE PREPACKAGED PLAN, (III) THE HOLDERS OF ALL CLAIMS OR INTERESTS WHO VOTE, OR ARE DEEMED, TO REJECT THE PREPACKAGED PLAN BUT DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH THEREIN, (IV) THE HOLDERS OF ALL CLAIMS OR INTERESTS WHO WERE GIVEN NOTICE OF THE OPPORTUNITY TO OPT OUT OF GRANTING THE RELEASES SET FORTH THEREIN BUT DID NOT OPT OUT, (V) ALL OTHER HOLDERS OF CLAIMS OR INTERESTS TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND (VI) THE RELEASED PARTIES (AS DEFINED IN THE PREPACKAGED PLAN), ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

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	C.	Classification of Claims and Interests	28
	D.	Treatment of Claims and Interests	30
	E.	Means for Implementation	33
	F.	Distributions	41
	G.	Procedures for Resolving Claims	46
	H.	Executory Contracts and Unexpired Leases	48
	I.	Conditions Precedent to the Occurrence of the Effective Date	51
	J.	Effect of Confirmation	52
	K.	Retention of Jurisdiction	57
	L.	Miscellaneous Provisions	59

VII.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		63
	A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers	64
	B.	Section 4(a)(2) of the Securities Act Exemption and Subsequent Transfers	65

VIII.	CERTAIN TAX CONSEQUENCES OF PLAN		66
	A.	Consequences to the Debtors	67
	B.	Consequences to U.S. Holders of Certain Claims	70

IX.	CERTAIN RISK FACTORS TO BE CONSIDERED		78
	A.	Certain Bankruptcy Law Considerations	79
	B.	Risks Related to Investment in the Exit RBL Facility	81
	C.	Additional Factors Affecting the Value of Reorganized Debtors	83
	D.	Factors Relating to Securities to Be Issued Under Plan	86
	E.	Factors Relating to Equity Rights Offerings	88
	F.	Additional Factors	88

X.	VOTING PROCEDURES AND REQUIREMENTS		89
	A.	Voting Deadline	89
	B.	Voting Procedures	90
	C.	Parties Entitled to Vote	91
	D.	Waivers of Defects, Irregularities, etc.	93
	E.	Further Information, Additional Copies	93

XI.	CONFIRMATION OF PLAN		93
	A.	Confirmation Hearing	93

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	B.	Objections to Confirmation	93
	C.	Requirements for Confirmation of Plan	95

XII.	VALUATION ANALYSIS		99

XIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN		103
	A.	Alternative Plan of Reorganization	103
	B.	Sale Under Section 363 of the Bankruptcy Code	103
	C.	Liquidation under Chapter 7 of Bankruptcy Code	104

XIV.	CONCLUSION AND RECOMMENDATION		104

EXHIBITS

EXHIBIT A	Plan

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Noteholder Rights Offering Procedures

EXHIBIT D	Existing Equity Interests Rights Offering Procedures

EXHIBIT E	Exit Commitment Letter

EXHIBIT F	Liquidation Analysis

EXHIBIT G	Financial Projections

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I.
INTRODUCTION

A.                                    Background and Overview of Prepackaged Plan

Halcón Resources Corporation (“Halcón Parent”) and its debtor affiliates (collectively, the “Debtors,” “Halcón,” or the “Company”) submit this disclosure statement (as may be amended, the “Disclosure Statement”) in connection with the Solicitation on the Joint Prepackaged Chapter 11 Plan of Halcón Resources Corporation and Its Affiliated Debtors, dated August 2, 2019 (the “Prepackaged Plan”),(1) attached hereto as Exhibit A.  The Debtors under the Prepackaged Plan include Halcón Parent and its affiliates that are guarantors under the Senior Notes Indenture and RBL Agreement (each as defined herein).  The Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on or about August 6, 2019, which is during the Solicitation period.  During the Chapter 11 Cases, the Debtors intend to operate their businesses in the ordinary course and will seek authorization from the Bankruptcy Court to make payment in full on a timely basis to trade creditors, employees, and insurance providers of undisputed amounts due prior to and during the Chapter 11 Cases.

The Debtors are commencing this Solicitation to implement a comprehensive financial restructuring to deleverage the Company’s balance sheet to ensure the long-term viability of the Company’s enterprise.  As a result of extensive negotiations, on August 2, 2019, the Debtors executed a restructuring support agreement (the “Restructuring Support Agreement”), attached hereto as Exhibit B, with certain beneficial holders (the “Senior Noteholders”) that hold approximately 67% of the 6.75% senior notes due 2025 (the “Senior Notes”) issued under that certain indenture, dated as of February 16, 2017 (as amended, modified, or otherwise supplemented from time to time, the “Senior Notes Indenture”), by and among Halcón Parent, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as indenture trustee, together with their respective successors and permitted assigns and any subsequent Senior Noteholder that becomes party to the Restructuring Support Agreement in accordance with the terms thereof (collectively, the “Consenting Creditors”).

Under the terms of the Restructuring Support Agreement, the Consenting Creditors have agreed, subject to the terms and conditions of the Restructuring Support Agreement, to support a consensual restructuring of the Debtors’ existing debt obligations in chapter 11 through the Prepackaged Plan (the “Restructuring”).  The Restructuring will leave the Debtors’ businesses intact and will substantially deleverage the Debtors’ capital structure.  As described more fully herein, the Debtors’ balance sheet liabilities will be reduced from approximately $869.5 million in funded debt to approximately $115 million in funded debt, which represents an approximate 87% reduction of debt on the Effective Date relative to the Petition Date.  This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and will provide the Debtors with excess capital to invest in and grow their business.  The Restructuring will, therefore,

(1)  Capitalized terms used in this Disclosure Statement, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Prepackaged Plan.  To the extent any inconsistencies exist between this Disclosure Statement and the Prepackaged Plan, the Prepackaged Plan will govern.

allow the Debtors to emerge from the Chapter 11 Cases as a stronger company, better positioned to withstand the challenges and volatility of the energy industry and succeed as a leading producer of oil, natural gas, and natural gas liquids in the Delaware Basin in West Texas.  The Consenting Creditors have played a critically important role in formulating the Restructuring and actively participated in the development and negotiation of the Prepackaged Plan.

Under the Prepackaged Plan, in exchange for the reduction and modification of the Debtors’ funded debt, each holder of an Allowed Senior Notes Claim will receive its Pro Rata share of 91% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the MIP Equity, the Warrant Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium.

Under the Prepackaged Plan, in exchange for the cancellation of Existing Equity Interests, each holder of an Existing Equity Interest will receive either:

1.              if a Registered Holder holds fewer than or equal to 2,000 shares of Existing Equity Interests, cash in amount equal to the inherent value of such holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium, (ii) the Warrants, and (iii) the Existing Equity Interests Subscription Rights; or

2.              such holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium, (ii) the Warrants, and (iii) the Existing Equity Interests Subscription Rights.

Additionally, each holder of a Senior Notes Claim will be offered the right to purchase its Pro Rata share of New Common Shares for an aggregate purchase price of $150,150,000 (the “Senior Noteholder Rights Offering”) in accordance with the rights offering procedures substantially in the form attached hereto as Exhibit C (the “Noteholder Rights Offering Procedures”) and each holder of Existing Equity Interests will be offered the right to purchase its Pro Rata share of New Common Shares for an aggregate purchase of up to $14,850,000 (the “Existing Equity Interests Rights Offering,” and together with the Senior Noteholder Rights Offering, the “Equity Rights Offerings”) in accordance with the rights offering procedures substantially in the form attached hereto as Exhibit D (the “Existing Equity Interests Rights Offering Procedures”).  In each case, the New Common Shares will be offered at a price per share equal to a 26% discount to plan value based on the lower of (A) the Enterprise Value (as defined herein) or (B) an assumed total enterprise value of $425 million (the “Rights Offering Per Share Price”).  Certain of the Consenting Creditors have agreed to backstop the Senior Noteholder Rights Offering in exchange for a premium (the “Backstop Commitment Premium”) in the form of New Common Shares equal to 6% of the aggregate amount of the Senior Noteholder Rights Offering at the Rights Offering Per Share Price, subject to dilution by the MIP Equity and Warrant Equity; provided, however, that under certain circumstances resulting in termination of the Backstop Commitment

Agreement, the Backstop Parties may be eligible to be paid the Backstop Commitment Premium in Cash, as more fully described therein.

RBL Claims will either be paid in full, in cash, or refinanced on the Effective Date of the Prepackaged Plan and holders of General Unsecured Claims will receive payment of their Claims in full in the ordinary course of business.

In addition to supporting the Prepackaged Plan, certain Consenting Creditors (the “DIP Lenders”) have agreed to provide the Debtors with postpetition financing pursuant to a junior secured term loan financing facility in an aggregate principal amount of $35 million (the “DIP Facility”).  The DIP Facility will be used to support the Debtors’ working capital needs during the Chapter 11 Cases.  Claims arising under the DIP Facility will be paid in full, in cash, on the Effective Date of the Prepackaged Plan.

On the Effective Date, the Debtors will obtain a new senior secured revolving credit facility in an aggregate principal amount of up to $750 million (the “Exit RBL Facility”) pursuant to the terms set forth in that certain senior secured revolving credit facility commitment letter, dated August 2, 2019, a copy of which is attached hereto as Exhibit E.  The borrowing base for the Exit RBL Facility will be initially set at $275 million and will be re-determined semiannually on May 1 and November 1 of the applicable year.

The borrowing base for the Exit RBL Facility will be initially set at $275 million and will be re-determined semiannually on May 1 and November 1 of the applicable year.   The proceeds from the Equity Rights Offerings and the Exit RBL Facility will be used by the Company to (i) provide additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented Restructuring Expenses, and (iii) fund Plan distributions.

The effect of the Restructuring on the Debtors’ capital structure is summarized as follows:

Pre-Restructuring Capital Structure		Post-Restructuring Capital Structure (Estimated)
Prepetition Revolving Facility	$225,000,000	Exit RBL	$115,000,000	(2)
Senior Notes (including interest)	$644,500,000
Total Funded Debt	$869,500,000	Total Funded Debt	$115,000,000

B.                                    Summary of Plan Classification and Treatment of Claims

Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Prepackaged Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the Prepackaged Plan leaves unaltered the legal, equitable, and contractual

(2)  Although $115 million is expected to be outstanding under the Exit RBL Agreement, on the Effective Date, the Reorganized Debtors will have access to an aggregate principal amount of $275 million under the Exit RBL Agreement, subject to certain standard conditions.

rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Prepackaged Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Holders of Claims and Interests in the following Classes are being solicited under, and are entitled to vote on, the Prepackaged Plan:

•                  Class 4 — Senior Notes Claims; and

•                  Class 7 — Existing Equity Interests.

The following table summarizes: (1) the treatment of Claims and Interests under the Prepackaged Plan; (2) which Classes are impaired by the Prepackaged Plan; (3) which Classes are entitled to vote on the Prepackaged Plan; and (4) the estimated recoveries for holders of Claims and Interests.(3)  The table is qualified in its entirety by reference to the full text of the Prepackaged Plan.  For a more detailed summary of the terms and provisions of the Prepackaged Plan, see section VI — Summary of the Prepackaged Plan below.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the valuation analysis in section XII — Estimated Enterprise Valuation of the Reorganized Debtors below.

(3)  Any Claim or Interest in a Class that is considered vacant under Section 3.5 of the Prepackaged Plan will be deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan, and disregarded for purposes of determining whether the Prepackaged Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Approx. Percentage Recovery(4)
Class 1: Other Priority Claims

The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129 of the Bankruptcy Code.

		Unimpaired (Not entitled to vote — deemed to accept)	100%
Class 2: Other Secured Claims

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

		Unimpaired (Not entitled to vote — deemed to accept)	100%
Class 3: RBL Claims	The legal, equitable, and contractual rights of the holders of Allowed RBL Claims are unaltered by the Prepackaged Plan. On the Effective Date, each holder of an Allowed RBL Claim shall receive payment in full, in Cash of all Allowed RBL Claims, including by a refinancing, and all outstanding letters of credit shall either be replaced, cash collateralized or otherwise secured to the satisfaction of the Issuing Bank (as defined in the RBL Agreement) in accordance with the terms of the RBL Agreement.	Unimpaired (Not entitled to vote — deemed to accept)	100%

(4)  The estimated percentage recoveries set out in this table assume an implied equity value of $335 million.  The estimated percentage recoveries do not take into account dilution from any New Common Shares issued pursuant to the Management Incentive Plan, which reserves up to 7.5 - 10% of the New Common Shares for participants under a post-restructuring equity-based management incentive plan to be adopted on the Effective Date.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Approx. Percentage Recovery(4)
Class 4: Senior Note Claims

On the Effective Date, each holder of an Allowed Senior Notes Claim shall receive, in full and final satisfaction of such Claim, such holder’s Pro Rata share of (i) 91% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium, and (ii) the Senior Noteholder Subscription Rights.

		Impaired (Entitled to vote)	Estimated Percentage Recovery: 22.1%(5)
Class 5: General Unsecured Claims	The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	Unimpaired (Not entitled to vote — deemed to accept)	100%
Class 6: Intercompany Claims	On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their discretion and in consultation with the Consenting Creditors.	Unimpaired (Not entitled to vote — deemed to accept)	100%

(5)  The estimated percentage recovery for Class 4 assumes that the Existing Equity Interests Subscription Rights are fully subscribed.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Approx. Percentage Recovery(4)
Class 7: Existing Equity Interests

On the Effective Date, Existing Equity Interests shall be cancelled, released, and extinguished and shall be of no further force and effect. Each holder of Existing Equity Interests shall receive on account of such holder’s Existing Equity Interests: (1) if a Registered Holder holds fewer than or equal to 2,000 shares of Existing Equity Interests, Cash in an amount equal to the inherent value of such Registered Holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium, (ii) the Warrants and (iii) the Existing Equity Interests Subscription Rights; or (2) for any other holder of Existing Equity Interests, such holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium; provided, however, that the amount of total New Common Shares available to be issued pursuant to this provision shall be reduced by the amount of New Common Shares that would have been distributed to holders of Existing Equity Interests in the absence of the immediately preceding clause (1), (ii) the Warrants, and (iii) the Existing Equity Interests Subscription Rights.

		Impaired (Entitled to vote)	N/A
Class 8: Other Equity Interests	On the Effective Date, Other Equity Interests shall be cancelled, released, and extinguished and shall be of no further force and effect.	Impaired (Not entitled to vote — deemed to reject)	N/A
Class 9: Intercompany Interests	Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.13 of the Prepackaged Plan.	Unimpaired (Not entitled to vote — deemed to accept)	100%

The table below sets forth the percentage ownership figures of New Common Shares upon occurrence of different events:

	Pre-Rights Offerings, MIP, Warrants, and Backstop Commitment Premium	Post-Rights Offerings and Pre- exercise of MIP and Warrants	Post-Rights Offerings and Warrants Exercise and Pre- MIP	Post-Rights Offering, MIP and Warrants Exercise
Holders of Senior Notes	91%	21.98%	15.38%	13.85%
Equity Rights Offerings(6)	0%	71.93%	50.35%	45.31%
Backstop Commitment Premium	0%	3.92%	2.75%	2.47%
Existing Equity	9%	2.17%	1.52%	1.37%
Warrant Equity	0%	0.00%	30.00%	27.00%
Management Incentive Plan (“MIP”)(7)	0%	0%	0%	10.00%
	100.00%	100.00%	100.00%	100.00%

C.                                    Inquiries

If you have any questions regarding the packet of materials you have received, please reach out to Kurtzman Carson Consultants LLC, the Debtors’ voting agent (the “Voting Agent”) at (866) 967-1781 (US & Canada toll-free) or (310) 751-2681 (international) or by sending an electronic mail message to:

HalconQuestions@kccllc.com

Copies of this Disclosure Statement, which includes the Prepackaged Plan and the Plan Supplement (when filed) are also available on the Voting Agent’s website, http://www.kccllc.net/halcon.  PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

WHERE TO FIND ADDITIONAL INFORMATION: The Company currently files quarterly and annual reports with, and furnishes other information to, the SEC.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement.  Reports filed with the SEC on or after the date of this Disclosure Statement are also incorporated by reference herein.

(6)  Ownership percentages assume $165 million in Rights Offerings Proceeds.

(7)  Assumes the full MIP of 10% of equity is granted by the New Board.

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019; and

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 9, 2019.

II.
THE DEBTORS’ BUSINESS

A.                                    The Debtors’ Operations

The Company is an independent energy company focused on the acquisition, production, exploration, and development of onshore liquids-rich oil and natural gas assets.  Up until a few years ago, the Company’s oil and natural gas assets consisted of producing properties and undeveloped acreage positions in unconventional liquids-rich basins and fields primarily located in the Bakken and Three Forks formations in North Dakota and the Eagle Ford formation in East Texas.  The Debtors also owned oil and gas properties in Ohio and Pennsylvania, as well as varying working interests located in the Austin Chalk Trend in East Texas.

On July 27, 2016, the Company commenced voluntary cases pursuant to chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  In its previous cases, the bankruptcy court confirmed the Company’s prepackaged chapter 11 plan, which effectuated a largely consensual restructuring of the Company’s balance sheet and provided for the reduction of approximately $1.8 billion of secured debt (the “2016 Restructuring”).  Since the 2016 Restructuring, however, the Company transitioned into a pure-play, single-basin operator in the Delaware Basin in West Texas.  Specifically, in 2017 and 2018, the Company divested its assets located in the Williston Basin in North Dakota (the “Williston Divestiture”) and in the El Halcón area of East Texas (the “El Halcón Divestiture”) and acquired several properties located in the Delaware Basin in (i) Pecos and Reeves Counties, Texas (the “Hackberry Draw”), (ii) Ward and Winkler Counties, Texas (the “Monument Draw”), and (iii) Ward County, Texas (the “West Quito Draw”).  As a result, the Debtors’ properties and drilling activities are exclusively focused in the Delaware Basin, where they have an extensive drilling inventory.

The Debtors’ production is currently averaging approximately 18,284 barrels of oil equivalents per day (boe/d), consisting of roughly 59% oil, 20% natural gas liquids, and 21% gas, with such production allocated among the Debtors’ assets as follows:

•                 Monument Draw:  7,195 boe/d  (70% oil)

•                 West Quito Draw:  4,959 boe/d  (35% oil)

•                 Hackberry Draw:  5,793 boe/d   (66% oil)

As of December 31, 2018, using SEC pricing, the Debtors estimated total proved oil and natural gas reserves were approximately 85.2 MMBoe, consisting of 50.7 MMBbls of oil, 17.1 MMBbls of natural gas liquids, and 104.7 Bcf of natural gas.  Approximately 47% of the Debtors’ estimated proved reserves were classified as proved developed as of December 31, 2018.  The Debtors maintain operational control of approximately 99% of their estimated proved reserves.

For the fiscal year ended December 31, 2018, the Debtors’ total operating revenues were approximately $226.6 million, representing a 40% decrease in operating revenues year over year, which decline was driven primarily by (i) the Williston and El Halcón Divestitures in 2017 (which was partially mitigated by the production associated with the Debtors’ assets located in the Delaware Basin and drilling activities since acquiring the assets) and (ii) the decline and sustained low prices of crude oil and natural gas in 2018.

B.                                    Regulation of Debtors’ Business

The Company’s operations are conducted in the United States and are subject to the local, state, federal and, in some instances, tribal laws, regulations, and treaties in the jurisdictions in which they operate.  The laws, regulations, and treaties that impact the Company’s operations include those relating to the operation of drilling units, environmental protection, and health and safety, and restrictions on oil and natural gas exploration and development.

III.
CORPORATE AND CAPITAL STRUCTURE

A.                                    Corporate Structure

The Company consists of entities organized in Delaware and Texas.  Halcón Parent is the parent company that owns, either directly or indirectly, each of its subsidiaries.  Below is a chart illustrating the Debtors’ organizational structure as of the Petition Date.

B.                                    Directors and Officers

The Company is controlled by the board of directors of Halcón Parent (the “Board”), although each separate Debtor is either a member-managed limited liability company or a corporation with a two-person board of directors.  Halcón Parent’s Board consists of eight members:

Name	Position
James W. Christmas	Chairman of the Board
William J. Campbell	Director
Michael L. Clark	Director
Janine J. McArdle	Director
Darryl L. Schall	Director
Ronald D. Scott	Director
Nathan W. Walton	Director
Carin M. Barth	Director

The Debtors’ senior management team consists of the following individuals:

Name	Position
Richard H. Little	Chief Executive Officer
Jon Wright	Executive Vice President and Chief Operating Officer
Quentin Hicks	Executive Vice President, Chief Financial Officer and Treasurer
David S. Elkouri	Executive Vice President and Chief Legal Officer
Leah Kasparek	Senior Vice President and Human Resources Administration

The Debtors currently lease corporate office space in Houston, Texas and Denver, Colorado.

C.                                    Debtors’ Capital Structure

i.                                         Equity Ownership

Halcón Parent is a public company and files annual reports with, and furnishes other information to, the SEC.  Until recently, the common stock of Halcón Parent was traded on the New York Stock Exchange (the “NYSE”) under the symbol “HK.”  However, on July 22, 2019, the Company was notified that due to “abnormally low” trading price levels, the NYSE commenced delisting proceedings to delist Halcón Parent’s common stock and warrants exercisable for common stock.  Trading in the Company’s securities was suspended on July 22, 2019 and, beginning on July 23, 2019, the common stock and warrants of the Company began trading on the OTC Pink marketplace under the symbols “HKRS” and “HKRSW,” respectively.  The NYSE will apply to the SEC to delist the common stock upon completion of all applicable procedures.

As of May 6, 2019, 1 billion shares of the Debtors’ $0.0001 par value common stock had been authorized with 164,256,015 shares of common stock issued and outstanding.

ii.                                     Prepetition Indebtedness

The following description of the Debtors’ capital structure is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.  As of the date hereof, the Debtors have outstanding funded debt obligations in the aggregate amount of approximately $869.5 million, which amount consists of (i) approximately $225 million in secured borrowings under the Debtors’ RBL Agreement and (ii) approximately $644.5 million in principal and accrued interest under the Senior Notes (each as defined below).

Prepetition Senior Revolving Facility.  The Debtors are parties to that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 7, 2017 (as amended, modified, or otherwise supplemented from time to time, the “RBL Agreement”), by and among Halcón Parent, as borrower, JPMorgan Chase Bank, N.A., as administrative agent (the “Prepetition RBL Agent”), and the lenders holding loans issued thereunder party thereto from time to time (the “RBL Lenders”).  All of the remaining Debtors are guarantors under the RBL Agreement.  Pursuant to the RBL Agreement, the RBL Lenders agreed to provide the Debtors with a $1 billion senior secured reserve-based revolving credit facility with a current borrowing base of $225 million.  The maturity date of the RBL Agreement is September 7, 2022.  The RBL Claims are secured by a first-priority lien on substantially all of the Company’s property and the proceeds thereof in favor of the Prepetition RBL Agent and the RBL Lenders.

The borrowing base under the RBL Agreement is redetermined semi-annually, with the RBL Lenders and Halcón Parent each having the right to one interim unscheduled redetermination between any two consecutive semi-annual redeterminations.  The borrowing base takes into account the estimated value of the Debtors’ oil and natural gas reserves, proved reserves, total indebtedness, and other relevant factors consistent with customary oil and natural gas lending criteria.

As set forth in further detail below, the Debtors utilize derivative contracts to economically hedge their exposure to price fluctuations and reduce the variability in the Debtors’ cash flows associated with anticipated sales of future oil and natural gas production.  As of July 30, 2019, the aggregate mark-to-market value of all derivative assets and liabilities related to their Prepetition Hedging Agreements (as herein defined), calculated using standard industry valuation processes, was a net asset of approximately $6.5 million (subject to daily fluctuations).  The Debtors did not post collateral specific to any of their prepetition Hedge Agreements as they are secured under the RBL Agreement.

Prepetition Senior Notes.  On February 16, 2017, Halcón Parent issued $850 million aggregate principal amount of the Senior Notes pursuant to the Senior Notes Indenture.

The Senior Notes were issued at par and bear interest at a rate of 6.75% per annum, payable semi-annually on February 15 and August 15 of each year.  The Senior Notes will mature on February 15, 2025.  Proceeds from the placement of the Senior Notes were approximately $834.1 million after deducting initial purchasers’ discounts and commissions and offering expenses.  Halcón Parent used a portion of the net proceeds from the placement to fund the repurchase and redemption of certain outstanding notes and for general corporate purposes.  The Senior Notes are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis by each of the Debtors.

As a result of the consummation of the Williston Divestiture (which required the Company to repurchase a portion of the Senior Notes under the Senior Notes Indenture), on September 7, 2017, Halcón Parent commenced an offer to purchase, for cash, up to $425 million of the $850 million outstanding aggregate principal amount of its Senior Notes at 103% of principal plus accrued and unpaid interest.  The offer to purchase expired on October 6, 2017, with notes representing in excess of $425 million in principal amount validly tendered.  As a result, on October 10, 2017, Halcón Parent repurchased approximately $425 million principal amount of the Senior Notes on a Pro Rata basis at 103% of par plus accrued and unpaid interest of approximately $4.1 million (the “Notes Repurchase”).

On February 15, 2018, Halcón Parent issued an additional $200 million aggregate principal amount of its Senior Notes at a price to the initial purchasers of 103% of par (the “Additional Senior Notes”).  The net proceeds from the sale of the Additional Senior Notes were approximately $202.4 million after deducting initial purchasers’ premiums, commissions, and estimated offering expenses.  The proceeds were used to fund the cash consideration for the acquisition of the West Quito Draw Assets (defined below) and for general corporate purposes, including to fund the Debtors’ 2018 drilling program.  The Additional Senior Notes were issued under the Senior Notes Indenture and are treated as a single class with, and have the same terms as, the Senior Notes.

As of the date hereof, the aggregate principal amount outstanding under the Senior Notes is approximately $625,005,000 plus any applicable interest, fees, and other amounts.

iii.                                 Legal Proceedings

One of the Debtors is currently named as a defendant in pending litigation involving a contract dispute.  In this proceeding, a state court in Pennsylvania issued a judgment of approximately $9.1 million against the Debtors following a jury trial.  The Debtors appealed that decision and posted $3 million in collateral to secure an appellate bond.  The appeal is currently pending.

IV.
KEY EVENTS LEADING TO
COMMENCEMENT OF THE CHAPTER 11 CASES

A.                                    2016 Restructuring

Primarily as a result of the sustained decline in oil prices, on July 27, 2016, Halcón Resources Corporation and twenty-one of its subsidiaries (collectively, “Halcón I”), predecessors to the Debtors, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  On September 9, 2016, Halcón I emerged from its prepackaged bankruptcy chapter 11 cases substantially de-levered, with approximately $1 billion in debt.

B.                                    Acquisitions and Divestitures in 2017 and 2018

Following the 2016 Restructuring, the Debtors made a strategic decision to transform the Company into a pure-play, single basin company focused on the Delaware Basin in West Texas.  The Debtors executed this strategy over the course of approximately 18 months by (i) divesting all of their producing properties located in areas outside of the Delaware Basin, most significantly in the Williston Basin in North Dakota and the Eagle Ford formation in East Texas, and (ii) acquiring primarily undeveloped acreage in three areas located in the Delaware Basin: Hackberry Draw, Monument Draw, and West Quito Draw.

i.                                         Option Agreement to Acquire Monument Draw Assets (December 2016)

On December 9, 2016, the Debtors entered into an option agreement to purchase up to 15,040 net acres in the Monument Draw area of the Delaware Basin, located in Ward and Winkler Counties, Texas (the “Monument Draw Assets”).  The Monument Draw Assets are divided into two tracts: the southern tract (the “Southern Tract”) and the northern tract (the “Northern Tract”).  As discussed below, the Debtors subsequently exercised their options to purchase the Southern Tract in June 2017 and the Northern Tract in January 2018.

ii.                                     Hackberry Draw Acquisition (February 2017)

On February 28, 2017, the Debtors acquired 20,901 net acres in the Southern Delaware Basin in Pecos and Reeves Counties, Texas (the “Hackberry Draw Assets”) for a gross purchase price of approximately $705 million, which was funded by the issuance of approximately $400 million of new 8% automatically convertible preferred stock and borrowings under the RBL Agreement.

iii.                                 El Halcón Divestiture (March 2017)

On March 19, 2017, the Debtors consummated the El Halcón Divestiture, pursuant to which the Debtors sold all of the Debtors’ oil and natural gas properties and related assets located in the Eagle Ford formation of East Texas for a gross sales price of approximately $500 million.  The Debtors used the net proceeds from the sale to repay amounts outstanding under their RBL Agreement and for general corporate purposes.

iv.                                   Monument Draw Acquisition (June 2017)

On June 15, 2017, the Debtors exercised their option to purchase the Southern Tract of the Monument Draw Assets for approximately $87.4 million, which was funded by a portion of the proceeds from the El Halcón Divestiture and cash generated from operations.

v.                                       Williston Divestiture (September 2017)

On September 7, 2017, the Debtors consummated the Williston Divestiture, whereby the Debtors sold all of the Company’s operated oil and natural gas leases, oil and natural gas wells, and related assets located in the Williston Basin in North Dakota, as well as 100% of the membership interests in two of Halcón Parent’s former subsidiaries for a gross sales price of approximately $1.4 billion.  The Debtors used a portion of the proceeds from the Williston Divestiture to (i) repay amounts outstanding under the RBL Agreement, (ii) repurchase a portion of the Senior Notes pursuant to the Notes Repurchase, and (iii) redeem all $112.8 million of the Debtors’ outstanding 12% senior secured second lien notes (as required under the applicable indenture).  On November 9, 2017, the Debtors sold their non-operated properties and related assets located in the Williston Basin in North Dakota and Montana for approximately $105.2 million.

vi.                                   Acquisition of Northern Tract in Monument Draw (January 2018)

On January 9, 2018, the Debtors exercised their option to purchase the Northern Tract of the Monument Draw Assets for approximately $108.2 million, which was funded by borrowings under the RBL Agreement.

vii.                               Acquisition of West Quito Draw Assets (April 2018)

On April 4, 2018, the Debtors purchased acreage and related assets in the Delaware Basin located in Ward County, Texas (the “West Quito Draw Assets”) for a gross purchase price of $200 million.  The Company funded the cash consideration for the acquisition of the West Quito Draw Assets with the net proceeds from the issuance of the Additional Senior Notes and the public placement of common stock for gross proceeds of approximately $63 million.

C.                                    Unforeseen Operational Issues at Monument Draw

Certain operational challenges at Monument Draw impacted the Debtors’ financial performance in 2018 and 2019, including elevated levels of hydrogen sulfide (“H2S”) in the natural gas produced from the Monument Draw wells.  In 2017 and the first half 2018, the Company drilled and put online six wells in Monument Draw, all of which performed very well with strong production rates.  Although these wells produced some H2S as part of the gas stream, the amounts of H2S produced were manageable and this sour gas was sold to ETC Gas Company, Ltd. (“ETC”) through a sour gas sales agreement Halcón had previously negotiated.  In the third quarter of 2018, the Debtors put eight new wells online in Monument Draw, all of which had higher levels of H2S than the six previous wells.  In addition, the ETC sour gas sales pipeline went out of service for repair in July of 2018.  Accordingly, the Company had to treat all wells in Monument Draw at the well-head with expensive chemical treating to remove the H2S from its gas to sweeten the gas so that it could be sold on a sweet gas sales line.  The higher than expected levels of H2S coupled with the loss of the ETC sour gas pipeline forced the Debtors to cease all drilling and completion activities at Monument Draw for the fourth quarter of 2018 and most of the first quarter of 2019, resulting in significant lost revenue.

The high H2S levels also required the Debtors to incur significant unexpected costs, including approximately $45 million in well-head level chemical treating costs from the third quarter of 2018 through the second quarter of 2019.

The Debtors took a pro-active approach to identifying and implementing a long-term solution to handle the H2S levels it is seeing in Monument Draw.  Most notably, the Debtors incurred in excess of $40 million in capital costs over the last year to build out a high spec gas gathering system capable of handling the high levels of H2S in the gas streams from its wells and also built a new Company owned H2S gas treating plant (the “Valkyrie System”).  The Valkyrie System was put in service in early April of 2019.  The Valkyrie System is a much more effective method of treating the sour gas and sweetening it for sale on sweet gas sales lines compared to the previous chemical treating methods the Debtors were using at the wellhead.  After the Valkyrie System went into operation in early April 2019, the Debtors’ gas treating costs at Monument Draw Assets have declined significantly.

The combination of lost revenue and significant unanticipated operating and capital expenses at Monument Draw resulted in increasing the Debtors’ leverage profile for the first quarter of 2019 above the 5.0x covenant limit of under the RBL Agreement.

D.                                    Reduction in Borrowing Base

As a result of covenant violations under its RBL Agreement, the Company received a temporary waiver of the covenant violation in May 2019 from a majority of the participating lenders in its RBL Agreement.  This amendment reduced the Company’s borrowing base from $275 million to $225 million.  The waiver was subsequently extended to August 8, 2019.

E.                                    Decline in Liquidity

As shown in the chart below, a decline in commodity prices, combined with the unanticipated operational issues and the resulting covenant violation under the RBL Agreement, lead to a dramatic reduction in the Company’s liquidity.

	($ in MM)
HK Historical Liquidity	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017	3/31/2018	6/30/2018	9/30/2018	12/31/2018	3/31/2019	6/30/2019	7/31/2019
Senior Revolver Borrowing Base	$600	$600	$650	$140	$100	$100	$200	$200	$275	$275	$225	$225
Less: Revolver Drawn	(186)	—	(153)	—	—	—	—	(55)	—	(105)	(188)	(223)
Borrowing Base Availability	414	600	497	140	100	100	200	145	275	170	37	2
Plus: Cash on Hand	—	62	—	989	424	382	96	—	47	—	2	14
Less: Letters of Credit O/S	(7)	(6)	(6)	(6)	(2)	(2)	(2)	(2)	(1)	(2)	(2)	(2)
Total Liquidity	$407	$656	$491	$1,123	$522	$480	$294	$143	$321	$168	$37	$14

F.                                     Debtors’ Prepetition Restructuring Efforts

The Debtors took several steps to address their capital structure and liquidity needs without a comprehensive in-court restructuring before commencing solicitation, including (i) selling of the Debtors’ water infrastructure assets and (ii) conducting a multi-track strategic and financial alternative process with the assistance of the Advisors, which included exploring a sale of some or all of the Company’s assets, a new secured debt financing, and restructuring options.

i.                                         Sale of the Water Assets

On December 20, 2018, the Debtors sold their water infrastructure assets located in the Delaware Basin (the “Water Assets”) to WaterBridge Resources LLC (“WaterBridge”) for approximately $200 million in cash.  Additional incentive payments to the Debtors of up to $25 million per year for the next five years are available subject to the Debtors’ ability to meet certain annual incentive thresholds relating to the number of wells connected to the Water Assets per year.  Upon closing, the Debtors dedicated all of the produced water from their oil and natural gas wells within the Monument Draw, Hackberry Draw, and West Quito Draw operating areas to WaterBridge.

ii.                                     Multi-Track Process to Sell Certain Assets, the Company, and/or Raise New Secured Debt Financing

On March 12, 2019, the Company publicly announced that it was exploring potential financial and strategic alternatives, and that these alternatives included the sale of certain assets or the entire Company (“M&A Process”) and financing transactions.  The Company engaged Perella and its affiliate to manage the process.

Beginning in April 2019, Perella and TPH (as defined below), the Debtors’ investment bankers, contacted over 50 potential purchasers to participate in the Debtors’ strategic and financial review process.  Of those parties, the Debtors executed non-disclosure agreements (“NDAs”) with over 15 potential purchasers and the Company’s management team provided presentations to 10 potential purchasers.  Non-binding indications of interest were due on May 23, 2019.  The Debtors received five non-binding indications of interest during the M&A Process, including two non-binding M&A offers that did not include indications of value or exchange ratio, one verbal indication of interest in an M&A transaction without specific terms, and two non-binding offers for certain of the Company’s assets.  After analyzing the bids and the financial condition of the bidders, the Debtors did not believe that moving forward with a sale was in the best interests of the Company.

The Debtors’ efforts to obtain financing were also unsuccessful.  In connection with this process, Perella and TPH solicited interest from both existing stakeholders across the capital structure and third-party investors.  The Debtors executed NDAs with six parties, and the Company’s management team provided presentations to four potential financing providers.  Non-binding indications of interest were due on May 23, 2019.  The Debtors received a total of three financing proposals.  The financing proposals received either did not provide the necessary liquidity needed or contained terms and restrictions that were not feasible for the Company.  After analyzing the proposals and the conditions therein, the Debtors did not believe that moving forward with any of the proposals would be in the best interest of the Company.

iii.                                 Prepetition Negotiations with Creditors

Despite the efforts outlined above, it became clear that the Debtors’ revenue and cash flow generating capacity would not be sufficient in the near term to (i) comply with the Debtors’ financial covenants under the RBL Agreement and (ii) maintain the liquidity necessary to operate their businesses and preserve their long-term viability and enterprise value.  Accordingly, the Debtors began to explore potential transactions that would allow the Debtors to deleverage their capital structure and better position the Debtors for long-term success.

Since March of 2019, the Company and its Advisors have been actively engaged in discussions and negotiations regarding restructuring alternatives with an ad hoc group of holders of Senior Notes (the “Ad Hoc Group”) represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel, and Ducera Partners LLC, as financial advisor.

During that same time, the Debtors also engaged in negotiations with the RBL Lenders to amend certain financial covenants in the RBL Agreement.  On May 9, 2019, the Debtors and the RBL Lenders entered into that certain Eighth Amendment to the Revolving Credit Agreement

(the “RBL Amendment”), pursuant to which the RBL Lenders agreed to waive any default resulting from the Company’s failure to comply with the leverage ratio financial covenant set forth in the RBL Agreement, subject to the terms and conditions set forth therein.  The waiver under the RBL Amendment terminates on August 8, 2019 and under the RBL Agreement on such date.

iv.                                   The Restructuring Support Agreement and Prepackaged Plan

On August 2, 2019, after months of negotiations, the Debtors, with the aid of their Advisors and the approval of the Board, executed the Restructuring Support Agreement with the Consenting Creditors.

Through the Restructuring Support Agreement, the Company secured substantial support for the Prepackaged Plan from key stakeholders.  The Restructuring Support Agreement commits the Consenting Creditors to support the Prepackaged Plan and the broader restructuring transaction by, among other things:

•                                          voting to accept the Prepackaged Plan;

•                                          agreeing to provide the releases set forth in the Prepackaged Plan;

•                                          supporting and taking all commercially reasonable steps to consummate the Prepackaged Plan; and

•                                          refraining from taking any action that would delay or impede consummation of the Prepackaged Plan.

Together, the Restructuring Support Agreement and the Prepackaged Plan provide a pathway toward a comprehensive restructuring of Halcón’s prepetition obligations, preserve the going-concern value of Halcón’s business, maximize creditor recoveries, and provide for an equitable distribution to Halcón’s stakeholders, all while minimizing disruption to day-to-day operations.

V.
ANTICIPATED EVENTS
DURING CHAPTER 11 CASES

In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or about August 6, 2019.  The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.

The Debtors intend to continue operating their businesses in the ordinary course during the pendency of the Chapter 11 Cases as they have been doing before the Petition Date.  To facilitate the efficient and expeditious implementation of the Prepackaged Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly and to file various motions seeking important and urgent relief from the Bankruptcy Court.  Such relief, if granted, will assist in the administration of the Chapter 11 Cases;

however, there can be no assurance that the requested relief will be granted by the Bankruptcy Court.

A.                                    Commencement of Chapter 11 Cases and First Day Motions

On the Petition Date, the Debtors intend to file multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course.  Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations.  The following is a brief overview of the substantive relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

i.                                         Debtor in Possession Financing

To address their working capital needs and fund their reorganization efforts, on or immediately after the Petition Date, the Debtors intend to seek Bankruptcy Court approval of an agreement with the DIP Lenders to receive a $35 million debtor-in-possession junior secured term loan credit facility.  The proposed order seeking approval of the DIP Facility also reflects an agreement between and among the Debtors and the RBL Lenders regarding the consensual use of Cash Collateral (as defined in the Bankruptcy Code) and the terms of adequate protection to be provided to such parties.

ii.                                     Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the various Debtors.  On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue using their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements, to avoid disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

iii.                                 Trade Creditors

In the ordinary course of business, the Debtors rely upon a variety of vendors and service providers.  Pursuant to the Prepackaged Plan, the Debtors intend to pay all of their obligations to such vendors and service providers in full.  However, certain vendors or service providers may seek to terminate or alter the terms of their agreements with the Debtors if the Debtors fail to honor their obligations as they become due.  To avoid the detrimental effects of potential actions taken by the Debtors’ vendors and service providers, and to minimize any disruption to the Debtors’ operations, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to satisfy their obligations to vendors and service providers in the ordinary course.

iv.                                   Taxes

Pursuant to the Prepackaged Plan, the Debtors intend to pay all taxes and fees in full.  To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ businesses.

v.                                       Insurance

In connection with the operation of the Debtors’ businesses, the Debtors maintain various insurance policies designed to protect their property, assets, key personnel, and business operations.  The types of insurance policies maintained by the Debtors include workers’ compensation programs, as well as liability and property insurance programs.

The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and contracts.  The Debtors believe that the satisfaction of their insurance obligations, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with third parties and the uninterrupted operation of the Debtors’ business.  Accordingly, on the Petition Date, the Debtors intend to file a motion seeking authority from the Bankruptcy Court to continue to honor their insurance obligations in the ordinary course.

vi.                                   Employee Wages and Benefits

The Debtors’ business is labor intensive and relies upon various employees and independent contractors.  Generally, members of the Debtors’ workforce rely upon their compensation to meet their daily living expenses.  To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment and maintenance of various employee compensation obligations, such as wages, salaries, taxes, certain withholdings, and other programs, (ii) the payment and maintenance of employee benefit programs, such as employee leave, healthcare, life insurance, and retirement benefits, and (iii)  the payment of pre- and postpetition contractor obligations to both agency and independent contractors.

vii.                               Hedging Program

In the ordinary course of business, the Debtors have historically entered into financial derivative contracts primarily to hedge the Debtors’ exposure to commodity price risks to their cash flows.  To that end, on the Petition Date, the Debtors intend to file a motion requesting that the Bankruptcy Court permit the Debtors to, among other things, continue performing under prepetition financial derivative contracts and enter into and perform under new postpetition financial derivative contracts.

viii.                           Royalties and Joint Interest Billings

The Debtors are parties to numerous joint operating agreements and other contracts governing operations on their oil and gas or leases.  In addition, the Debtors are obligated, pursuant to their oil and gas leases, to remit revenue to the lessors who own the mineral rights leased by the Debtors, which is attributable to their share of production from the producing wells located on their respective leases, free of expenses of production. Further, certain assignments of the oil and gas leases created an interest in a share of the production from the producing wells located on the respective leases, free of expenses of production, that burden the Debtors’ working interest in the leases.  In order to preserve the status quo, avoid the incurrence of unnecessary statutory liens, and to eliminate the risk of pervasive litigation over the existence of statutory liens, lien priorities, and the amounts of claims of the various interest owners, the Debtors will request authority to (i) deliver, in the ordinary course of business, the funds owed to the holders of royalty interests and working interests as required by the leases and related agreements and (ii) continue to satisfy the obligations incurred in connection with the operation of their oil and gas leases, including their lease operating expenses, joint interest billing and other joint operating agreement obligations, in the ordinary course of business and without regard to whether such obligations related to pre- or postpetition periods.

ix.                                  Utilities

In the ordinary course of business, the Debtors incur certain expenses related to the essential utility services such as telecommunications, information technology, waste disposal, water, gas, electric, and other utility services.  On the Petition Date, the Debtors intend to seek approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

B.                                    Confirmation Hearing, Solicitation Procedures, and Rights Offering Procedures

The Debtors intend to file a motion requesting, among other things, that the Bankruptcy Court (i) conditionally approve this Disclosure Statement, (ii) schedule a hearing (the “Combined Hearing”) to consider the adequacy of this Disclosure Statement and confirmation of the Prepackaged Plan, (iii) approval of the solicitation procedures with respect to the Prepackaged Plan, and (iv) approval of the Rights Offering Procedures.  The Debtors anticipate that notice of the Combined Hearing will be mailed to all known holders of Claims and Interests at least 28 days before the date by which objections must be filed with the Bankruptcy Court.  Notice of the Combined Hearing will also be published.

C.                                    Backstop Commitment Agreement

In connection with negotiation of the Prepackaged Plan, the Debtors have entered into the Backstop Commitment Agreement.  In accordance with the Restructuring Support Agreement, on or immediately after the Petition Date, the Debtors intend to file a motion with the Bankruptcy Court seeking authorization to assume the Backstop Commitment Agreement.

D.                                    Exit Financing Motion

On or immediately after the Petition Date, the Debtors intend to file a motion with the Bankruptcy Court seeking, among other things, (a) authorization to assume certain exit financing agreements and (b) approval of payment of all obligations thereunder.

E.                                    Other Procedural Motions and Retention of Professionals

The Debtors intend to file various motions that are common to chapter 11 cases of similar size and complexity as these Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

F.                                     Timetable for Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors have agreed to proceed with the implementation of the Prepackaged Plan through the Chapter 11 Cases.  Among the milestones contained in the Restructuring Support Agreement is the requirement that the Bankruptcy Court enter the order confirming the Prepackaged Plan by within 70 days of the Petition Date.  The Restructuring Support Agreement also requires that the Effective Date occur by within 85 days after the Bankruptcy Court enters an order confirming the Prepackaged Plan.  Although the Debtors will request that the Bankruptcy Court approve a timetable consistent with the Restructuring Support Agreement, there can be no assurance that the Effective Date will occur on such timetable.  Achieving the various milestones under the Restructuring Support Agreement is crucial to successfully reorganizing the Debtors.

VI.
SUMMARY OF PLAN

A.                                    General

This section of this Disclosure Statement summarizes the Prepackaged Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Prepackaged Plan.  YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

In general, a chapter 11 plan (i) divides claims and equity interests into separate classes, (ii) specifies the consideration that each class is to receive under the plan, and (iii) contains other provisions necessary to implement the plan.  Under the Bankruptcy Code, “claims” and “equity interests,” rather than “creditors” and “shareholders,” are classified because creditors and shareholders may hold claims and equity interests in more than one class.  Under section 1124 of the Bankruptcy Code, a class of claims is “impaired” under a plan unless the plan (1) leaves unaltered the legal, equitable, and contractual rights of each holder of a claim in such class or (2) provides, among other things, for the cure of certain existing defaults and reinstatement of the maturity of claims in such class.  Classes 4, 7, and 8 are impaired under the Prepackaged Plan, and holders of Claims or Interests in such Classes are entitled to vote to accept or reject the Prepackaged Plan unless such Classes of Claims or Interests are deemed to reject the Plan.  Ballots are being furnished herewith to all holders of Claims in Classes 4 and 7 that are entitled to vote to facilitate their voting to accept or reject the Prepackaged Plan.  Class 8 is deemed to reject the Prepackaged Plan and, therefore, Interests in such Class will not vote on the Prepackaged Plan.

B.                                    Administrative Expense Claims, Fee Claims, Priority Tax Claims, and DIP Claims.

i.                                         Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim (other than Restructuring Expenses or a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

ii.                                     Treatment of Fee Claims

(a)                                 All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (i) file, on or before the date that is forty five (45) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Fee Claim.  The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

(b)                                 On the Effective Date, the Debtors shall establish and fund the Fee Escrow Account.  The Debtors shall fund the Fee Escrow Account with Cash equal to the Professional Persons’ good faith estimates of the Fee Claims.  Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full.  The Fee Escrow Account shall be held in trust for Professional Persons retained by the Debtors and for no other parties until all Fee Claims Allowed by the Bankruptcy Court have been paid in full.  Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which a Final Order relating to any such Allowed Fee Claim is entered or (ii) on such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors, as applicable.  The Reorganized Debtors’ obligations with respect to Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account.  To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Fee Claims owing to the Professional Persons, such Professional Persons shall have an Allowed

Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with section 2.1 of the Prepackaged Plan.  No Liens, claims, or interests shall encumber the Professional Fee Escrow in any way, other than customary liens in favor of the depository bank at which the Fee Escrow Account is maintained.

(c)                                  Any objections to Fee Claims shall be served and filed (i) no later than twenty one (21) days after the filing of the final applications for compensation or reimbursement or (ii) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

iii.                                 Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors or the Reorganized Debtors, as applicable (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

iv.                                   Treatment of DIP Claims

On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim (a) shall be paid in full in Cash by the Debtors equal to the Allowed amount of such DIP Claim and all commitments under the DIP Agreement shall terminate, or (b) shall be otherwise satisfied by the Debtors in a manner acceptable to the DIP Agent, any affected DIP Lender under the DIP Agreement, and any other holder of a DIP Claim, as applicable.  Upon the indefeasible payment or satisfaction in full in Cash, or other satisfactory treatment, of the DIP Claims in accordance with the terms of the Prepackaged Plan, on the Effective Date, all Liens granted to secure such obligations shall be terminated and of no further force and effect.

v.                                       Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval.  All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such

Restructuring Expenses.  On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

vi.                                   Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors or the Reorganized Debtors.  On and after the Effective Date, the Reorganized Debtors shall pay any and all Statutory Fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.  Each Debtor or Reorganized Debtor, as applicable, shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s, or Reorganized Debtor’s, as applicable, case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

C.                                    Classification of Claims and Interests

i.                                         Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Prepackaged Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, however, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

ii.                                     Formation of Debtor Groups for Convenience Only

The Prepackaged Plan groups the Debtors together solely for the purpose of describing treatment under the Prepackaged Plan, confirmation of the Prepackaged Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Prepackaged Plan.  Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under the Prepackaged Plan, all Debtors shall continue to exist as separate legal entities.

iii.                                 Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (i) Impaired and Unimpaired under the Prepackaged Plan, (ii) entitled to vote to accept or reject the Prepackaged Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Prepackaged Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.  The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	RBL Claims	Unimpaired	No (Deemed to accept)
Class 4	Senior Notes Claims	Impaired	Yes
Class 5	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 6	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 7	Existing Equity Interests	Impaired	Yes
Class 8	Other Equity Interests	Impaired	No (Deemed to reject)
Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

iv.                                   Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

v.                                       Elimination of Vacant Classes

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan, and disregarded for purposes of determining whether the Prepackaged Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

vi.                                   Voting Classes; Presumed Acceptance by Non-Voting Classes

With respect to each Debtor, if a Class contained Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Prepackaged Plan, the Prepackaged Plan shall be presumed accepted by the holders of such Claims in such Class.

vii.                               Voting; Presumptions; Solicitation

(a)                                 Acceptance by Certain Impaired Classes.  Only holders of Claims in Class 4 and Interests in Class 7 are entitled to vote to accept or reject the Prepackaged Plan.  An Impaired Class of Claims shall have accepted the Prepackaged Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Prepackaged Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Prepackaged Plan.  An Impaired Class of Interests shall have accepted the Prepackaged Plan if the holders of at least two-thirds (2/3) in amount of the Allowed Interests actually voting in such Class have voted to accept the Prepackaged Plan.  Holders of Claims in Class 4 and Interests in Class 7 shall receive ballots containing detailed voting instructions.

(b)                                 Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, 3, 5, 6, and 9 are conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

(c)                                  Deemed Rejection by Impaired Class.  Holders of Interests in Class 8 are deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

viii.                           Cramdown

If any Class is deemed to reject the Prepackaged Plan or is entitled to vote on the Prepackaged Plan and does not vote to accept the Prepackaged Plan, the Debtors may (i) seek confirmation of the Prepackaged Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Prepackaged Plan in accordance with the terms hereof and the Bankruptcy Code, including by (A) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or (B) withdrawing the Prepackaged Plan as to an individual Debtor at any time before the Confirmation Date.  If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ix.                                  No Waiver

Nothing contained in the Prepackaged Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

D.                                    Treatment of Claims and Interests

i.                                         Class 1:  Other Priority Claims

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan.  Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129 of the Bankruptcy Code.

(b)                                 Impairment and Voting:  Allowed Other Priority Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Priority Claims.

ii.                                     Class 2:  Other Secured Claims

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

(b)                                 Impairment and Voting:  Allowed Other Secured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Secured Claims.

iii.                                 Class 3:  RBL Claims

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed RBL Claims are unaltered by the Prepackaged Plan.  On the Effective Date, each holder of an Allowed RBL Claim shall receive payment in full, in Cash of all Allowed RBL Claims, including by a refinancing, and all outstanding letters of credit shall either be replaced, cash collateralized or otherwise secured to the satisfaction of the Issuing Bank (as defined in the RBL Agreement) in accordance with the terms of the RBL Agreement.

(b)                                 Impairment and Voting:  Allowed RBL Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed RBL Claims are conclusively presumed to accept the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan, and the votes of such holders shall not be solicited with respect to such Allowed RBL Claims.

(c)                                  Allowance:  The RBL Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount up to $225 million, plus all amounts owing by the Debtors under the Secured Swap Agreements (as defined in the RBL Agreement) that have terminated as of or prior to the Effective Date, plus all accrued and unpaid interest and fees (including interest and fees at the default rate that has accrued but not been paid during the Chapter 11 Cases), and all other amounts that are outstanding under the RBL Agreement as of the Effective Date.

iv.                                   Class 4:  Senior Notes Claims

(a)                                 Treatment:  On the Effective Date, each holder of an Allowed Senior Notes Claim shall receive, in full and final satisfaction of such Claim, such holder’s Pro Rata share of (i) 91% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and

the New Common Shares issued pursuant to the Backstop Commitment Premium, and (ii) the Senior Noteholder Subscription Rights.

(b)                                 Impairment and Voting:  Senior Notes Claims are Impaired.  Holders of Senior Note Claims are entitled to vote on the Prepackaged Plan.

(c)                                  Allowance:  The Senior Notes Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount of $625,005,000.

v.                                       Class 5: General Unsecured Claims

(a)                                 Treatment:  The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan.  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b)                                 Impairment and Voting:  Allowed General Unsecured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan, and the votes of such holders shall not be solicited with respect to such Allowed General Unsecured Claims.

vi.                                   Class 6: Intercompany Claims

(a)                                 Treatment:  On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their discretion and in consultation with the Consenting Creditors.

(b)                                 Impairment and Voting:  All Allowed Intercompany Claims are deemed Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Claims.

vii.                               Class 7: Existing Equity Interests

(a)                                 Treatment:  On the Effective Date, Existing Equity Interests shall be cancelled, released, and extinguished and shall be of no further force and effect.  Each holder of Existing Equity Interests shall receive on account of such holder’s Existing Equity Interests:

(1) if a Registered Holder holds fewer than or equal to 2,000 shares of Existing Equity Interests, Cash in an amount equal to the inherent value of such Registered Holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares

issued pursuant to the Backstop Commitment Premium, (ii) the Warrants and (iii) the Existing Equity Interests Subscription Rights; or

(2) for any other holder of Existing Equity Interests, such holder’s Pro Rata share of (i) 9% of the total New Common Shares issued pursuant to the Prepackaged Plan on the Effective Date, subject to dilution by the Rights Offering Equity, the Warrant Equity, the MIP Equity, and the New Common Shares issued pursuant to the Backstop Commitment Premium; provided, however, that the amount of total New Common Shares available to be issued pursuant to this provision shall be reduced by the amount of New Common Shares that would have been distributed to holders of Existing Equity Interests in the absence of the immediately preceding clause (1), (ii) the Warrants, and (iii) the Existing Equity Interests Subscription Rights.

(b)                                 Impairment and Voting:  Existing Equity Interests are Impaired.  Holders of Existing Equity Interests are entitled to vote on the Prepackaged Plan.

viii.                           Class 8: Other Equity Interests

(a)                                 Treatment:  On the Effective Date, Other Equity Interests shall be cancelled, released, and extinguished and shall be of no further force and effect.

(b)                                 Impairment and Voting:  Other Equity Interests are Impaired.  In accordance with section 1126(g) of the Bankruptcy Code, holders of Other Equity Interests are conclusively presumed to reject the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan, and the votes of such holders shall not be solicited with respect to Other Equity Interests.

ix.                                  Class 9: Intercompany Interests

(a)                                 Treatment:  Intercompany Interests are Unimpaired.  On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.13 of the Prepackaged Plan.

(b)                                 Impairment and Voting:  Intercompany Interests are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Interests.

E.                                    Means for Implementation

i.                                         Sources of Consideration for Plan Distributions

(a)                                 Cash on Hand.  The Reorganized Debtors shall use Cash on hand to fund distributions to certain holders of Claims against the Debtors.

(b)                                 New Common Shares and Warrants.  On or as soon as reasonably practicable after the Effective Date, Reorganized Halcón Parent shall issue and distribute the New

Common Shares and the Warrants to holders of Allowed Senior Notes Claims and Existing Equity Interests entitled to receive New Common Shares and Warrants pursuant to the Prepackaged Plan, or notwithstanding anything to the contrary in the Prepackaged Plan, such holder’s designated affiliates to the extent permitted by DTC.

(c)                                  Exit RBL Facility.  On the Effective Date, the Reorganized Debtors shall enter into the Exit RBL Facility, the proceeds of which may be used to (i) provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented Restructuring Expenses, and (iii) fund Plan Distributions.

(d)                                 Plan Funding.  Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Equity Rights Offerings and Exit RBL Facility.

ii.                                     Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 363 and 1123(b)(2) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Prepackaged Plan, the provisions of the Prepackaged Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

iii.                                 Continued Corporate Existence; Effectuating Documents; Further Transactions

(a)                                 Except as otherwise provided in the Prepackaged Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents.

(b)                                 On and after the Effective Date, all actions contemplated by the Prepackaged Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action.  On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor and subject to the terms of each such contract or other agreement, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and the Amended Organizational Documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor, (ii) a Reorganized Debtor to be dissolved, (iii) the legal name of a Reorganized Debtor to be changed, or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter, and such action and documents are deemed to require no further action or approval (other than any requisite filings required under applicable state, federal, or foreign law).

(c)                                  On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Prepackaged Plan, including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Definitive Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or articles of incorporation or formation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law, (iv) the Restructuring Transactions, (v) if the Debtors expect to qualify for and elect to utilize the special bankruptcy exception under section 382(l)(5) of the Tax Code, the Debtors may seek Bankruptcy Court approval of certain procedures and potential restrictions on the accumulation of Claims with respect to Persons who are or will be substantial claimholders and the charter, bylaws, and other organizational documents may restrict certain transfers of the New Common Shares, and (vi) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

iv.                                   Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan, or in any Plan Document, including with respect to refinancing the RBL Agreement, on the Effective Date, all agreements, instruments, notes, certificates, indentures, mortgages, Securities and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof shall be deemed cancelled and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged and, as applicable, shall be deemed to have been surrendered to the Disbursing Agent.  The holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan.

v.                                       Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

vi.                                   Officers and Boards of Directors

(a)                                 On the Effective Date, the New Board shall consist of (i) the Reorganized Debtors’ chief executive officer and (ii) the members selected by the Requisite Creditors to be disclosed in the Plan Supplement to the extent known and determined.  The identity and affiliations of any person proposed to serve on the New Board shall be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)                                 Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective Amended Organizational Documents.

(c)                                  Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations or duties to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable Amended Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

vii.                               Management Incentive Plan

After the Effective Date, the New Board shall adopt the Management Incentive Plan.  The participants and amounts allocated under the Management Incentive Plan and other terms and conditions thereof shall be determined in the sole discretion of the New Board; provided, however, that the Management Incentive Plan shall include restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing 7.5% to 10% of the New Common Shares authorized to be issued pursuant to the Prepackaged Plan and the Equity Rights Offerings on a fully diluted basis.

viii.                           Authorization and Issuance of New Common Shares and Warrants

(a)                                 On the Effective Date, (i) Reorganized Halcón Parent is authorized to issue or cause to be issued and shall issue (A) the New Common Shares (including the New Common Shares issuable in connection with the Backstop Commitment Premium and the Equity Rights Offerings) and (B) the Warrants, and (ii) the issuance of Subscription Rights by Reorganized Halcón Parent in connection with the Equity Rights Offerings is authorized, ratified, and confirmed in all respects; each in accordance with the terms of the Prepackaged Plan without the need for any further corporate or shareholder action.  All of the New Common Shares and the Warrants issuable under the Prepackaged Plan, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Shares, fully paid, and non-assessable.  The Warrant Equity (upon payment of the exercise price in accordance with the terms of such Warrants) issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

(b)                                 No later than seven (7) calendar days prior to the Voting Deadline, the Debtors, with the consent of the Requisite Creditors, shall make a determination as to whether Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) — 78(pp) following December 31, 2019.  If the Debtors determine pursuant to this provision that Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act following December 31, 2019, the Debtors shall use their commercially reasonable efforts to have the New Common Shares listed on the New York Stock Exchange, or another nationally recognized exchange, as soon as practicable, subject to meeting applicable listing requirements following the Effective Date.  If the Debtors determine pursuant to this provision that Reorganized Halcón Parent will not continue to be a reporting company under the Exchange Act following December 31, 2019, the Debtors shall file the Governance Term Sheet.

(c)                                  The Warrants shall be issuable pursuant to the terms of the respective Warrant Agreements, the form and substance of which shall be consistent with the Restructuring Term Sheet and filed with the Plan Supplement.  Each Warrant shall, subject to the terms of the respective Warrant Agreements, be exercisable for one (1) New Common Share.

ix.                                  Securities Exemptions

(a)                                 The issuance, and distribution of the New Common Shares, the Warrants (and the Warrant Equity), and the Subscription Rights to holders of Allowed Senior Notes Claims and Allowed Existing Equity Interests, as applicable, under Article IV of the Prepackaged Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or actions by any Person, from registration under the Securities Act, and all rules and regulations promulgated thereunder, and any other applicable securities laws, to the fullest extent permitted by section 1145 of the Bankruptcy Code.  The New Common Shares and the Warrants (and the Warrant Equity issuable upon exercise thereof) issued pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b)                                 The issuance and sale, as applicable, of the New Common Shares to be issued pursuant to the Backstop Commitment Agreement, including those to be issued in respect of the Backstop Commitment Premium, are being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder.  Such Securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as under certain conditions, the resale provisions of Rule 144 of the Securities Act.

(c)                                  On the Effective Date, the ownership of the New Common Shares shall be reflected through the facilities of the DTC.  None of the Debtors, the Reorganized Debtors, or any other Person shall be required to provide any further evidence other than the Prepackaged Plan or the Confirmation Order with respect to the treatment of the New Common Shares or the Warrants under applicable securities laws.  DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Shares or the Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

(d)                                 The Debtors may elect to deliver the Warrants through the facilities of DTC; provided, however, that delivery of the Warrants through the facilities of DTC shall not be mandatory.

(e)                                  Notwithstanding anything to the contrary in the Prepackaged Plan, no Person (including DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including whether the New Common Shares, the Warrants, and the Warrant Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

x.                                      Equity Rights Offerings

The Equity Rights Offerings shall be conducted by the Debtors and consummated on the terms and subject to the conditions set forth in the Rights Offering Procedures and the Senior Noteholder Backstop Agreement. To facilitate the Senior Noteholder Rights Offering and the other Restructuring Transactions, and in exchange for the Backstop Commitment Premium, the Backstop Parties have agreed to consummate the Backstop Purchase, subject to the terms and conditions set forth in the Senior Noteholder Backstop Agreement.  The Backstop Parties’ obligation to consummate the Backstop Purchase pursuant to the Senior Noteholder Backstop Agreement shall be contingent upon all conditions set forth in the Senior Noteholder Backstop Agreement being satisfied or otherwise waived in accordance with the Senior Noteholder Backstop Agreement.  Confirmation shall constitute Bankruptcy Court approval of the Equity Rights Offerings (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith).

(a)                                 Existing Equity Interests Rights Offering.  After the Petition Date, subject to interim approval of this Disclosure Statement by the Bankruptcy Court, subject to the Existing Equity Cash Out, the Debtors shall distribute the Existing Equity Interests Subscription Rights to holders of Existing Equity Interests as set forth in the Prepackaged Plan and the applicable Rights Offering Procedures. Each Rights Offering Participant in the Existing Equity Interests Rights Offering shall be offered the Existing Equity Interests Subscription Rights to purchase its Pro Rata share of the New Common Shares to be issued pursuant to the Existing Equity Interests Rights Offering.  On the Effective Date, the Debtors shall consummate the Existing Equity Interests Rights Offering.  The Existing Equity Interests Subscription Rights may not be sold, transferred, or assigned.

(b)                                 Senior Noteholder Rights Offering.

i.                                          After the Petition Date, subject to interim approval of this Disclosure Statement by the Bankruptcy Court, the Debtors shall distribute the Senior Noteholder Subscription Rights to holders of Senior Notes Claim as set forth in the Prepackaged Plan and the applicable Rights Offering Procedures. Each Rights Offering Participant in the Senior Noteholder Rights Offering shall be offered the Senior Noteholder Subscription Rights to purchase its Pro Rata share of the New Common Shares to be issued pursuant to the Senior Noteholder Rights Offering.  On the Effective Date, the Debtors shall consummate the Senior Noteholder Rights Offering.  The Senior Noteholder Subscription Rights may not be sold, transferred, or assigned.  The Senior Noteholder Rights Offering shall be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Senior Noteholder Backstop Agreement.

ii.                                       In accordance with the Senior Noteholder Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, the amount of New Common Shares equal to its respective Backstop Commitment (as defined in the Senior Noteholder Backstop Agreement).  The Backstop Commitment for the Senior Noteholder Rights Offering, shall be treated as a put option and the Backstop Commitment Premium shall be treated as remuneration for agreeing to enter into such put option.  Upon the Effective Date, the Backstop Commitment Premium shall be immediately and automatically payable and issued.

(c)                                  Proceeds.  The proceeds of the Equity Rights Offerings shall be used to (i) fund Plan distributions, (ii) provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes, and (iii) pay all reasonable and documented Restructuring Expenses.

xi.                                  Exit RBL Agreement

(a)                                 On the Effective Date, the Reorganized Debtors are authorized to and shall enter into the Exit RBL Agreement and all other documents, notes, agreements, guaranties, and other collateral documents contemplated thereby.  The Exit RBL Agreement shall constitute legal, valid, binding, and authorized joint and several obligations of the Reorganized Debtors enforceable in accordance with its terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Prepackaged Plan, or the Confirmation Order.  On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the Exit RBL Agreement (x) shall be valid, binding, perfected, enforceable first priority Liens and security interests in the property subject to a security interest granted by the applicable Reorganized Debtors pursuant to the Exit RBL Agreement, with the priorities established in respect thereof under applicable non-bankruptcy law and (y) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, the Prepackaged Plan, or the Confirmation Order.

(b)                                 The Exit RBL Agent is hereby authorized to file, with the appropriate authorities, financing statements, amendments thereto or assignments thereof and other documents, including mortgages or amendments or assignments thereof in order to evidence the first priority Liens, pledges, mortgages, and security interests granted in connection with the Exit RBL Agreement.  The guaranties, mortgages, pledges, Liens, and other security interests granted in connection with the Exit RBL Agreement are granted in good faith as an inducement to the Exit RBL Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance and the priorities of such Liens, mortgages, pledges, and security interests shall be as set forth in the Exit RBL Agreement and the collateral documents executed and delivered in connection therewith.

xii.                              Registration Rights Agreement

On the Effective Date, Reorganized Halcón Parent and the Registration Rights Parties shall enter into the Registration Rights Agreement.  The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights and other customary terms and conditions.

xiii.                          Intercompany Interests

On the Effective Date and without the need for any further corporate action or approval of any board of directors, board of managers, managers, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Intercompany Interests shall be deemed to be in full force and effect.  For the avoidance of doubt, to the extent reinstated pursuant to the Prepackaged Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

xiv.                            Senior Notes Trustee Expenses and Certain Senior Notes Trustee Rights

Notwithstanding anything herein to the contrary, distributions under the Prepackaged Plan on account of the Senior Notes Claims shall be subject to the rights of the Senior Notes Trustee under the Senior Notes Indenture, including the right of the Senior Notes Trustee to assert and exercise their charging lien.  To allow the holders of Senior Notes Claims to receive the full treatment set forth in the Prepackaged Plan without reduction by the charging lien or the expenses of the Senior Notes Trustee, the Debtors or Reorganized Debtors shall, on account of the Senior Notes Claims, pay to the Senior Notes Trustee all reasonable and documented fees and out-of-pocket costs and expenses incurred on or prior to the Effective Date by the Senior Notes Trustee that are required to be paid under the Senior Notes Indenture.

xv.                                Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with the Prepackaged Plan as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Prepackaged Plan.

xvi.                            Separate Plans

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Prepackaged Plan for purposes of economy and efficiency, the Prepackaged Plan constitutes a separate chapter 11 plan for each Debtor.  Accordingly, if the Bankruptcy Court does not confirm the Prepackaged Plan with respect to one or more Debtors, it may still confirm the Prepackaged Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

F.                                     Distributions

i.                                         Distributions Generally

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims and Allowed Interests in accordance with the terms of the Prepackaged Plan.

ii.                                     Postpetition Interest on Claims

Except as otherwise provided in the Prepackaged Plan, the Plan Documents, or the Confirmation Order, postpetition interest shall accrue, and shall be paid, on any Claim (except for Senior Notes Claims) in the ordinary course of business in accordance with any applicable law, agreement, document, or Final Order, as the case may be, as if the Chapter 11 Cases had never been commenced; provided, however, that nothing herein shall expand any Person’s right to receive, or the Debtors’ or Reorganized Debtors’ obligation to pay, postpetition interest.

iii.                                 Date of Distributions

Unless otherwise provided in the Prepackaged Plan, any distributions and deliveries to be made under the Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter; provided, however, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

iv.                                   Distribution Record Date

(a)                                 As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure

Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

(b)                                 Notwithstanding anything in the Prepackaged Plan to the contrary, in connection with any Plan Distribution to be effected through the facilities of DTC (whether by means of book entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes under the Prepackaged Plan with holders of New Common Shares to the extent consistent with the customary practices of DTC used in connection with such distributions.  All New Common Shares to be distributed under the Prepackaged Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book entry exchange procedures to the extent that the holders of New Common Shares held their Existing Equity Interests or Senior Notes through the facilities of DTC; provided, however, that such New Common Shares are permitted to be held through DTC’s book entry system; provided, further, however, that to the extent the New Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Halcón Parent shall take all such reasonable actions as may be required to cause the distributions of the New Common Shares under the Prepackaged Plan.  Holders of Existing Equity Interests that are entitled to receive New Common Shares, but had held such Existing Equity Interests outside of the facilities of DTC, may receive their New Common Shares by means of book-entry with the Reorganized Debtor’s transfer agent.  Notwithstanding anything in the Prepackaged Plan to the contrary, no Person (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, whether the New Common Shares are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

v.                                       Distributions after Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

vi.                                   Disbursing Agent

All distributions under the Prepackaged Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.18 of the Prepackaged Plan.

vii.                               Delivery of Distributions

Subject to Bankruptcy Rule 9010, the Disbursing Agent shall make all distributions to any holder of an Allowed Claim as and when required by the Prepackaged Plan at (i) the address of such holder on the books and records of the Debtors or their agents or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

Except as otherwise provided in the Prepackaged Plan, all distributions to holders of RBL Claims shall be governed by the RBL Agreement and shall be deemed completed when made to the RBL Agent, which shall be deemed to be the holder of all RBL Claims for purposes of distributions to be made hereunder.  The RBL Agent shall hold or direct such distributions for the benefit of the holders of Allowed RBL Claims, as applicable.  As soon as practicable in accordance with the requirements set forth in this provision, the RBL Agent shall arrange to deliver such distributions to or on behalf of such holders of Allowed RBL Claims.

Except as otherwise provided in the Prepackaged Plan, all distributions to holders of Senior Notes Claims shall be governed by the Senior Notes Indenture and shall be deemed completed when made to the Senior Notes Trustee, which shall be deemed to be the holder of all Senior Notes Claims for purposes of distributions to be made hereunder.  The Senior Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Senior Notes Claims, as applicable.  As soon as practicable in accordance with the requirements set forth in this provision, the Senior Notes Trustee shall arrange to deliver such distributions to or on behalf of such holders of Allowed Senior Notes Claims.  Notwithstanding anything to the contrary in the Prepackaged Plan, the distribution of New Common Shares shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply.  In connection with such distribution, the Senior Notes Trustee shall deliver instructions to DTC instructing DTC to effect distributions on a Pro Rata basis as provided under the Prepackaged Plan with respect to the Senior Notes Claims.

Notwithstanding anything to the contrary in the Prepackaged Plan, the distribution of Warrants (provided the Warrants are DTC-eligible and the Debtors elect, subject to approval by the Requisite Creditors, to deliver such Warrants through the facilities of DTC) shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply.  To the extent the Warrants are not delivered through the facilities of DTC, the Debtors shall facilitate registration of the Warrants into the names of the relevant beneficial owners as soon as practicable following the Effective Date.

viii.                           Unclaimed Property

One year from the later of: (i) the Effective Date and (ii) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

ix.                                  Satisfaction of Claims

Unless otherwise provided in the Prepackaged Plan, any distributions and deliveries to be made on account of Allowed Claims under the Prepackaged Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

x.                                      Manner of Payment under Plan

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Prepackaged Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

xi.                                  Fractional Shares

No fractional shares of New Common Shares shall be distributed.  When any distribution would otherwise result in the issuance of a number of shares of New Common Shares that is not a whole number, the New Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed on account of Allowed Claims shall be adjusted as necessary to account for the rounding provided for herein.  No consideration shall be provided in lieu of fractional shares that are rounded down.  Fractional amounts of New Common Shares that are not distributed in accordance with section 6.11 of the Prepackaged Plan shall be returned to, and ownership thereof shall vest in, Reorganized Halcón Parent.

xii.                              Minimum Distribution

Neither the Reorganized Debtors nor the Disbursing Agent, as applicable, shall have an obligation to make a distribution pursuant to the Prepackaged Plan that is less than one (1) share of New Common Shares or less than $100.00 in Cash; provided, however, that Registered Holders of Existing Equity Interests receiving a Plan Distribution under section 4.7(a)(1) of the Prepackaged Plan shall receive such distributions notwithstanding section 6.12 of the Prepackaged Plan.

xiii.                          No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in the Prepackaged Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of the Prepackaged Plan).

xiv.                            Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Prepackaged Plan and subject to section 6.2 of the Prepackaged Plan or as otherwise required by law (as determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

xv.                                Setoffs and Recoupments

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Prepackaged Plan on account of such Allowed Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

xvi.                            Rights and Powers of Disbursing Agent

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all applicable distributions or payments provided for under the Prepackaged Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

xvii.                        Expenses of Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ fees and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

xviii.                    Withholding and Reporting Requirements

In connection with the Prepackaged Plan, any Person issuing any instrument or making any distribution or payment in connection therewith, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution or withhold an appropriate portion of such distributed property and either (i)  sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax) or (ii) pay the withholding tax using its own funds and retain such withheld property.  The distributing party shall have the right not to make a distribution under the Prepackaged Plan until its withholding or reporting obligation is satisfied pursuant to the preceding sentences.  Any amounts withheld pursuant to the Prepackaged Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Prepackaged Plan.

Any party entitled to receive any property as an issuance or distribution under the Prepackaged Plan shall, upon request, deliver to the withholding agent or such other Person designated by the Reorganized Debtors a Form W-8, Form W-9 and/or any other forms or documents, as applicable, requested by any Reorganized Debtor to reduce or eliminate any required federal, state, or local withholding.  If the party entitled to receive such property as an issuance or distribution fails to comply with any such request for a one hundred eighty (180) day period beginning on the date after the date such request is made, the amount of such issuance or distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution under the Prepackaged Plan shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Notwithstanding the above, each holder of an Allowed Claim or Interest that is to receive a distribution under the Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

G.                                   Procedures for Resolving Claims

i.                                         Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Prepackaged Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced.  The holders of Claims shall not be subject to any claims resolution process in the Bankruptcy Court in connection with their Claims and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors in any forum with jurisdiction over the parties.  Except for (i) proofs of Claim asserting damages arising out of the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to section 8.3 of the Prepackaged Plan and (ii) proofs of Claim that have been objected to by the Debtors before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn.  To the extent not otherwise provided in the Prepackaged Plan, the deemed withdrawal of a proof of Claim is without prejudice to such claimant’s rights under section 7.1 of the Prepackaged Plan to assert its Claims in any forum as though the Debtors’ Chapter 11 Cases had not been commenced.  From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

ii.                                     Objections to Claims

Except insofar as a Claim is Allowed under the Prepackaged Plan, only the Debtors or the Reorganized Debtors shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (a) the Effective Date and (b) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court upon motion filed by the Debtors or the Reorganized Debtors.

iii.                                 Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

iv.                                   Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Prepackaged Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Prepackaged Plan without further notice or Bankruptcy Court approval.

v.                                       No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Prepackaged Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

vi.                                   Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Prepackaged Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

H.                                   Executory Contracts and Unexpired Leases

i.                                         General Treatment

(a)                                 As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts; provided, however, that the Requisite Creditors consent to such rejection, or (v) is specifically designated as a contract or lease to be rejected as reasonably requested by the Requisite Creditors in the Plan Supplement; provided, however, that such rejection shall be deemed unreasonable if it would give rise to a potential Cure Amount that cannot be satisfied on the Effective Date otherwise cause the Prepackaged Plan to not be feasible pursuant to section 1129 of the Bankruptcy Code.

(b)                                 Subject to (i) satisfaction of the conditions set forth in section 8.1(a) of the Prepackaged Plan, (ii) resolution of any disputes in accordance with section 8.2 of the Prepackaged Plan with respect to the contracts or leases subject to such dispute, and (iii) the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in the Prepackaged Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to the Prepackaged Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Prepackaged Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

ii.                                     Determination of Assumption and Cure Disputes; Deemed Consent

(a)                                 Following the Petition Date, the Debtors shall have served a notice to parties of executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume such contracts or leases in connection with the Prepackaged Plan and indicating that Cure Amounts (if any) shall be asserted against the Debtors or the Reorganized Debtors, as applicable, in the ordinary course.  Any monetary amounts by which any executory contract or unexpired lease to be assumed under the Prepackaged Plan is in default shall be satisfied, under section 365(b)(1)

of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof.

(b)                                 If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective.  Notwithstanding the foregoing, to the extent the dispute relates solely to any Cure Amounts, the applicable Debtor may assume the executory contract or unexpired lease prior to the resolution of any such dispute; provided, however, that the Debtor reserves Cash in an amount sufficient to pay the full amount reasonably asserted as the required Cure Amount by the contract counterparty; provided, further, however, that following entry of a Final Order resolving any such dispute, the Debtor shall have the right to reject any executory contract or unexpired lease within thirty (30) days of such resolution.

(c)                                  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such executory contract or unexpired lease in accordance with the procedures set forth therein, shall be deemed to have assented to such assumption and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption thereafter.

(d)                                 Subject to resolution of any dispute regarding any Cure Amount, all Cure Amounts shall be satisfied by the Debtors or Reorganized Debtors, as the case may be, upon assumption of the underlying contracts and unexpired leases.  Assumption of any executory contract or unexpired lease pursuant to the Prepackaged Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure Amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption.  Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assigned shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity, upon the deemed assumption of such contract or unexpired lease.

iii.                                 Rejection Damages Claims

Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtors must file and serve a proof of Claim on the applicable Debtor that is party to the contract or lease to be rejected no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease.

iv.                                   Survival of the Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, members, managers, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, members, managers, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by the Prepackaged Plan.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Prepackaged Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

v.                                       Compensation and Benefit Plans

All employment policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and nonemployee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under the Prepackaged Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

vi.                                   Insurance Policies

(a)                                 All insurance policies to which any Debtor is a party as of the Effective Date, including any directors’ and officers’ insurance policies, shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies shall vest in the Reorganized Debtors.

(b)                                 In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

vii.                               Reservation of Rights

(a)                                 Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Prepackaged Plan or in the Plan Supplement, nor anything contained in the Prepackaged Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as explicitly provided in the Prepackaged Plan, nothing in the Prepackaged Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                                  Nothing in the Prepackaged Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Prepackaged Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.                                        Conditions Precedent to the Occurrence of the Effective Date

i.                                         Conditions Precedent to Effective Date

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a)                                 the Plan Supplement has been filed;

(b)                                 the Bankruptcy Court has entered the Confirmation Order and such Confirmation Order has not been stayed, modified, or vacated;

(c)                                  the conditions to the effectiveness of the Exit RBL Facility, and all documentation related thereto, have been satisfied or waived in accordance with the terms thereof and the Exit RBL Agreement is in full force and effect;

(d)                                 all governmental approvals, including Bankruptcy Court approval, necessary to effectuate the Restructuring shall have been obtained and all applicable waiting periods have expired;

(e)                                  all Restructuring Expenses shall have been paid in Cash;

(f)                                   the Restructuring Support Agreement shall be in full force and effect and binding on all parties thereto;

(g)                                  the Senior Noteholder Backstop Agreement shall be in full force and effect and binding on all parties thereto, and the Backstop Order (as defined in the Restructuring Support Agreement) shall be entered;

(h)                                 each of the Definitive Documents shall have satisfied the consent requirements of the Requisite Creditors in accordance with the Restructuring Support Agreement;

(i)                                     the amended certificate of incorporation of Reorganized Halcón Parent shall have been filed with the appropriate Governmental Unit, as applicable; and

(j)                                    the Debtors, together with the Subscription Agent (as defined in the Rights Offering Procedures), shall have received proceeds of at least $150,150,000 for the issuance of the New Common Shares in connection with the Senior Noteholder Rights Offering.

ii.                                     Waiver of Conditions Precedent

(a)                                 Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors and the Requisite Creditors without leave of or order of the Bankruptcy Court.  If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Prepackaged Plan in any court.  If the Prepackaged Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtor or Debtors for which the Prepackaged Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

(c)                                  The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

iii.                                 Effect of Failure of a Condition

If the conditions listed in sections 9.1 of the Prepackaged Plan are not satisfied or waived in accordance with section 9.2 of the Prepackaged Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Prepackaged Plan shall be null and void in all respects and nothing contained in the Prepackaged Plan or this Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (ii) prejudice in any manner the rights of any Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Person.

J.                                      Effect of Confirmation

i.                                         Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Prepackaged Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under the Prepackaged Plan and whether such holder has accepted the Prepackaged Plan.

ii.                                     Vesting of Assets

Except as otherwise provided in the Prepackaged Plan, or any Plan Document, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Prepackaged Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges, and other interests.  Subject to the terms of the Prepackaged Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Prepackaged Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

iii.                                 Discharge of Claims against and Interests in Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Prepackaged Plan, except as otherwise expressly provided in the Prepackaged Plan or in the Confirmation Order, each holder (as well as any trustee or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in the Prepackaged Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or Reorganized Debtor.

iv.                                   Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Prepackaged Plan or a Final Order of the Bankruptcy Court, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

v.                                       Injunction against Interference with Plan

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

vi.                                   Plan Injunction

(a)                                 Except as otherwise provided in the Prepackaged Plan, in the Plan Documents, or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims against or Interests in any or all of the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined after the entry of the Confirmation Order from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor, (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Prepackaged Plan, and the Plan Documents, to the full extent permitted by applicable law, and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Prepackaged Plan and the Plan Documents.

(b)                                 By accepting distributions pursuant to the Prepackaged Plan, each holder of an Allowed Claim or Interest shall be deemed to have affirmatively and specifically consented to be bound by the Prepackaged Plan, including the injunctions set forth in section 10.6 of the Prepackaged Plan.

vii.                               Releases

(a)                                 Releases by Debtors.  As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the obligations contemplated by the Plan Documents or as otherwise provided in any order of the Bankruptcy Court, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, from any and all claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities laws or otherwise that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Restructuring Transactions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Prepackaged Plan, the Restructuring Support Agreement, the Plan Documents or related agreements, instruments, or other documents relating thereto, or the solicitation of votes with respect to the Prepackaged Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that nothing herein shall be construed to release any Person from willful misconduct or intentional fraud as determined by a Final Order.

(b)                                 Releases by Holders of Claims or Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the Plan Documents and the obligations contemplated by the Restructuring Transactions, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service and contribution of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party, the Restructuring Transactions,

the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Plan Documents, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, or implementation thereof, the solicitation of votes with respect to the Prepackaged Plan, or any other act or omission; provided, however, that nothing herein shall be construed to release any Person from willful misconduct or intentional fraud as determined by a Final Order.

viii.                           Exculpation

To the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party shall be released and exculpated from, any claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the DIP Facility, the Exit RBL Facility, the Equity Rights Offerings, the Management Incentive Plan, this Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, and the Prepackaged Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, the Prepackaged Plan; the funding of the Prepackaged Plan; the occurrence of the Effective Date; the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan; the issuance of Securities under or in connection with the Prepackaged Plan; the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors; or the transactions in furtherance of any of the foregoing; other than claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud or willful misconduct as determined by a Final Order, but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan.  The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of Securities pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan, including the issuance of Securities thereunder.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

ix.                                  Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Prepackaged Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Prepackaged Plan or the Confirmation Order.

x.                                      Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

xi.                                  Retention of Causes of Action and Reservation of Rights

Except as otherwise provided in the Prepackaged Plan, including sections 10.6, 10.7, 10.8 and 10.9, nothing contained in the Prepackaged Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Causes of Action against parties with a relationship with the Debtors.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

xii.                              Ipso Facto and Similar Provisions Ineffective

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on (i) the insolvency or financial condition of a Debtor, (ii) the commencement of the Chapter 11 Cases, (iii) the confirmation or consummation of the Prepackaged Plan, including any change of control that shall occur as a result of such consummation, or (iv) the Restructuring Transactions.

K.                                   Retention of Jurisdiction

i.                                         Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)                                  to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Prepackaged Plan and the Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan;

(e)                                  to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(f)                                   to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                                  to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Prepackaged Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 to hear and determine any application to modify the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Prepackaged Plan, this Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     to hear and determine all Fee Claims;

(j)                                    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan, the Confirmation Order, any transactions or payments in furtherance of either (including the Equity Rights Offerings), or any agreement, instrument, or other document governing or related to any of the foregoing, other than the Exit Facility;

(l)                                     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Prepackaged Plan;

(m)                             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                                 to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)                                 to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                                 to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, this Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(q)                                 to hear, adjudicate, decide, or resolve any and all matters related to ARTICLE X of the Prepackaged Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(r)                                    to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory;

(s)                                   to recover all Assets of the Debtors and property of the Estates, wherever located; and

(t)                                    to enter a final decree closing each of the Chapter 11 Cases.

L.                                    Miscellaneous Provisions

i.                                         Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (i) the issuance, transfer or exchange of any Securities, instruments or documents, (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Prepackaged Plan, (iv) any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, (v) the grant of Collateral under the Exit RBL Agreement, and (vi) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

ii.                                     Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

iii.                                 Dates of Actions to Implement Plan

In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.

iv.                                   Amendments

(a)                                 Plan Modifications.  The Prepackaged Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court in accordance with the Restructuring Support Agreement.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Prepackaged Plan, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Prepackaged Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Prepackaged Plan, and any holder of a Claim or Interest that has accepted the Prepackaged Plan shall be deemed to have accepted the Prepackaged Plan as amended, modified, or supplemented; provided, however, that any such modification is acceptable to the Requisite Creditors.

(b)                                 Certain Technical Amendments.  Subject to the Restructuring Support Agreement, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Prepackaged Plan without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under the Prepackaged Plan.

v.                                       Revocation or Withdrawal of Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, the Prepackaged Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor (i) the Prepackaged Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan shall be deemed null and void, and (iii) nothing contained in the Prepackaged Plan shall (a) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person, (b) prejudice in any manner the rights of such Debtor or any other Person, or (c) constitute an admission of any sort by any Debtor or any other Person.

vi.                                   Severability

If, prior to the entry of the Confirmation Order, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, subject to the terms of the Restructuring Support Agreement, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with section 12.6 of the Prepackaged Plan, is (i) valid and enforceable pursuant to its terms, (ii) integral to the Prepackaged Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (iii) nonseverable and mutually dependent.

vii.                               Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Prepackaged Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than section 5-1401 and section 5-1402 of the New York General Obligations Law).

viii.                           Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.

ix.                                  Successors and Assigns

The rights, benefits, and obligations of any Person named or referred to in the Prepackaged Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Person.

x.                                      Entire Agreement

On the Effective Date, the Prepackaged Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements,

understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

xi.                                  Computing Time

In computing any period of time prescribed or allowed by the Prepackaged Plan, unless otherwise set forth in the Prepackaged Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

xii.                              Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Prepackaged Plan (including the Plan Supplement) are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan.

xiii.                          Notices

All notices, requests, and demands hereunder shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)                                 if to the Debtors or Reorganized Debtors:

Halcón Resources Corporation

1000 Louisiana St., Suite 1500
Houston, Texas 7702
Attn: David Elkouri, Executive Vice President and Chief Legal Officer

— and —

WEIL, GOTSHAL & MANGES LLP
700 Louisiana Street, Suite 1700
Houston, Texas 77002
Attn: Alfredo R. Pérez
Telephone: (713) 546-5000
Facsimile:  (713) 224-9511

— and —

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn:  Gary T. Holtzer, Esq., and Lauren Tauro, Esq.
Telephone:  (212) 310-8000
Facsimile:  (212) 310-8007

Attorneys for Debtors

(b)                                 if to the Consenting Creditors:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:  Andrew Rosenberg, Esq., Robert Britton, Esq., Samuel Lovett, Esq.
Telephone:  (212) 450-4000
Facsimile:  (212) 701-5361

Attorneys for Consenting Creditors

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002; provided, however, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

xiv.                            Reservation of Rights

Except as otherwise provided herein, the Prepackaged Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of the Prepackaged Plan, any statement or provision of the Prepackaged Plan, or the taking of any action by the Debtors with respect to the Prepackaged Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

VII.
TRANSFER RESTRICTIONS AND
CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made before the Petition Date only to holders of Senior Notes who are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act pursuant to Section 4(a)(2) and Regulation D of the Securities Act.  Following the Petition Date, and subject to the interim approval by the Bankruptcy Court of this Disclosure Statement, the Solicitation is being made to all other holders of Senior Notes and Existing Equity Interests pursuant to section 1145 of the Bankruptcy Code.

The New Common Shares, the Warrants (and the Warrant Equity), and the Subscription Rights issued under the Prepackaged Plan will be issued without registration under the Securities Act or any similar federal, state, or local law.  The issuance, and distribution of the New Common Shares (other than the Backstop Shares), the Warrants (and the Warrant Equity), and the Subscription Rights to holders of Allowed Senior Notes Claims and Allowed Existing Equity Interests, as applicable, under Article IV of the Prepackaged Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or actions by any Entity, from registration under the

Securities Act, and any other applicable state or local securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.

The issuance and sale, as applicable, of the New Common Shares pursuant to the Backstop Commitment Agreement, including those issued in respect of the Backstop Commitment Premium, are being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as under certain conditions, the resale provisions of Rule 144 of the Securities Act.

A.                                    Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale pursuant to a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or interest in, the debtor or such affiliate, or principally in such exchange and partly for cash.  Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right.  The issuance and distribution of the New Common Shares (other than the Backstop Shares) and the Warrants (and the Warranty Equity) to holders of Allowed Senior Note Claims and Allowed Existing Equity Interests, as applicable, under Article IV of the Prepackaged Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Person, from registration under (i) the Securities Act and (ii) any applicable state or local law requiring registration for the issuance or distribution of securities.  The New Common Shares and the Warrants (and the Warrant Equity) issued pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who, except with respect to ordinary trading transactions, (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act, which permits the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

No later than seven calendar days prior to the Voting Deadline, the Debtors, with the consent of the Requisite Creditors, shall make a determination as to whether Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) — 78(pp) following December 31, 2019.  If the Debtors determine that Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act following December 31, 2019, the Debtors shall use their commercially reasonable efforts to have the New Common Shares listed on the New York Stock Exchange, or another nationally recognized exchange, as soon as practicable, subject to meeting applicable listing requirements following the Effective Date.  If the Debtors determine pursuant that Reorganized Halcón Parent will not continue to be a reporting company under the Exchange Act following December 31, 2019, the Debtors shall file the Governance Term Sheet.  No assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.

B.                                    Section 4(a)(2) of the Securities Act Exemption and Subsequent Transfers

The issuance and sale, as applicable, of the Backstop Shares are being made in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act and Regulation D thereunder.  Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as the resale provisions of Rule 144 of the Securities Act, in each case subject to the Reorganized Debtors’ Amended Organizational Documents.

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under section 4(a)(2) of the Securities Act if certain conditions are met.  These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer.  Rule 144 defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

Each book entry position or certificate representing, or issued in exchange for or upon the transfer, sale, or assignment of, any Backstop Share, as well as certificates evidencing the New Common Shares held by holders of 10% or more of the New Common Shares, or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code, shall, upon issuance, be deemed to contain or be stamped or otherwise imprinted, as applicable, with a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON DATE OF ISSUANCE, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Reorganized Debtors will reserve the right to require certification, legal opinions, or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the Backstop Shares.  Reorganized Debtor will also reserve the right to stop the transfer of any Backstop Shares if such transfer is not in compliance with Rule 144, pursuant to a resale registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

In any case, recipients of securities issued under the Prepackaged Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration requirements under state law in any given instance and as to any applicable requirements or conditions to such availability.

VIII.
CERTAIN TAX CONSEQUENCES OF PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Prepackaged Plan to the Debtors and to holders of Senior Note Claims and Existing Equity Interests.  The following summary does not address the U.S. federal income tax consequences to holders who are Unimpaired or otherwise entitled to payment in full in Cash under the Prepackaged Plan or who are deemed to reject the Prepackaged Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Senior Note Claims or Existing Equity Interests through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Senior Note Claims or Existing Equity Interests are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes, nor does it apply to any person that acquires New Common Shares in the secondary market.

Unless otherwise indicated, this discussion assumes that all Class 4 Senior Note Claims, Class 7 Existing Equity Interests, New Common Shares, Senior Noteholder Subscription Rights, Existing Equity Interests Subscription Rights, and the Warrants are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their respective forms.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  All holders of Senior Note Claims and Existing Equity Interests are urged to consult their tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Prepackaged Plan.

A.                                    Consequences to the Debtors

For U.S. federal income tax purposes, each of the Debtors is a member of an affiliated group of corporations of which Parent is the common parent and which files a single consolidated U.S. federal income tax return (the “Tax Group”).  The Debtors estimate that the Tax Group had incurred approximately $2,600 million of consolidated net operating losses (“NOLs”) as of December 31 2018, and projects $79 million of operating loss for 2019.  The Debtors project no material tax for 2019.  Subject to on-going review, the Debtors believe that as of December 31, 2018 a substantial portion of the NOLs may be subject to significant limitation under Section 382 of the Tax Code, and that the aggregate tax basis in their assets (other than stock of members of the Tax Group) is greater than fair market value.  In addition, the Debtors expect that a portion of their interest expense for the 2018 and 2019 taxable years will be subject to disallowance and carry forward under Section 163(j) of the Tax Code.  The amount of any such NOLs and other tax attributes remains subject to further analysis of the Debtors and to audit and adjustment by the IRS.

As discussed below, in connection with and upon implementation of the Prepackaged Plan, the Debtors anticipate that certain tax attributes will be reduced, and that the subsequent utilization of certain tax attributes (such as any disallowed interest expense carryforward incurred through the Effective Date) may be further limited.

1.                                      Cancellation of Debt

In general, the Tax Code provides that a corporate debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The amount of COD incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor.  Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes.  If advantageous, a corporate debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Under applicable Treasury Regulations, the reduction in certain tax attributes occurs under consolidated return principles, as in the case of the Debtors who are members of the Tax Group.  Any reduction in tax attributes in respect of COD generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

In connection with the implementation of the Prepackaged Plan, the Debtors are expected to incur a significant amount of COD for U.S. federal income tax purposes, with an attendant reduction in NOLs and/or tax attributes (but in the case of tax basis, only to the extent such tax basis exceeds the amount of the respective Debtor’s liabilities, as determined for these purposes, immediately after the Effective Date).

2.                                      Limitation of NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and certain other tax attributes (including any disallowed interest expense) allocable to periods prior to the Effective Date (“Pre-Change Losses”) are expected to be subject to certain limitations resulting from a change in ownership.  Any such limitation applies in addition to, and not in lieu of, any attribute reduction that results from COD incurred in connection with the Prepackaged Plan.

Under Section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation.  The Debtors expect that the issuance of New Common Shares pursuant to the Prepackaged Plan will constitute an ownership change of the Tax Group for this purpose and that the Reorganized Debtors’ use of its Pre-Change Losses will be subject to limitation unless an exception to the general rules of Sections 382 and 383 of the Tax Code applies; depending on whether there was an ownership change either as of December 31, 2018 or at another time prior to the Effective Date, any such limitation may be material.

(a)                                 General Annual Limitation

In general, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change will be subject is equal to the product of (A) the fair market value of the stock of the corporation (or common parent of the consolidated group) immediately before the ownership change (with certain adjustments) multiplied by (B) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.09% for ownership changes occurring in August 2019).  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, subject to a special exception described below, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.  Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

Under certain circumstances the annual limitation may apply to unrealized built-in losses.  If a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then built-in losses (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses, the deductibility of which will be subject to the annual limitation.  In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10 million or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

Under certain circumstances the annual limitation otherwise computed may be increased. If a corporation (or consolidated group) has an net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, under an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance.  The Debtors anticipate that the Tax Group will be in a net unrealized built-in loss position on the Effective Date.

If the corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to recognized built-in gains); currently, the Debtors are confirming whether the Tax Group underwent a Section 382 ownership change either as of December 31, 2018 or at a later date prior to the Petition Date. If such an ownership change has already occurred or will occur prior to the Effective Date, then the ownership change that will occur in connection with the Restructuring as of the Effective Date is not expected to result in any material additional limitation on the use of the Debtors’ NOLs and other tax attributes, except as relates to NOLs and other tax attributes generated after such earlier ownership change. If, however, the Debtors determine that no such earlier ownership change has occurred, then the application of Section 382 of the Tax Code as of the Effective Date would result in significant impairment in the value of the Tax Group’s NOLs and other tax attributes unless an exception to the general rule in Section 382 of the Tax Code applies.

(b)                                 Special Bankruptcy Exception

An exception to the foregoing annual limitation rules generally applies when shareholders and “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interests or claims (as applicable), at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan.  Under this exception, a debtor’s Pre-Change Losses are not subject to the annual limitation.  However, if this exception applies, the debtor’s Pre-Change Losses generally will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.  Also, if the reorganized debtor thereafter undergoes another “ownership change” within two years, the annual limitation with respect to such later ownership change could be zero, effectively precluding any future use of their Pre-Change Losses.  A debtor that qualifies for this exception may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation described above, the Debtors have not determined whether or not this exception will apply in connection with the Prepackaged Plan.  Accordingly, it is possible that the Debtors will not qualify for this exception or that the Debtors will elect not to apply this exception.  In order to preserve the potential to qualify for this exception, the Debtors included in the inception of the Chapter 11 Cases an interim order from the Bankruptcy Court authorizing certain procedures and potential restrictions on the post-petition period accumulation of Claims by persons who are or will be substantial claimholders if, upon further factual development and analysis, the Debtors conclude that they can qualify for and wish to elect to utilize the special bankruptcy exception.

B.                                    Consequences to U.S. Holders of Certain Claims

This summary discusses the U.S. federal income tax consequences to holders of Class 4 Senior Note Claims, Class 7 Existing Equity Interests, the New Common Shares, Senior Noteholder Subscription Rights, Existing Equity Interests Subscription Rights, or the Warrants that are for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Class 4 Senior Note Claims, Class 7 Existing Equity Interests, the New Common Shares, Senior Noteholder Subscription Rights, Existing Equity Interests Subscription Rights, or the Warrants, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in such a partnership holding any of such instruments, you are urged to consult your own tax advisor.

3.                                      Holders of Class 4 Senior Note Claims

Pursuant to the Prepackaged Plan, holders of Senior Note Claims will receive New Common Shares and the right to participate in the Senior Noteholder Rights Offering in complete and final satisfaction of their Senior Note Claims.

The U.S. federal income tax consequences of the Prepackaged Plan to a holder of the Senior Note Claims depends, in part, on whether the Senior Note Claims and, possibly, the Senior Noteholder Subscription Rights constitute “securities” of Parent for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term.  In general, debt obligations issued with a weighted-average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted-average maturity at issuance of ten (10) years or more constitute securities.  In addition, a right to acquire stock and, presumably, a right to acquire a “security” generally can also be treated as a “security.”  The Senior Noteholder Subscription Rights may constitute a “security” of Parent as relates to the Senior Notes.  Holders of the Senior Note Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of the Senior Note Claims (which include debt obligations that have maturities of either 7 or 8 years) and the Senior Noteholder Subscription Rights for U.S. federal income tax purposes.  See B.1.c —“Senior Noteholder Subscription Rights,” below.

(a)                                 Recapitalization Treatment

In the event that a holder’s Senior Note Claim constitutes a “security” of Parent for U.S. federal income tax purposes, the holder’s receipt of the New Common Shares and Senior Noteholder Subscription Rights pursuant to the Prepackaged Plan should be treated as a “recapitalization” for U.S. federal income tax purposes.  If so treated, each holder of a Senior Note Claim generally will not recognize any gain or loss upon the exchange of its Senior Note Claim for New Common Shares.  In the event that a holder’s Senior Noteholder Subscription Rights also constitute a security of Parent for U.S. federal income tax purposes, then receipt of the Senior Noteholder Subscription Rights also would not result in the recognition of any gain or loss.  If the Senior Noteholder Subscription Right is not treated as a security of Parent for U.S. federal income tax purposes, each holder of a Senior Note Claim generally will not recognize any loss but will recognize gain (See B.1.c — “Taxable Exchange Treatment,” below for calculation of gain), if any, up to the amount of the fair market value of the Senior Noteholder Subscription Rights received.  See B.1.d — “Character of Gain or Loss,” below.  A holder will also have interest income to the extent of any consideration allocable to accrued but unpaid interest (and possibly accrued OID) not previously included in income (see B.1.e —“Distributions in Discharge of Accrued Interest or OID,” below).

In a recapitalization exchange, a holder’s tax basis in the New Common Shares and Senior Noteholder Subscription Rights should equal such holder’s adjusted tax basis in its Senior Note Claim, increased by any gain or interest income recognized in the exchange.  In general, the holder’s holding period for the New Common Shares and the Senior Noteholder Subscription Rights would include the holder’s holding period for its Senior Note Claim, except to the extent that such rights were issued in respect of a Senior Note Claim for accrued but unpaid interest or, with respect to the Senior Noteholder Subscription Rights, to the extent the Senior Noteholder Subscription Rights are not treated as a security, in which case, the holding period for the Senior Noteholder Subscription Rights should begin the day following the Effective Date.

(b)                                 Taxable Exchange Treatment

In the event that a holder’s Senior Note Claim does not constitute a “security” of Parent for U.S. federal income tax purposes, a holder of a Senior Note Claim will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the aggregate fair market value of New Common Shares and any Senior Noteholder Subscription Rights received in satisfaction of its Senior Note Claims (other than any consideration received in respect of a Senior Note Claim for accrued but unpaid interest and possibly accrued OID), and (ii) the holder’s adjusted tax basis in its Senior Note Claims (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See B.1.d — “Character of Gain or Loss,” below.  A holder will have ordinary interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See B.1.e — “Distributions in Discharge of Accrued Interest or OID,” below.

In this instance, a holder of Senior Note Claims will have a tax basis in New Common Shares and Senior Noteholder Subscription Rights received in satisfaction of its Senior Note Claims equal to the fair market value of such interests and rights.  A holder’s holding period in which the New Common Shares are received pursuant to a taxable exchange should begin the day following the Effective Date.

(c)                                  Senior Noteholder Subscription Rights

The characterization of the Senior Noteholder Subscription Rights and their subsequent exercise for U.S. federal income tax purposes as the exercise of options to acquire New Common Shares is uncertain given that the Senior Noteholder Subscription Rights must be exercised prior to the Effective Date, the receipt and exercise of the Senior Noteholder Subscription Rights pursuant to the Prepackaged Plan could be viewed as an integrated transaction pursuant to which part of the underlying New Common Shares are treated as acquired directly in satisfaction of a holder’s Senior Note Claims and part are treated as acquired for Cash.  The characterization of the Senior Noteholder Subscription Rights as the exercise of an option to acquire New Common Shares (and not as an integrated element within a larger purchase of New Common Shares) may impact, among other things, the amount of loss (if any) that a holder of Senior Note Claims may recognize if the satisfaction of its Senior Note Claim as part of the Prepacked Plan is treated as a taxable exchange and, assuming the exercise of such rights, a holder’s tax basis in the New Common Shares received.  Unless otherwise indicated, the discussion herein assumes that the Senior Noteholder Subscription Rights are respected as options to acquire New Common Shares (including the discussion above regarding the calculation of gain or loss).

Regardless of the characterization of the Senior Noteholder Subscription Rights, a holder of Senior Noteholder Subscription Rights generally would not recognize any gain or loss upon the exercise of such Senior Noteholder Subscription Rights.  A holder’s aggregate tax basis in the New Common Shares received upon exercise of a Senior Noteholder Subscription Right should be equal to the sum of (i) the amount paid upon exercise of the Senior Noteholder Subscription Rights and (ii) the holder’s tax basis in the Senior Noteholder Subscription Rights.

A holder’s holding period in the New Common Shares received upon exercise of a Senior Noteholder Subscription Right generally should commence the day following the exercise of the Senior Noteholder Subscription Right.  In addition, if the Senior Noteholder Subscription Rights are treated as received as part of a “recapitalization,” any gain recognized upon a subsequent disposition of the New Common Shares may be treated as ordinary income to the extent of any carryover of accrued market discount in respect of the Senior Note Claim Exchanged therefor not previously included in income (see B.1.d — “Character of Gain or Loss,” below).

It is uncertain whether a holder that receives but does not exercise a Senior Noteholder Subscription Right should be treated as receiving anything of additional value in respect of its Senior Note Claim.  If the Senior Noteholder Subscription Rights are respected for U.S. federal income tax purposes as options to acquire New Common Shares, and a holder is treated as having received a Senior Noteholder Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the Senior Noteholder Subscription Right, upon such lapse of the Senior Noteholder Subscription Right the holder generally would recognize a loss to the extent of the holder’s tax basis in the Senior Noteholder Subscription Right.  In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which in the case of a “recapitalization” exchange, even if the right lapses unexercised, should include the holding period of the Senior Note Claim exchanged therefor).

(d)                                 Character of Gain or Loss

Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Senior Note Claim or Existing Equity Interest constitutes a capital asset in the hands of the holder and how long it has been held, whether the Senior Note Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A holder that purchased its Senior Note Claims from a prior holder at a “market discount” (relative to the principal amount of the Senior Note Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  A holder that purchased its Senior Note Claim from a prior holder will be considered to have purchased such Senior Note Claim with “market discount” if the holder’s adjusted tax basis in its Senior Note Claim is less than the revised issue price of such Senior Note Claim by at least a de minimis amount. Under these rules, gain recognized on the exchange of Senior Note Claims (other than in respect of a Senior Note Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of Senior Note Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Senior Note Claims, such deferred amounts would become deductible at the time of the exchange.

In the case of an exchange of any Senior Note Claims that qualifies as a recapitalization exchange, the Tax Code indicates that any accrued market discount in respect of such Senior Note Claims should only be currently includable in income to the extent of any gain recognized in the recapitalization exchange.  Any accrued market discount that is not included in income should be applied to any “securities” received in the exchange (such as the New Common Stock or Senior Noteholder Subscription Rights), such that any gain recognized by a holder upon a subsequent disposition of such securities would be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific Treasury regulations implementing this rule have not been issued.

(e)                                  Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any consideration received pursuant to the Prepackaged Plan by a holder of a Senior Note Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder may be entitled to recognize a loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a holder of a Senior Note Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Prepackaged Plan provides that consideration received in respect of a Senior Note Claim is generally allocable first to the principal amount of the Senior Note Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to any Senior Note Claim for accrued but unpaid interest.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  Holders are urged to consult their tax advisors regarding the allocation of consideration received under the Prepackaged Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

4.                                      Holders of Class 7 Existing Equity Interests

Pursuant to the Prepackaged Plan, holders of Existing Equity Interests will either receive (i) a Cash distribution or (ii) New Common Shares, Warrants, and the right to participate in the Existing Equity Rights Offering, in each case, in complete and final satisfaction of their Existing Equity Interests.

(a)                                 Receipt of a Cash distribution

The U.S. federal income tax consequences of the Prepackaged Plan to a holder of Existing Equity Interests receiving a Cash distribution should generally treat the receipt of such Cash as consideration received in a taxable redemption of such holder’s Existing Equity Interests.  In general, as a result of the redemption of a holder’s Existing Equity Interest, such holder will recognize, for U.S. federal income tax purposes, gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in redemption of such holder’s Existing Equity Interests and (ii) such holder’s adjusted tax basis in the Existing Equity Interests redeemed therefor.

Any such gain or loss generally should be long-term capital gain or loss if the holder has a holding period of more than one year in the Existing Equity Interests being redeemed.  A reduced tax rate on long-term capital gain may apply in respect of Existing Equity Interests held by non-corporate holders.  The deductibility of capital losses is subject to significant limitations.

(b)                                 Receipt of New Common Shares, Warrants, and the right to participate in the Existing Equity Rights Offering

The U.S. federal income tax consequences of the Prepackaged Plan to a holder of Existing Equity Interests depends, in part, on whether the Existing Equity Subscription Rights and Warrants constitute “securities” of Parent for U.S. federal income tax purposes.

As noted above, the term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions, and a right to acquire stock and, presumably, a right to acquire a “security” generally can also be treated as a “security.”  The Existing Equity Subscription Rights and the Warrants may constitute “securities” of Parent.  Holders of the Existing Equity Interests and/or Warrants are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of the Existing Equity Subscription Rights as “securities” of Parent for U.S. federal income tax purposes.  Unless otherwise indicated, the discussion herein assumes that the Existing Equity Holder Subscription Rights and the Warrants are treated as “securities” (including the discussion below regarding the calculation of gain or loss)  See B.2.b —“Existing Equity Subscription Rights” below.

(i)                                     Recapitalization Treatment

A holder of an Existing Equity Interest’s exchange of its Existing Equity Interest pursuant to the Prepackaged Plan should be treated as a “recapitalization” for U.S. federal income tax purposes.  As such, the holder would not recognize any loss as a result of the exchange and would not recognize any gain as a result of the receipt of the New Common Shares.  In the event that the Existing Equity Subscription Rights and Warrants each constitute “securities” of Parent for U.S. federal income tax purposes, each holder of Existing Equity Interests generally will not recognize any gain upon the receipt of Existing Equity Subscription Rights and Warrants in exchange for such holder’s Existing Equity Interests.  If the Existing Equity Subscription Right or the Warrants are not treated as a security of Parent for U.S. federal income tax purposes, each holder of an Existing Equity Interest generally will not recognize any loss but will recognize gain (computed as described in the next paragraph), if any, up to the amount of the fair market value of the consideration received that is not treated as a security or stock of Parent for U.S. federal income tax purposes.  Any such gain or loss generally should be long-term capital gain or loss if the holder has a holding period in its New Common Shares of more than one year at that time.  A reduced tax rate on long-term capital gain may apply in respect of Existing Equity Interests held by non-corporate holders.  The deductibility of capital losses is subject to significant limitations.

A holder computes its gain as equal to the difference, if any, between (i) the sum of the aggregate fair market value of New Common Shares, Existing Equity Subscription Rights and Warrants the holder received in exchange for its Existing Equity Interest, and (ii) the holder’s adjusted tax basis in such Existing Equity Interest exchanged therefor.

In a recapitalization exchange, a holder’s tax basis in the New Common Shares, Existing Equity Subscription Rights and Warrants should equal such holder’s adjusted tax basis in its Existing Equity Interest increased by any gain recognized in the exchange allocated among the securities based on their relative fair market value.  In general, the holder’s holding period for the New Common Shares, Existing Equity Subscription Rights and Warrants would include the holder’s holding period for its Existing Equity Interests, except to the extent that the Existing Equity Subscription Rights and/or Warrants are not treated as a security, in which case, the holding period for such Existing Equity Subscription Rights and/or Warrants should begin the day following the Effective Date.

(ii)                                  Existing Equity Subscription Rights

As is the case with respect to the Senior Noteholder Subscription Rights (described above), the characterization of the Existing Equity Subscription Rights and their subsequent exercise, as applicable, for U.S. federal income tax purposes as the exercise of options to acquire New Common Shares is uncertain given that the Existing Equity Subscription Rights must be exercised prior to the Effective Date, the receipt and exercise of the Existing Equity Subscription Rights pursuant to the Prepackaged Plan could be viewed as an integrated transaction pursuant to which part of the underlying New Common Shares are treated as acquired directly in satisfaction of a holder’s Existing Equity Interests and part are treated as acquired for Cash.  The characterization of the Existing Equity Subscription Rights as the exercise of an option to acquire New Common Shares may impact, among other things, assuming the exercise of such rights, a holder’s tax basis in the New Common Shares received.  The discussion herein assumes that the Existing Equity Subscription Rights are respected as options (including the discussion above regarding the calculation of gain or loss).

Regardless of the characterization of the Existing Equity Subscription Rights and Warrants, a holder of Existing Equity Subscription Rights and Warrants generally would not recognize any gain or loss upon the exercise of such Existing Equity Subscription Rights and Warrants.  A holder’s aggregate tax basis in the New Common Shares received upon exercise of an Existing Equity Subscription Right and/or Warrant should be equal to the sum of (i) the amount paid upon exercise of the Existing Equity Subscription Rights and/or Warrant, as applicable, and (ii) the holder’s tax basis in the Existing Equity Subscription Rights and Warrants.

A holder’s holding period in the New Common Shares received upon exercise of an Existing Equity Subscription Right and/or Warrant, as applicable, generally should commence the day following the exercise of the right.

It is uncertain whether a holder that receives but does not exercise an Existing Equity Subscription Right should be treated as receiving anything of additional value in respect of its Existing Equity Interest.  If the Existing Equity Subscription Rights are respected for U.S. federal income tax purposes as options to acquire New Common Shares, and the holder is treated as having received an Existing Equity Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the Existing Equity Subscription Right, upon the lapse of the Existing Equity Subscription Right, the holder generally would recognize a loss to the extent of the holder’s tax basis in the Existing Equity Subscription Right or Warrant.  In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which in the case of a “recapitalization” exchange, even if the right lapses unexercised, should include the holding period of the Existing Equity Interest exchanged therefor).

(iii)                               Disposition of New Common Shares

Unless a nonrecognition provision applies, and subject to the discussion below, a holder generally will recognize capital gain or loss upon the sale or exchange of the New Common Shares in an amount equal to the difference between (i) the sum of the cash and the fair market value of any property received from such disposition and (ii) the holder’s adjusted tax basis in the New Common Shares.  Any such gain or loss generally should be long-term capital gain or loss if the holder has a holding period in its New Common Shares of more than one year at that time.  A reduced tax rate on long-term capital gain may apply in respect of New Common Shares held by non-corporate holders.  The deductibility of capital losses is subject to significant limitations.

5.                                      Distributions

Cash distributions with respect to the New Common Shares generally will be treated as taxable dividends to the extent allocable to the Reorganized Debtor’s current and/or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible as ordinary income by the holder when received.  To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the stock as to which the distribution was made, but not below zero.  Any remaining excess will be treated as gain from the sale or exchange of such stock.

Dividends are generally taxed as ordinary income; however, dividends received by non-corporate holders may qualify for taxation at lower rates applicable to long-term capital gains, provided certain holding period and other requirements are satisfied.  The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions.  Non-corporate holders are urged to consult their own tax advisors regarding the applicability of such lower rates under their particular factual situation.

In general, a distribution to a corporate shareholder that is treated as a dividend for U.S. federal income tax purposes will qualify for the 50% dividends received deduction that is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation (other than certain preferred stock not applicable here).  A corporate shareholder holding 20% or more of the distributing corporation (by vote and value)

may be eligible for a 65% dividends received deduction.  No assurance can be given that the Debtors will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause distributions to be treated as dividends and thus eligible for a dividends received deduction.

The dividends received deduction is only available if certain holding period and taxable income requirements are satisfied.  The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions.  In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.  Finally, the tax consequences of the receipt of a dividend by a corporate shareholder may be different if the dividend is treated as an “extraordinary dividend” under applicable rules.

6.                                      Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Prepackaged Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld generally should be allowed as a refund or credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  Holders of Senior Note Claims should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  Holders of Claims should consult their tax advisors regarding these regulations and whether the contemplated transactions under the Prepackaged Plan would be subject to these regulations and require disclosure on their tax returns.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder’s circumstances and income tax situation.  All Holders of Claims and Interests are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Prepackaged Plan.

IX.
CERTAIN RISK FACTORS TO BE CONSIDERED

Before voting to accept or reject the Prepackaged Plan, holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto.  The factors below should not be regarded as the only risks associated with the Prepackaged Plan or its implementation.  Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.                                    Certain Bankruptcy Law Considerations

i.                                         General

Although the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case.  Although the Prepackaged Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Prepackaged Plan will be confirmed.  Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Prepackaged Plan could have an adverse effect on the Debtors’ business.  Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees.  The cases will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

ii.                                     Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Prepackaged Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Prepackaged Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Prepackaged Plan.  Even if all Voting Classes vote in favor of the Prepackaged Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Prepackaged Plan, the Bankruptcy Court could decline to confirm the Prepackaged Plan if it finds that any of the statutory requirements for Confirmation are not met.  If the Prepackaged Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization or otherwise.

iii.                                 Non-Consensual Confirmation

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the Prepackaged Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Prepackaged Plan, the bankruptcy court determines that the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  If any Class votes to reject the Prepackaged Plan, then these requirements must be satisfied with respect to such rejecting Classes.  The Debtors believe that the Prepackaged Plan satisfies these requirements.

iv.                                   Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Prepackaged Plan have not occurred or have not been waived as set forth in Article IX of the Prepackaged Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Prepackaged Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

v.                                       Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Requisite Creditors (as defined in the Restructuring Support Agreement) the ability to terminate the Restructuring Support Agreement if various conditions are satisfied.  Termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

vi.                                   Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  Please refer to Section XIII.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit F, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

vii.                               Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Prepackaged Plan or specific provisions of the Prepackaged Plan.  Although the Debtors believe that the Prepackaged Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Prepackaged Plan or that the Bankruptcy Court will not sustain such an objection.

viii.                           Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Sections 10.7, 10.8, and 10.9 of the Prepackaged Plan provide for certain releases, injunctions, and exculpations, for Claims and Causes of Action that may otherwise be asserted against the Debtors,

the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable.  The releases, injunctions, and exculpations provided in the Prepackaged Plan are subject to objection by parties in interest and may not be approved.  If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Prepackaged Plan.

B.                                    Risks Related to Investment in the Exit RBL Facility

i.                                         Insufficient Cash Flow to Meet Debt Obligations

On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total secured indebtedness of approximately $115 million, which is expected to consist of the Exit RBL Facility.  If the Reorganized Debtors subsequently fully draw on the Exit RBL Facility, the total secured funded indebtedness outstanding could increase to up to approximately $750 million.  This high level of expected indebtedness and the funds required to service such debt could, among other things, make it more difficult for the Reorganized Debtors to satisfy their obligations under such indebtedness, increasing the risk that they may default on such debt obligations.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year.  Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments.  Any insufficiency could negatively impact the Reorganized Debtors’ business.  A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt.  Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•                  Refinancing or restructuring debt;

•                  Selling assets;

•                  Reducing or delaying capital investments; or

•                  Seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations.  An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the Exit RBL Facility and their business, financial condition, results of operations, and prospects.

ii.                                     Defects in Collateral Securing the Exit RBL Facility

The indebtedness under the Exit RBL Facility will be secured, subject to certain exceptions and permitted liens, on a first-priority basis by security interests in substantially all assets of the Reorganized Debtors (henceforth, the “Collateral”).  The Collateral securing the Exit RBL Facility may be subject to exceptions, defects, encumbrances, liens, and other imperfections.  Further, the Debtors have not conducted appraisals of any of their assets constituting Collateral to determine if the value of the Collateral upon foreclosure or liquidation equals or exceeds the amount of the Exit RBL Facility or such other obligation secured by the Collateral.  Accordingly, it cannot be assured that the remaining proceeds from a sale of the Collateral would be sufficient to repay holders of the securities under the Exit RBL Facility all amounts owed under them.  The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell Collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors.  The amount received upon a sale of Collateral would be dependent on numerous factors, including the actual fair market value of the Collateral at such time, and the timing and manner of the sale.  By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value.  In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Reorganized Debtors’ obligations under the Exit RBL Facility, in full or at all.  There can also be no assurance that the Collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.  Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exit RBL Facility.

iii.                                 Failure to Perfect Security Interests in Collateral

The failure to properly perfect liens on the Collateral could adversely affect the Exit RBL Agent’s ability to enforce its rights with respect to the Collateral for the benefit of the holders of the Exit RBL Facility.  In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified.  There can be no assurance that the Exit RBL Agent will monitor, or that the Reorganized Debtors will inform the trustee or the Exit RBL Agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral.  The Exit RBL Agent has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein.  Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

iv.                                   Casualty Risk of Collateral

The Reorganized Debtors will be obligated by the Exit RBL Facility to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities.  There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part.  As a result, it is possible that the insurance proceeds will not compensate the Reorganized Debtors fully for their losses.  If there is a total or partial loss of any of the pledged Collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations of the Reorganized Debtors, including the Exit RBL Facility.

v.                                       Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by the Reorganized Debtors

Any future pledge of Collateral in favor of the Exit RBL Agent, including pursuant to security documents delivered after the date of the Exit RBL Facility, might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the securities under the Exit RBL Facility to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

C.                                    Additional Factors Affecting the Value of Reorganized Debtors

i.                                         Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in Class 5 (General Unsecured Claims) will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results.  Therefore, the actual amount of Allowed Claims in Class 5 may vary materially from the Debtors’ projections and feasibility analysis.

ii.                                     Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences.  Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Prepackaged Plan, consumer demand for the Reorganized Debtors’ products, inflation, and other unanticipated market and economic conditions.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.  Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results.  Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects.  In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, or health epidemics may affect the actual financial results achieved. Such results may vary significantly from the forecasts and such variations may be material.

iii.                                 Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ businesses and industry are more fully described in the Debtors’ SEC filings, including Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019.  The risks associated with the Debtors’ businesses and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•                                          volatility in commodity prices for oil, natural gas and natural gas liquids;

•                                          the Debtors’ ability to replace the Debtors’ oil and natural gas reserves and production;

•                                          the possibility that acquisitions may involve unexpected costs or delays and that acquisitions may not achieve intended benefits and may divert management’s time and energy;

•                                          the presence or recoverability of estimated oil and natural gas reserves attributable to the Debtors’ properties and the actual future production rates and associated costs of producing those oil and natural gas reserves;

•                                          the Debtors’ ability to successfully develop the Debtors’ large inventory of undeveloped acreage;

•                                          access to and availability of water and other treatment materials to carry out fracture stimulations in the Debtors’ resource play;

•                                          access to adequate gathering systems, processing and treating facilities, and transportation take-away capacity to move the Debtors’ production to marketing outlets to sell the Debtors’ production at market prices;

•                                          the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

•                                          contractual limitations that affect the Debtors’ management’s discretion in managing the Debtors’ business, including covenants that, among other things, limit the Debtors’ ability to incur debt, make investments and pay cash dividends;

•                                          the potential for production decline rates for the Debtors’ wells to be greater than the Debtors expect;

•                                          the Debtors’ ability to successfully integrate acquired oil and natural gas businesses and operations;

•                                          competition, including competition for acreage in the Debtors’ resource play;

•                                          environmental risks;

•                                          drilling and operating risks;

•                                          exploration and development risks;

•                                          the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulations);

•                                          general economic conditions, whether internationally, nationally or in the regional and local market areas in which the Debtors do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;

•                                          social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

•                                          other economic, competitive, governmental, regulatory, legislative, including federal and state regulations and laws, geopolitical and technological factors that may negatively impact the Debtors’ business, operations or oil and natural gas prices;

•                                          the Debtors’ insurance coverage may not adequately cover all losses that the Debtors may sustain; and

•                                          title to the properties in which the Debtors have an interest may be impaired by title defects.

D.                                    Factors Relating to Securities to Be Issued Under Plan

i.                                         Market for Securities

As stated above, the Company was notified by the NYSE that due to “abnormally low” trading price levels, the NYSE has determined to commence delisting proceedings to delist Halcón

Parent’s common stock and warrants exercisable for common stock.  Trading in the Company’s securities was suspended on July 22, 2019 and, beginning on July 23, 2019, the common stock and warrants of the Company began trading on the OTC Pink marketplace under the symbols “HK” and “HK.SW”, respectively.  The NYSE will apply to the SEC to delist the common stock upon completion of all applicable procedures.

No later than seven calendar days prior to the Voting Deadline, the Debtors, with the consent of the Requisite Creditors, shall make a determination as to whether Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) — 78(pp).  If the Debtors determine that Reorganized Halcón Parent will continue to be a reporting company under the Exchange Act, the Debtors shall use their commercially reasonable efforts to have the New Common Shares listed on the NYSE, or another nationally recognized exchange, as soon as practicable, subject to meeting applicable listing requirements following the Effective Date.  However, there can be no assurance as to when or whether any such listing will occur or as to the liquidity of any market for the New Common Shares.

ii.                                     Potential Dilution

The ownership percentage represented by the New Common Shares distributed on the Effective Date under the Prepackaged Plan to the holders of Existing Equity and Senior Notes will be subject to dilution from the New Common Shares issued pursuant to each of the Rights Offerings, the Management Incentive Plan, the Warrants and the Backstop Commitment Premium, and any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Shares issuable upon such conversion.  The amount and dilutive effect of any of the foregoing could be material.

iii.                                 Significant Holders

The holders of Senior Note Claims are expected to acquire a significant ownership interest in the New Common Shares pursuant to the Prepackaged Plan, the Rights Offerings and the Backstop Commitment Agreement.  If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders.  This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Shares and the Warrants.

iv.                                   Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Shares and the Warrants (and the New Common Shares issuable upon exercise thereof) would rank below all debt claims against the Reorganized Debtors.  As a result, holders of the New Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

v.                                       Implied Valuation of New Common Shares Not Intended to Represent Trading Value of New Common Shares

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Shares or the Warrants (and the New Common Shares issuable upon exercise thereof) in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities of creditors receiving New Common Shares or the Warrants (and the New Common Shares issuable upon exercise thereof) under the Prepackaged Plan, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities.  The actual market price of the New Common Shares or the Warrants (and the New Common Shares issuable upon exercise thereof) is likely to be volatile.  Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Shares or the Warrants (and the New Common Shares issuable upon exercise thereof) to rise and fall.  Accordingly, the implied value, stated herein and in the Prepackaged Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Shares in the public or private markets.

vi.                                   No Dividends

Reorganized Halcón Parent might not pay any dividends on the New Common Shares and may instead retain any future cash flows for debt reduction and to support its operations.  As a result, the success of an investment in the New Common Shares (including the New Common Shares issuable upon exercise of the Warrants) may depend entirely upon any future appreciation in the value of the New Common Shares.  There is no guarantee that the New Common Shares will appreciate in value or even maintain their initial value.

E.                                    Factors Relating to Equity Rights Offerings

i.                                         Debtors Could Modify the Rights Offering Procedures

The Debtors may modify the procedures governing the Equity Rights Offerings, with the approval of the Required Backstop Parties (as defined in the Backstop Commitment Agreement), to, among other things, adopt additional detailed procedures if necessary to administer the distribution and exercise of Subscription Rights or to comply with applicable law. Such modifications may adversely affect the rights of those participating in the Rights Offerings.

ii.                                     Bankruptcy Court May Not Approve Rights Offering Procedures

The Bankruptcy Court’s approval of the Rights Offering Procedures is crucial to consummating the restructuring contemplated by the Prepackaged Plan.  Failure to obtain the Bankruptcy Court’s approval of the Rights Offering Procedures could prevent the Debtors from consummating the Prepackaged Plan and the transactions contemplated thereby.

iii.                                 The Backstop Commitment Agreement Could be Terminated

The Backstop Commitment Agreement contains certain provisions that give the parties the ability to terminate the Backstop Commitment Agreement if various conditions are not satisfied.  Termination of the Backstop Commitment Agreement could prevent the Debtors from consummating the Prepackaged Plan.  Under certain circumstances resulting in termination of the Backstop Commitment Agreement, as more fully described therein, the Backstop Parties may be eligible to be paid the Backstop Commitment Premium in Cash.

F.                                     Additional Factors

i.                                         Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Prepackaged Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

ii.                                     Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

iii.                                 No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Prepackaged Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your vote for acceptance or rejection of the Prepackaged Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Prepackaged Plan.

iv.                                   No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Prepackaged Plan or object to confirmation of the Prepackaged Plan.

v.                                       No Admission Made

Nothing contained herein or in the Prepackaged Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Prepackaged Plan on the Debtors or holders of Claims or Interests.

X.
VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Prepackaged Plan, each holder of a Claim or Interest in a Voting Class as of the Record Dates, as applicable (an “Eligible Holder”), should carefully review the Prepackaged Plan attached hereto as Exhibit A.  All descriptions of the Prepackaged Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Prepackaged Plan.

A.                                    Voting Deadline

All Eligible Holders have been sent a Ballot together with this Disclosure Statement.  Such Holders should read the Ballot carefully and follow the instructions contained therein.  Please use only the Ballot that accompanies this Disclosure Statement to cast your vote.

The Debtors have engaged Kurtzman Carson Consultants LLC as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Prepackaged Plan.

IN ORDER FOR YOUR VOTE TO BE COUNTED TOWARDS CONFIRMATION OF THE PREPACKAGED PLAN, THIS BALLOT MUST BE COMPLETED, EXECUTED, AND RETURNED SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE 5:00 P.M. (PREVAILING CENTRAL TIME) ON SEPTEMBER 5, 2019 (THE “VOTING DEADLINE”), UNLESS EXTENDED BY THE DEBTORS.

IF YOU ARE RETURNING YOUR BALLOT TO YOUR NOMINEE, PLEASE RETURN IT BY THE DEADLINE PROVIDED BY YOUR NOMINEE TO ALLOW SUFFICIENT TIME FOR YOUR VOTE TO BE INCLUDED ON A MASTER BALLOT AND FORWARDED TO THE VOTING AGENT BY THE VOTING DEADLINE.

IF YOU (I) HAVE ANY QUESTIONS REGARDING THE BALLOT, (II) DID NOT RECEIVE A COPY OF THE PREPACKAGED PLAN, OR (III) NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE REACH OUT TO THE VOTING AGENT AT (866) 967-1781 (US & CANADA TOLL-FREE) OR (310) 751-2681 (INTERNATIONAL) OR BY SENDING AN ELECTRONIC MAIL MESSAGE TO:

HalconQuestions@kccllc.com

B.                                    Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices), related materials, and a Ballot (collectively, a “Solicitation Package”) to record holders in the Voting Classes.

Eligible Holders in the Voting Classes should provide all of the information requested by the Ballot, and should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Voting Agent, or electronically via e-mail to HalconQuestions@KCCLLC.com with “Halcon” in the subject line.

HOLDERS ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM.

C.                                    Parties Entitled to Vote

Under the Bankruptcy Code, only holders of Claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (1) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (2) interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in amount of the Interests that cast ballots for acceptance or rejection of the plan.

The claims in the following classes are impaired under the Prepackaged Plan and entitled to vote to accept or reject the Prepackaged Plan:

•                  Class 4 — Senior Note Claims

•                  Class 7 — Existing Equity Interests

An Eligible Holder should vote on the Prepackaged Plan by completing a Ballot in accordance with the instructions therein and as set forth above.

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Record Dates.  Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Prepackaged Plan has not been indicated, will not be counted.  The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots.  Any Ballot marked to both accept and reject the Prepackaged Plan will not be counted.  If you return more than one Ballot voting different claims, the Ballots are not voted in the same manner, and if you do not correct this before the Voting Deadline, those Ballots will not be counted.  An otherwise properly executed Ballot that attempts to partially accept and partially reject the Prepackaged Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim or Interest; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Dates and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only Eligible Holders who actually vote will be counted.  The failure of a holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Prepackaged Plan and such abstentions will not be counted as votes for or against the Prepackaged Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Prepackaged Plan.

i.                                         Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Ballot of each Eligible Holder for whom they are voting.

ii.                                     Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor or equity holder (as applicable) with respect to such Ballot to accept: (a) all of the terms of, and conditions to, this Solicitation; and (b) the terms of the Prepackaged Plan including the injunction, releases, and exculpations set forth in Sections 10.4, 10.5, 10.6, 10.7, 10.8, and 10.9 therein.  All parties in interest retain their right to object to confirmation of the Prepackaged Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

iii.                                 Change of Vote

Subject to the provisions of the Restructuring Support Agreement, any party who has previously submitted to the Voting Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent before the Voting Deadline a subsequent, properly completed Ballot voting for acceptance or rejection of the Prepackaged Plan.

D.                                    Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful.  The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot.  The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.                                    Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your claims or about the packet of material you received, or if you wish to obtain an additional copy of the Prepackaged Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

XI.
CONFIRMATION OF PLAN

A.                                    Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties.  On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.                                    Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Prepackaged Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order.

a)                         Debtors at
Halcón Resources Corp.
1000 Louisiana Street, Suite 1500
Houston, Texas 77002
Attn:        David Elkouri, Executive Vice President and Chief Legal Officer

b)                         Counsel to Debtors at
Weil, Gotshal & Manges LLP
700 Louisiana Street, Suite 1700
Houston, Texas 77002
Attn:                    Alfredo R. Pérez (Alfredo.Perez@weil.com)
Telephone: (713) 546-5000
Facsimile: (713) 224-9511

—and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:  Gary T. Holtzer, Esq., and Lauren Tauro, Esq.

Telephone: (212) 310-8000

Facsimile:  (212) 310-8007

c)                          Office of the U.S. Trustee at
Office of the United States Trustee for the Southern District of Texas
515 Rusk Street, Suite 3516
Houston, Texas 77002
Attn:                    Diane Livingstone
Telephone: (713) 718-4650
Facsimile: (713) 718-4670

d)                         Counsel to the Consenting Creditors at
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:  Andrew Rosenberg, Esq., Robert Britton, Esq., Samuel Lovett, Esq.

Telephone:  (212) 450-4000

Facsimile:  (212) 701-5361

IF AN OBJECTION TO CONFIRMATION IS NOT TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.                                    Requirements for Confirmation of Plan

i.                                         Requirements of Section 1129(a) of the Bankruptcy Code

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including whether:

(i)                                     the Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)                                  the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)                               the Prepackaged Plan has been proposed in good faith and not by any means forbidden by law;

(iv)                              any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Prepackaged Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Prepackaged Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Prepackaged Plan is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)                                 the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in the Prepackaged Plan with the Debtors, or a successor to the Debtors under the Prepackaged Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)                              with respect to each Class of Claims or Interests, each holder of an impaired Claim has either accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan, on account of such holder’s Claim, property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Prepackaged Plan under chapter 7 of the Bankruptcy Code;

(vii)                           except to the extent the Prepackaged Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims or Interests either accepted the Prepackaged Plan or is not impaired under the Prepackaged Plan;

(viii)                        except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Prepackaged Plan provides that Administrative Expense Claims and Other Priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Prepackaged Plan, equal to the allowed amount of such Claims;

(ix)                              at least one Class of impaired Claims has accepted the Prepackaged Plan, determined without including any acceptance of the Prepackaged Plan by any insider holding a Claim in such Class;

(x)                                 confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Prepackaged Plan; and

(xi)                              all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Prepackaged Plan provides for the payment of all such fees on the Effective Date of the Prepackaged Plan.

As provided above, among the requirements for confirmation are that the Prepackaged Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Prepackaged Plan; and (C) feasible.

ii.                                     Acceptance of Plan

Under the Bankruptcy Code, a Class accepts a chapter 11 plan if (i) holders of two-thirds (2/3) in amount and (ii) with respect to holders of Claims, more than a majority in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the Prepackaged Plan.  Holders of Claims or Interests that fail to vote are not counted in determining the thresholds for acceptance of the Prepackaged Plan.

If any impaired Class of Claims or Interests does not accept the Prepackaged Plan (or is deemed to reject the Prepackaged Plan), the Bankruptcy Court may still confirm the Prepackaged Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Prepackaged Plan (or is deemed to reject the Prepackaged Plan), the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cramdown” provisions set forth in section 1129(b) of the Bankruptcy Code.  The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Prepackaged Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the

Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”  The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to the dissenting class, the test sets different standards that must be satisfied for the Prepackaged Plan to be confirmed, depending on the type of claims or interests in such class.  The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Prepackaged Plan:

•                                          Secured Creditors.  Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•                                          Unsecured Creditors.  Either (a) each holder of an impaired unsecured claim receives or retains under the Prepackaged Plan, property of a value, as of the effective date of the Prepackaged Plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Prepackaged Plan.

•                                          Interests.  Either (a) each equity interest holder will receive or retain under the Prepackaged Plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the Prepackaged Plan.

The Debtors believe the Prepackaged Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PREPACKAGED PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

iii.                                 Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (a) accept the plan; or (b) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Prepackaged Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Debtors’ belief is based primarily on: (a) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (b) the Liquidation Analysis attached hereto as Exhibit F.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  The Liquidation Analysis provided in Exhibit F is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

iv.                                   Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Prepackaged Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Prepackaged Plan.  As part of this analysis, the Debtors have prepared the consolidated financial projections for the Reorganized Debtors (collectively with the reserve information, development of schedules, and financial information, the “Financial Projections”) for fiscal years 2019 through 2023 (the “Projection Period”).  The Financial Projections, and the assumptions on which they are based, are annexed hereto as Exhibit G.  Based upon such Financial Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Prepackaged Plan and that confirmation of the Prepackaged Plan is not likely to be followed by liquidation or the need for further reorganization.  Moreover, article VIII hereof sets forth certain risk factors that could impact the feasibility of the Prepackaged Plan.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to parties in interest after the Confirmation Date or otherwise make such information public.  In connection with the planning and development of the Prepackaged Plan, the Financial Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Prepackaged Plan.  The Financial Projections assume that the Prepackaged Plan will be implemented in accordance with its stated terms.  The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development, and production domestically and internationally, demand for drilling services, competition and supply of competing rigs, changes in the political environment of the countries in which the Debtors operate, regulatory changes, and a variety of other factors.

Consequently, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to material business, economic, and other uncertainties.  Therefore, such Financial Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Prepackaged Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

XII.
VALUATION ANALYSIS

Solely for the purposes of the Prepackaged Plan and this Disclosure Statement, Perella Weinberg Partners LP and Tudor, Pickering, Holt & Co. (“TPH”), as investment bankers to the Debtors, have estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Prepackaged Plan.

For purposes of the Prepackaged Plan, the estimated range of the Enterprise Value of the Reorganized Debtors was determined to be approximately $425 million to $475 million, with a midpoint estimate of approximately $450 million, as of an assumed Effective Date of October 1, 2019.  The estimated range of the Enterprise Value represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques, including (a) risked net asset value (“Risked NAV”) analysis, (b) discounted cash flow (“DCF”) analysis, (c) public comparable company (“Comparable Company”) analysis, and (d) precedent transactions (“Precedent Transaction”) analysis.  For purposes of this valuation, TPH has assumed that no material changes that would affect estimated value occur between the date of this Disclosure Statement and the assumed Effective Date. TPH’s estimated range of the Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Prepackaged Plan or of the terms and provisions of the Prepackaged Plan.  This valuation analysis is based on information as of July 31, 2019 and is based on reserve information, development schedules and financial information provided by the Debtors’ management, as well as the Financial Projections discussed in this Disclosure Statement.  This valuation analysis is based on a number of assumptions, including but not limited to a successful reorganization of the Debtors’ business in a timely manner, the achievement of the Financial Projections, access to adequate exit financing, continuity of a qualified management team, and capital market conditions consistent with those that exist as of July 31, 2019.

The following is a brief summary of certain financial analyses performed by TPH to arrive at its estimated range of the Enterprise Value. TPH has assigned a weighting to each valuation methodology to arrive at its estimated range of the Enterprise Value to reflect TPH’s view of appropriateness of each methodology for the Debtors’ circumstances.

A.                                    Risked NAV Analysis

The value of the Debtors’ proved oil and gas reserves and unproved reserves and unproved acreage were estimated using both pre-tax and post-tax Risked NAV analyses. The Risked NAV analysis estimates the value of the business by calculating the sum of the present value of future cash flows generated by the Reorganized Debtors’ reserves.  For the pre-tax risked NAV, various risk- adjusted discount rates are applied to future cash flows from the Reorganized Debtors’ reserve report, determined by reserve category. For the post-tax risked NAV, various risk adjustment factors are applied to the present value (using the company’s weighted average cost of capital) of future cash flows from the Reorganized Debtors’ reserve report, determined by reserve category.  The risk adjustment factors and risk-adjusted discount rates utilized are based on oil and gas exploration and production (“E&P”) industry standard guidance from The Society of Petroleum Evaluation Engineers, 38th Annual Survey of Parameters Used in Property Evaluation dated July 2019.  The Enterprise Value of the Reorganized Debtors is then calculated by adjusting the aggregate risk-adjusted cash flows for (i) the present value of future corporate costs and other expenditures, including general and administrative costs and, (ii) in the case of the post-tax risked NAV, the present value of future taxes.

B.                                    DCF Analysis

The DCF analysis estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business.  The DCF discounts the expected cash flows by a theoretical or observed discount rate.  This approach has two components: (i) calculating the present value of the projected unlevered after-tax cash flows for a determined period of time and (ii) adding the present value of the terminal value of the cash flows.  The terminal value represents the portion of the Enterprise Value that lies beyond the time horizon of the available projections. TPH utilized the Financial Projections to perform these calculations.  In performing the DCF analysis, TPH made assumptions for the (i) weighted average cost of capital to estimate the discount rate which is used to calculate the present value of future cash flows and (ii) the terminal EBITDA multiple, which is used to determine the portion of the Enterprise Value represented by the time period beyond the Financial Projections.

C.                                    Comparable Company Analysis

The Comparable Company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar geographic location, scale, reserve composition, operating and financial characteristics and other characteristics deemed relevant. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the outstanding net debt for such company. Such enterprise values are commonly expressed as multiples of various measures of operating and asset metrics such as EBITDA, production, and proved reserves. The Enterprise Value of the Reorganized Debtors is calculated by applying these multiples to the Reorganized Debtors’ projected financial metrics.

D.                                    Precedent Transactions Analysis

The Precedent Transactions analysis estimates the value of a company by examining public and private mergers and acquisitions transactions on an enterprise and asset-level basis. Under this approach, transaction values are commonly expressed as multiples of various measures of operating and asset metrics such as EBITDA, production, net acres and proved reserves. The selection of transactions for this purpose was based on the geographic location, scale and other characteristics deemed relevant to the Reorganized Debtors, and included both enterprise and asset-level transactions. The Enterprise Value of the Reorganized Debtors is calculated by applying these transaction value multiples to the Reorganized Debtors’ actual and projected financial metrics.  To adjust for going concern value, the implied value calculated from multiples derived from asset-level transactions is reduced by the present value of future general and administrative costs.

The summary set forth above does not purport to be a complete description of the analysis performed by TPH.  The preparation of an Enterprise Value estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects for such a business. As a result, the estimate of Enterprise Value and Equity Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set herein.

THE ASSUMED RANGE OF THE ENTERPRISE VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF OCTOBER 1, 2019 REFLECTS WORK PERFORMED BY TPH ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO TPH AS OF JULY 31, 2019. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT TPH’S CONCLUSIONS, TPH DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the estimated range of the Enterprise Value of the Reorganized Debtors of between $425 million and $475 million and estimated net debt of $115 million as of the Effective Date, the imputed range of Equity Value for the Reorganized Debtors is between approximately $310 million and $360 million, with a midpoint estimate of $335 million.

TPH DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH TPH’S ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF ESTIMATES OF THE DEBTORS

WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE ENTERPRISE VALUE PREPARED BY TPH REPRESENT THE HYPOTHETICAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PREPACKAGED PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED ENTERPRISE VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PREPACKAGED PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, TPH, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

TPH assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the actual performance of the Reorganized Debtors will correspond to the Financial Projections in all material respects. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value.  In estimating the Enterprise Value, TPH: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections; (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that TPH deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. TPH assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information. The estimated ranges of Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Prepackaged Plan. TPH has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance or at any time.

THE ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DETERMINED BY TPH REPRESENT ESTIMATED ENTERPRISE VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF THE REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH TPH’S VALUATION ANALYSIS. TPH IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

XIII.
ALTERNATIVES TO CONFIRMATION
AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Prepackaged Plan.  After studying these alternatives, the Debtors have concluded that the Prepackaged Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Prepackaged Plan.  If the Prepackaged Plan is not confirmed and consummated, the alternatives to the Prepackaged Plan are: (A) the preparation and presentation of an alternative reorganization; (B) the a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (C) a liquidation under chapter 7 of the Bankruptcy Code.

A.                                    Alternative Plan of Reorganization

If the Prepackaged Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either: (a) a reorganization and continuation of the Debtors’ businesses or (b) an orderly liquidation of their assets.  The Debtors, however, believe that the Prepackaged Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.                                    Sale Under Section 363 of the Bankruptcy Code

If the Prepackaged Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Holders of Claims in Classes 2, 3, and the DIP Lenders would be entitled to credit bid on any property to which their security interest is attached to the extent of the value of such security interest, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 2, 3, and the DIP Lenders would attach to the proceeds of any sale of the Debtors’ assets to the extent of their secured interests therein.  Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims under the Prepackaged Plan.

C.                                    Liquidation under Chapter 7 of Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit F.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Prepackaged Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

XIV.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 4 and 7 to vote in favor thereof.

Dated:	August 2, 2019
	Houston, Texas	Respectfully submitted,

/s/ Richard Little
		Name:	Richard Little
		Title:	Chief Executive Officer

on behalf of

Halcón Resources Corporation
Halcón Holdings, Inc.
Halcón Operating Co., Inc.
Halcón Resources Operating, Inc.
Halcón Field Services, LLC
Halcón Energy Properties, Inc.
Halcón Permian, LLC

[Signature Page to Disclosure Statement]

EXHIBIT A

Plan

(Filed as Exhibit 2.1 to this Current Report on Form 8-K)

EXHIBIT B

Restructuring Support Agreement

(Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 5, 2019)

EXHIBIT C

Noteholder Rights Offering Procedures

HALCÓN RESOURCES CORPORATION

SENIOR NOTEHOLDER

RIGHTS OFFERING PROCEDURES

The New Common Shares (collectively, the “Senior Noteholder Rights Offering Securities”) issued pursuant to this Senior Noteholder Rights Offering (as defined below) are distributed and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance generally upon the exemption from registration provided by Section 1145 of the Bankruptcy Code.

None of the Senior Noteholder Subscription Rights (defined below) or Senior Noteholder Rights Offering Securities issuable upon exercise of such rights distributed pursuant to these procedures (the “Senior Noteholder Rights Offering Procedures”) have been or, at the time of original issuance, will be registered under the Securities Act, or the securities laws of any state.

The Senior Noteholder Subscription Rights will not be detachable from the Senior Notes (as defined below) or the Allowed Senior Notes Claims and no Senior Noteholder Subscription Rights may be sold, transferred, assigned, pledged, hypothecated, participated, donated or otherwise encumbered or disposed of, directly or indirectly (including through derivatives, options, swaps, forward sales or other transactions in which any person receives the right to own or acquire any current or future interest in the Senior Noteholder Subscription Rights, the Senior Noteholder Rights Offering Securities, the Allowed Senior Noteholder Rights Offering Claims and any related claims) (each of the above, a “Transfer”), except in accordance with the Senior Noteholder Backstop Agreement (as defined in the Plan), to the extent the Eligible Senior Noteholder Offeree is a party thereto. If the Senior Notes or any portion of the Allowed Senior Notes Claims are or have been Transferred after the Record Date by an Eligible Senior Noteholder Offeree, the corresponding Senior Noteholder Subscription Rights will be cancelled automatically, and neither such Eligible Senior Noteholder Offeree nor the transferee of such Allowed Senior Notes Claims will receive any Senior Noteholder Rights Offering Securities in connection with such transferred Senior Notes or Allowed Senior Noteholder Claims.

Participation in the Senior Noteholder Rights Offering is limited to Eligible Senior Noteholder Offerees (defined below). The Senior Noteholder Rights Offering Securities are available only to Eligible Senior Noteholder Offerees, and any invitation, offer or agreement to subscribe or purchase will be entered into only with Eligible Senior Noteholder Offerees. No offer or invitation to subscribe or purchase is being made to any person who is not an Eligible Senior Noteholder Offeree and no such person should act or rely on any offer or invitation to subscribe or purchase Senior Noteholder Rights Offering Securities.

To exercise the Senior Noteholder Subscription Rights, an Eligible Senior Noteholder Offeree must complete and return to the Subscription Nominee (as defined below) a Senior Noteholder Rights Exercise Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and must coordinate with their Subscription Nominees to pay the

Senior Noteholder Rights Exercise Price (as defined below), so that such payment of the Senior Noteholder Exercise Price is actually received by the Subscription Agent on or before the Senior Noteholder Rights Expiration Time (as defined below), except that, with respect with respect to Eligible Senior Noteholder Offerees who are Backstop Parties, such Backstop Parties must coordinate with the Subscription Nominees to pay the Senior Noteholder Rights Exercise Price so that such payment no later than two (2) Business Days prior to the effective date of the Plan (the “Effective Date”), in accordance with these Senior Noteholder Rights Offering Procedures and the Senior Noteholder Backstop Agreement.

Any Eligible Senior Noteholder Offeree that subscribes for Senior Noteholder Rights Offering Securities and is an “underwriter” under Section 1145(b) of the Bankruptcy Code will be subject to restrictions under the Securities Act on its ability to resell those securities and will receive “restricted securities” (as defined under Rule 144 promulgated under the Securities Act). Resale restrictions are discussed in more detail in Section 5.9 of the Disclosure Statement, entitled “Securities Exemption.”

The distribution or communication of these Senior Noteholder Rights Offering Procedures and the issue of the Senior Noteholder Rights Offering Securities in certain jurisdictions may be restricted by law. No action has been taken or will be taken to permit the distribution or communication of these Senior Noteholder Rights Offering Procedures in any jurisdiction where any action for that purpose may be required. Accordingly, these Senior Noteholder Rights Offering Procedures may not be distributed or communicated, and the Senior Noteholder Rights Offering Securities may not be subscribed, purchased or issued, in any jurisdiction, except in circumstances where such distribution, communication, subscription, purchase or issuance would comply with all applicable laws and regulations without the need for the issuer to take any action or obtain any consent, approval or authorization therefor, except for any notice filings required under U.S. federal and applicable state securities laws.

Each Senior Noteholder Rights Offering Security issued upon exercise of a Senior Noteholder Subscription Right to an Eligible Senior Noteholder Offeree located outside the United States, and any certificate issued in exchange for or upon the transfer, sale or assignment of any such Senior Noteholder Rights Offering Securities, shall be imprinted, stamped or otherwise associated with legends to facilitate compliance with applicable securities and business entity laws, procedures of depositary institutions and organizational documents (e.g. legends with respect to local law, etc.).

The Senior Noteholder Rights Offering is being conducted in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, or an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

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Eligible Senior Noteholder Offerees should note the following times relating to the Senior Noteholder Rights Offering:

Date	Calendar Date	Event
Senior Noteholder Rights Offering Record Date	August 30, 2019	The date fixed by the Company for the determination of the holders of Senior Notes eligible to participate in the Senior Noteholder Rights Offering.

Senior Noteholder Rights Commencement Date	August 31, 2019	Commencement of the Senior Noteholder Rights Offering.

Senior Noteholder Rights Expiration Time	5:00 p.m. New York City time on September 23, 2019

The deadline for Eligible Senior Noteholder Offerees to subscribe for Senior Noteholder Rights Offering Securities. An Eligible Senior Noteholder Offeree’s applicable Senior Noteholder Rights Exercise Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), must be received by the Eligible Senior Noteholder Offeree’s Subscription Nominee in sufficient time to allow such Subscription Nominee to deliver the these documents to the Subscription Agent by the Senior Noteholder Rights Expiration Time.

Eligible Senior Noteholder Offerees who are not Backstop Parties must coordinate with their Subscription Nominees to pay the Senior Noteholder Rights Exercise Price, so that such payment of the Senior Noteholder Exercise Price is actually received by the Subscription Agent on or before the Senior Noteholder Rights Expiration Time.

Eligible Senior Noteholder Offerees who are Backstop Parties must deliver the Senior Noteholder Exercise Price no later than two (2) Business Days prior to the effective date of the Plan (the “Effective Date”), in accordance with these Senior Noteholder Rights Offering Procedures and the Senior Noteholder Backstop Agreement.

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I.                                        Introduction

Halcón Resources Corporation (the “Debtor” or “Parent”) and certain of its subsidiaries (together with the Debtor, the “Debtors”)(1) are pursuing a proposed financial restructuring of their existing debt and other obligations to be effectuated pursuant to a plan of reorganization (the “Plan”) in connection with a chapter 11 bankruptcy case, in accordance with the terms and conditions set forth in the Restructuring Support Agreement, dated as of August 2, 2019 (the “Restructuring Support Agreement”), by and among the Debtors and certain holders of Senior Note Claims.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth for such terms in the Plan or the Senior Noteholder Backstop Agreement (as defined in the Plan).

On [•], 2019, the United States Bankruptcy Court for the Southern District of Texas Houston Division (the “Bankruptcy Court”) entered an order (the “Rights Offering Approval”) that approved, among other things, the form and manner of the Debtor’s rights offering (the “Senior Noteholder Rights Offering”).  In connection with the Plan, and in accordance with these procedures (the “Senior Noteholder Rights Offering Procedures”), the Debtor will launch the Senior Noteholder Rights Offering to Eligible Senior Noteholder Offerees (as defined below), pursuant to which Eligible Senior Noteholder Offerees will be entitled to receive their pro rata portion of non-transferable (except in accordance with the Senior Noteholder Backstop Agreement, to the extent party thereto) subscription rights to acquire $150,150,000 of Senior Noteholder Rights Offering Securities on the terms and conditions set forth in the Plan. An “Eligible Senior Noteholder Offeree” is a holder of an Allowed Senior Note Claim as of the Senior Noteholder Rights Offering Record Date (as defined below).

Only Eligible Senior Noteholder Offerees may participate in the Senior Noteholder Rights Offering.  These Senior Noteholder Rights Offering Procedures will govern the ability of Eligible Senior Noteholder Offerees to participate in the Senior Noteholder Rights Offering.

All questions relating to these Senior Noteholder Rights Offering Procedures, other documents associated with the Senior Noteholder Rights Offering, or the requirements to participate in the Senior Noteholder Rights Offering should be directed to KCC LLC, the subscription agent (the “Subscription Agent”) retained by the Debtors at:

KCC LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Attention: Halcón Resources
Tel:  (866) 967-1781

Questions (but not documents) may be directed to HalconQuestions@kccllc.com

(please reference “Halcón Resources” in the subject line)

THE DISCLOSURE STATEMENT, WHICH IS SUBJECT TO FINAL APPROVAL BY THE BANKRUPTCY COURT, DISTRIBUTED IN CONNECTION WITH THE DEBTORS’

(1)  The entities included in the definition of “Debtors” are as follows: Halcón Resources Corporation, Halcón Resources Operating, Inc., Halcón Holdings, Inc., Halcón Energy Properties, Inc., Halcón Permian, LLC, Halcón Field Services, LLC, and Halcón Operating Co., Inc.

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SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN SETS FORTH IMPORTANT INFORMATION THAT SHOULD BE CAREFULLY READ AND CONSIDERED BY EACH ELIGIBLE SENIOR NOTEHOLDER OFFEREE PRIOR TO MAKING A DECISION TO PARTICIPATE IN THE SENIOR NOTEHOLDER RIGHTS OFFERING, INCLUDING THE SECTIONS ENTITLED “CERTAIN RISK FACTORS TO BE CONSIDERED,” “VALUATION ANALYSIS,” AND “CERTAIN TAX CONSEQUENCES OF THE PLAN.” THE DISCLOSURE STATEMENT IS AVAILABLE ON THE DEBTORS’ RESTRUCTURING WEBSITE AT HTTP://WWW.KCCLLC.NET/HALCON AND COPIES ARE ALSO AVAILABLE UPON REQUEST FROM THE SUBSCRIPTION AGENT.

II.                                   Rights Offering

To fully exercise its right to participate in the Senior Noteholder Rights Offering (the “Senior Noteholder Subscription Rights”), an Eligible Senior Noteholder Offeree must (i) complete the rights offering subscription exercise form (the “Senior Noteholder Rights Exercise Form”), which has been distributed with these Senior Noteholder Rights Offering Procedures to Eligible Senior Noteholder Offerees and (ii) pay the purchase price, which is an amount equal to its pro rata share of $150,150,000 for Eligible Senior Noteholder Offerees (the “Senior Noteholder Rights Exercise Price”), such pro rata share to be calculated as the proportion that an Eligible Senior Noteholder Offeree’s Allowed Senior Notes Claim bears to the aggregate of all Allowed Senior Note Claims as of August 30, 2019 (the “Senior Noteholder Rights Offering Record Date”), rounded down to the nearest dollar.

Each Eligible Senior Noteholder Offeree may exercise (in whole dollar increments) all, some, or none of such pro rata share, and the Senior Noteholder Rights Exercise Price for such Eligible Senior Noteholder Offeree will be adjusted accordingly (in whole dollar increments).  The portion of Senior Noteholder Rights Offering Securities issued to an Eligible Senior Noteholder Offeree who elects to acquire such Senior Noteholder Rights Offering Securities shall be rounded down to the nearest dollar.  No compensation shall be paid, whether in cash or otherwise, in respect of such rounded-down amounts.

The Senior Noteholder Subscription Rights will not be detachable from the Senior Notes (as defined below) or the Allowed Senior Notes Claim and no Senior Noteholder Subscription Rights may be Transferred, except in accordance with the Senior Noteholder Backstop Agreement, to the extent the Eligible Senior Noteholder Offeree is a party thereto. If the Senior Notes or any portion of the Allowed Senior Notes Claims are or have been Transferred after the Record Date by an Eligible Senior Noteholder Offeree, the corresponding Senior Noteholder Senior Noteholder Subscription Rights will be cancelled automatically, and neither such Eligible Senior Noteholder Offeree nor the transferee of such allowed Senior Notes Claims will receive any Senior Noteholder Rights Offering Securities in connection with such transferred Senior Notes or Allowed Senior Noteholder Claims.

Once an Eligible Senior Noteholder Offeree has properly exercised its Senior Noteholder Subscription Rights, subject to the terms and conditions contained in these Senior Noteholder Rights Offering Procedures and the Backstop Commitment Agreement in the case of any Backstop Party, such exercise will be irrevocable.

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III.                              The Backstop

The Senior Noteholder Rights Offering will be backstopped by the Backstop Parties.  Each of the Backstop Parties, severally and not jointly, has agreed, pursuant to the Senior Noteholder Backstop Agreement, to purchase all New Common Stock that are offered to and not purchased by other Eligible Senior Noteholder Offerees pursuant to the Senior Noteholder Rights Offering (the “Unsubscribed Senior Noteholder Shares”) on a pro rata basis in accordance with the percentages set forth in Schedule I to, and all of the other terms and conditions of, the Senior Noteholder Backstop Agreement.  As consideration for their undertakings in the Senior Noteholder Backstop Agreement, the Backstop Parties will receive the Backstop Commitment Premium set forth in the Senior Noteholder Backstop Agreement.  The Backstop Parties will be provided with a special form (the “Backstop Addendum”) to attach to their Senior Noteholder Rights Exercise Form.

There will be no over-subscription privilege in the Senior Noteholder Rights Offering.  The unsubscribed Senior Noteholder Rights Offering Securities will not be offered to other Eligible Senior Noteholder Offerees but will be purchased by the Backstop Parties in accordance with the Senior Noteholder Backstop Agreement.

IV.                               Commencement/Expiration of the Rights Offering

The Senior Noteholder Rights Offering shall commence on the day upon which the Senior Noteholder Rights Exercise Form is first mailed or made available to Eligible Senior Noteholder Offerees (the “Rights Commencement Date”).  The Senior Noteholder Rights Offering shall expire at 5:00 p.m. New York City time on September 23, 2019, unless, if permitted by the Rights Offering Approval, extended by the Debtor in accordance with the Plan (such time and date, as may be amended, the “Senior Noteholder Rights Expiration Time”).  The Debtor shall promptly notify the Eligible Senior Noteholder Offerees of any extension and of the new Senior Noteholder Rights Expiration Time by press release or otherwise.

The Debtor will furnish, or cause to be furnished, Senior Noteholder Rights Exercise Forms to the Eligible Senior Noteholder Offerees and/or, to the extent applicable, their brokers, dealers, commercial banks, trust companies, or other agents or nominees (the “Subscription Nominees”).  Each Subscription Nominee is entitled to receive sufficient copies of these Senior Noteholder Rights Offering Procedures and the Senior Noteholder Rights Exercise Form for distribution to the beneficial owners of the Senior Notes for whom such Subscription Nominee holds such Senior Notes.

V.                                    Exercise of Senior Noteholder Subscription Rights

Each Eligible Senior Noteholder Offeree that elects to participate in the Senior Noteholder Rights Offering must affirmatively make a binding, irrevocable election to exercise its Senior Noteholder Subscription Rights (the “Binding Senior Noteholder Rights Election”) before the Senior Noteholder Rights Expiration Time.

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The Binding Senior Noteholder Rights Election, upon receipt by the Subscription Agent, cannot be withdrawn.

Each Eligible Senior Noteholder Offeree will be entitled to participate in the Senior Noteholder Rights Offering solely to the extent provided in these Senior Noteholder Rights Offering Procedures, except in the case of Eligible Senior Noteholder Offerees who are Backstop Parties, who are entitled to participate in the Senior Noteholder Rights Offering to the extent also provided in Senior Noteholder Backstop Agreement.

A.                                    Exercise by Eligible Senior Noteholder Offerees

In order to exercise the Senior Noteholder Subscription Rights, each Eligible Senior Noteholder Offeree must (i) return a duly completed Senior Noteholder Rights Exercise Form to the Subscription Agent so that the duly completed Senior Noteholder Rights Exercise Form is actually received by the Subscription Agent on or before the Senior Noteholder Rights Expiration Time ,and (ii) pay to the Subscription Agent, by wire transfer of immediately available funds, the Senior Noteholder Rights Exercise Price, so that payment of the Senior Noteholder Rights Exercise Price is actually received by the Subscription Agent on or before the Senior Noteholder Rights Expiration Time, provided, that the Backstop Parties (in their capacities as Eligible Senior Noteholder Offerees) shall not be required to pay their respective Senior Noteholder Rights Exercise Prices until no later than two (2) Business Days prior to the effective date of the Plan (the “Effective Date”), in accordance with these Senior Noteholder Rights Offering Procedures and the Senior Noteholder Backstop Agreement.

In order to exercise its Senior Noteholder Subscription Rights, any Eligible Senior Noteholder Offeree who holds Senior Notes through a Subscription Nominee must return a duly completed Senior Noteholder Rights Exercise Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Senior Noteholder Subscription Rights (in each case in sufficient time to allow such Subscription Nominee to deliver the Senior Noteholder Rights Exercise Form to the Subscription Agent prior to the Senior Noteholder Rights Expiration Time) in accordance with procedures established by its Subscription Nominee, which, in turn, must comply with clauses (i) and (ii) of the immediately preceding paragraph.

For purposes of this Senior Noteholder Rights Offering, U.S. Bank National Association, in its capacity as Indenture Trustee for the Senior Notes, shall not constitute a Subscription Nominee and shall have no responsibility with respect to sending any Senior Noteholder Rights Offering information or collecting any Senior Noteholder Rights Exercise Forms.

B.                                    Deemed Representations and Acknowledgements

Any Eligible Senior Noteholder Offeree that participates in the Senior Noteholder Rights Offering is deemed to have made the following representations and acknowledgements:

(i)                                     Such Eligible Senior Noteholder Offeree recognizes and understands that the Senior Noteholder Subscription Rights are not transferable, except in accordance with the Senior Noteholder Backstop Agreement, to the extent such Eligible

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Senior Noteholder Offeree is a party thereto (see Section II above for details), and that the benefits of the Senior Noteholder Subscription Rights are not separable from the claim or securities with respect to which the Senior Noteholder Subscription Rights have been granted. Such creditor represents and warrants that it is an Eligible Senior Noteholder Offeree.

(ii)                                  Such Eligible Senior Noteholder Offeree represents and warrants that it will not accept a distribution of Senior Noteholder Rights Offering Securities if at such time, it does not hold all of the Allowed Senior Note Claim associated with its Senior Noteholder Subscription Rights and, by accepting a distribution of Senior Noteholder Rights Offering Securities, such Eligible Senior Noteholder Offeree will be deemed to be the owner thereof.

C.                                    Failure to Exercise Senior Noteholder Subscription Rights

Unexercised Senior Noteholder Subscription Rights will be relinquished at the Senior Noteholder Rights Expiration Time.

If, on or prior to the Senior Noteholder Rights Expiration Time, the Subscription Agent for any reason does not receive from an Eligible Senior Noteholder Offeree or its Subscription Nominee a duly completed Senior Noteholder Rights Exercise Form, such Eligible Senior Noteholder Offeree shall be deemed to have irrevocably relinquished and waived its right to participate in the Senior Noteholder Rights Offering with respect to Senior Notes underlying such undelivered Senior Noteholder Rights Exercise Form.

Any attempt to exercise Senior Noteholder Subscription Rights after the Senior Noteholder Rights Expiration Time shall be null and void and the Debtor shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Senior Noteholder Rights Expiration Time regardless of when the documents relating thereto were sent.

The method of delivery of the Senior Noteholder Rights Exercise Form and any other required documents is at each Eligible Senior Noteholder Offeree’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent.  Delivery by reputable overnight courier is encouraged and strongly recommended.  In all cases, you should allow sufficient time to ensure timely delivery prior to the Senior Noteholder Rights Expiration Time.

The risk of non-delivery of the Senior Noteholder Rights Exercise Form and any other required documents sent to the Subscription Agent in connection with the exercise of the Senior Noteholder Subscription Rights lies solely with the holders of the Allowed Senior Note Claims, and none of the Debtors, the reorganized Debtors, or any of their respective officers, directors, employees, agents or advisers, including the Subscription Agent, assumes the risk of non-delivery under any circumstance whatsoever.

D.                                    Payment for Senior Noteholder Subscription Rights

If, on or prior to the Senior Noteholder Rights Expiration Time, the Subscription Agent for any reason does not receive on behalf of an Eligible Senior Noteholder Offeree immediately available funds by wire transfer in an amount equal to the total Senior Noteholder Rights

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Exercise Price for such Eligible Senior Noteholder Offeree’s Senior Noteholder Subscription Rights, such Eligible Senior Noteholder Offeree shall be deemed to have relinquished and waived its Senior Noteholder Subscription Rights, subject to the next paragraph; provided, that the Backstop Parties (in their capacities as Eligible Senior Noteholder Offerees) shall not be required to pay their respective Senior Noteholder Rights Exercise Prices until no later than two (2) Business Days prior to the Effective Date.

E.                                     Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Senior Noteholder Subscription Rights shall be addressed in good faith by the Debtor, the determinations of which shall be final and binding.  The Debtor may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any Senior Noteholder Subscription Rights for which the Senior Noteholder Rights Exercise Form and/or payment includes defects or irregularities.  Senior Noteholder Rights Exercise Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured.  The Debtor reserves the right to give notice to any Senior Noteholder Eligible Offeree regarding any defect or irregularity in connection with any purported exercise of Senior Noteholder Subscription Rights by such Eligible Senior Noteholder Offeree and the Debtor may permit such defect or irregularity to be cured; it being understood, that none of the Debtor, the Subscription Agent, or the Backstop Parties (or any of their respective officers, directors, employees, agents or advisors) shall incur any liability for failure to give such notification.

The Debtor, with the approval of the Bankruptcy Court (if applicable) and the consent of the Backstop Parties, the Consenting Creditors and the DIP Agent, may (i) extend the duration of the Senior Noteholder Rights Offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Senior Noteholder Subscription Rights; and (ii) make such other changes to the Senior Noteholder Rights Offering, including changes that affect which parties constitute Eligible Senior Noteholder Offerees.

F.                                      Funds

The payments made to acquire Senior Noteholder Rights Offering Securities pursuant to the Senior Noteholder Rights Offering (the “Senior Noteholder Rights Offering Funds”) shall be deposited when made and held by the Subscription Agent pending the Effective Date in a segregated account or accounts (i) which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien, encumbrance, or cash collateral arrangements and (ii) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Senior Noteholder Rights Offering until the Effective Date.  The Subscription Agent shall not use the Senior Noteholder Rights Offering Funds for any purpose other than to release the funds as directed by the Debtor on the Effective Date or as otherwise set forth in these Senior Noteholder Rights Offering Procedures or in the Plan, and, until released in accordance with the foregoing, the Senior Noteholder Rights Offering Funds will not be deemed part of the Debtors’ bankruptcy estate.  The Subscription Agent shall not permit the Senior Noteholder Rights Offering Funds to be encumbered by any lien, encumbrance, or cash collateral obligation.  No interest will be paid to participating Eligible

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Senior Noteholder Offerees on account of any amounts paid in connection with their exercise of Senior Noteholder Subscription Rights under any circumstances.

G.                                    Participating Eligible Senior Noteholder Offeree Release

See Section 10.7 of the Plan for important information regarding releases.

VI.                               Settlement of the Senior Noteholder Rights Offering and Distribution of the Senior                  Noteholder Rights Offering Securities

The settlement of the Senior Noteholder Rights Offering is conditioned on confirmation of the Plan by the Bankruptcy Court, compliance by the Debtor with these Senior Noteholder Rights Offering Procedures, and the simultaneous occurrence of the Effective Date. The Debtor intends that the Senior Noteholder Rights Offering Securities will be issued to Eligible Senior Noteholder Offerees and/or to any party that an Eligible Senior Noteholder Offeree so designates in the Senior Noteholder Rights Offering Exercise Form, in book-entry form, and that DTC, or its nominee, will be the holder of record of such Senior Noteholder Rights Offering Securities. To the extent DTC is unwilling or unable to make the Senior Noteholder Rights Offering Securities eligible on the DTC system, the Senior Noteholder Rights Offering Securities will be issued directly to the Eligible Senior Noteholder Offeree or its designee. For the avoidance of doubt, any such Eligible Senior Noteholder Offeree, and not a designee, shall remain responsible for the exercise and payment of its Senior Noteholder Subscription Rights.

VII.                          Miscellaneous

A.                                    Issuance

The Senior Noteholder Rights Offering Securities to be issued pursuant to the Senior Noteholder Rights Offering are expected to be delivered to Eligible Senior Noteholder Offerees that have properly exercised their Senior Noteholder Subscription Rights on or as soon as practicable following the Effective Date.  See Section VII.

B.                                    Securities Law and Related Matters

The Senior Noteholder Rights Offering Securities issued to the Eligible Senior Noteholder Offerees participating in the Senior Noteholder Rights Offering, other than Senior Noteholder Rights Offering Securities issued to the Backstop Parties on account of their respective Backstop Obligations and the Backstop Commitment Premium, will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code, and may be resold, without registration under the Securities Act or other applicable federal and state securities laws, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code. The Senior Noteholder Rights Offering Securities issued to the Backstop Parties on account of their respective Backstop Obligations or the Backstop Commitment Premium in accordance with the Senior Noteholder Backstop Agreement will be exempt for registration under the Securities Act, and any other applicable federal and state securities laws, pursuant to Section 4(a)(2) and Regulation D of the Securities Act.  Such Securities will be considered “restricted securities” and may not be resold without registration

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under the Securities Act or the availability of an exemption from registration under the Securities Act.

There is not and there may not be a public market for the Senior Noteholder Rights Offering Securities. Accordingly, there can be no assurance that an active trading market for the Senior Noteholder Rights Offering Securities will ever develop or, if such a market does develop, that it will be maintained. No later than seven (7) calendar days prior to the Voting Deadline (as defined in the Plan), the Debtors, with the consent of the Requisite Creditors (as defined in the Plan), shall make a determination as to whether the reorganized Debtor shall continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) — 78(pp). If the Debtors determine that the reorganized Debtor will continue to be a reporting company under the Exchange Act, the Debtors shall use their commercially reasonable efforts to have the Senior Noteholder Rights Offering Securities listed on the New York Stock Exchange, or another nationally recognized exchange, as soon as practicable, subject to meeting applicable listing requirements following the Effective Date. However, there can be no assurance that a listing will be achieved or that an active trading market for the shares of common stock of the Debtor will ever develop or, if such a market does develop that it will be maintained.

VIII.                     Rights Offering Conditioned Upon Effectiveness of the Plan; Reservation of Senior Noteholder Subscription Rights; Return of Rights Offering Amount

All exercises of Senior Noteholder Subscription Rights are subject to and conditioned upon the effectiveness of the Plan.  The Debtor will accept a Binding Senior Noteholder Rights Election only upon the confirmation and effectiveness of the Plan.  Notwithstanding anything contained herein, in the Disclosure Statement or in the Plan to the contrary, the Debtor reserves the right, with the approval of the Required Backstop Parties, not to be unreasonably withheld, to modify these Senior Noteholder Rights Offering Procedures or adopt additional detailed procedures if necessary in the Debtor’s business judgment to more efficiently administer the distribution and exercise of the Senior Noteholder Subscription Rights or comply with applicable law.

In the event that (i) the Senior Noteholder Rights Offering is terminated, (ii) the Debtor revokes or withdraws the Plan, or (iii) the Effective Date of the Plan does not occur on or before the “Outside Date” (as defined in the Restructuring Support Agreement, and may be extended in accordance with the terms thereof), the Subscription Agent shall, within five (5) Business Days of such event, return all amounts received from Eligible Senior Noteholder Offerees, without any interest, and, in the case of clauses (ii) and (iii) above, the Senior Noteholder Rights Offering shall automatically be terminated.

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Exhibit D

Existing Equity Interests Rights Offering Procedures

HALCÓN RESOURCES CORPORATION

EXISTING EQUITY INTERESTS

RIGHTS OFFERING PROCEDURES

The New Common Shares (collectively, the “Existing Equity Interests Rights Offering Securities”) issued pursuant to this Existing Equity Interests Rights Offering (as defined below) are distributed and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance generally upon the exemption from registration provided by Section 1145 of the Bankruptcy Code.

None of the Existing Equity Interests Subscription Rights (defined below) or Existing Equity Interests Rights Offering Securities issuable upon exercise of such rights distributed pursuant to these procedures (the “Existing Equity Interests Rights Offering Procedures”) have been or, at the time of original issuance, will be registered under the Securities Act, or the securities laws of any state.

The Existing Equity Interests Subscription Rights will not be detachable from the Existing Equity Interests (as defined below) or the Allowed Existing Equity Interests Claims and no Existing Equity Interests Subscription Rights may be sold, transferred, assigned, pledged, hypothecated, participated, donated or otherwise encumbered or disposed of, directly or indirectly (including through derivatives, options, swaps, forward sales or other transactions in which any person receives the right to own or acquire any current or future interest in the Existing Equity Interests Subscription Rights, the Existing Equity Interests Rights Offering Securities, the Allowed Existing Equity Interests Claims and any related claims) (each of the above, a “Transfer”). If the Existing Equity Interests or any portion of the Allowed Existing Equity Interests Claims are or have been Transferred after the Record Date by an Eligible Existing Equity Interests Offeree, the corresponding Existing Equity Interests Subscription Rights will be cancelled automatically, and neither such Eligible Existing Equity Interests Offeree nor the transferee of such Allowed Existing Equity Interests Claims will receive any Existing Equity Interests Rights Offering Securities in connection with such transferred Existing Equity Interests or Allowed Existing Equity Interests Claims.

Participation in the Existing Equity Interests Rights Offering is limited to Eligible Existing Equity Interests Offerees (defined below). The Existing Equity Interests Rights Offering Securities are available only to Eligible Existing Equity Interests Offerees, and any invitation, offer or agreement to subscribe or purchase will be entered into only with Eligible Existing Equity Interests Offerees. No offer or invitation to subscribe or purchase is being made to any person who is not an Eligible Existing Equity Interests Offeree and no such person should act or rely on any offer or invitation to subscribe or purchase Existing Equity Interests Rights Offering Securities.

If you hold your Existing Equity Interests with your Subscription Nominee, to exercise the Existing Equity Interests Subscription Rights, you must complete and return to the Subscription Nominee (as defined below) an Existing Equity Interests Rights Exercise Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable)

and coordinate the payment of the Existing Equity Interests Rights Exercise Price (as defined below), so that such payment of the Existing Equity Interests Exercise Price is actually received by the Subscription Agent on or before the Existing Equity Interests Rights Expiration Time.

If you hold your Existing Equity Interests directly on the books and records of the Debtor’s transfer agent, to exercise the Existing Equity Interests Subscription Rights, you must complete and return to the Subscription Agent (as defined below) an Existing Equity Interests Rights Exercise Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and pay the Existing Equity Interests Rights Exercise Price to the Subscription Agent, prior to the Existing Equity Interests Rights Expiration Time (as defined below).

If you hold your Existing Equity Interests with both your Subscription Nominee and directly on the books and records of the Debtor’s transfer agent, you will receive multiple Existing Equity Interests Rights Exercise Forms, each of which must be completed and returned to the Subscription Nominee or directly to the Subscription Agent, as applicable (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable).

Any Eligible Existing Equity Interests Offeree that subscribes for Existing Equity Interests Rights Offering Securities and is an “underwriter” under Section 1145(b) of the Bankruptcy Code will be subject to restrictions under the Securities Act on its ability to resell those securities and will receive “restricted securities” (as defined under Rule 144 promulgated under the Securities Act). Resale restrictions are discussed in more detail in Section 5.9 of the Disclosure Statement, entitled “Securities Exemption.”

The distribution or communication of these Existing Equity Interests Rights Offering Procedures and the issue of the Existing Equity Interests Rights Offering Securities in certain jurisdictions may be restricted by law. No action has been taken or will be taken to permit the distribution or communication of these Existing Equity Interests Rights Offering Procedures in any jurisdiction where any action for that purpose may be required. Accordingly, these Existing Equity Interests Rights Offering Procedures may not be distributed or communicated, and the Existing Equity Interests Rights Offering Securities may not be subscribed, purchased or issued, in any jurisdiction, except in circumstances where such distribution, communication, subscription, purchase or issuance would comply with all applicable laws and regulations without the need for the issuer to take any action or obtain any consent, approval or authorization therefor, except for any notice filings required under U.S. federal and applicable state securities laws.

Each Existing Equity Interests Rights Offering Security issued upon exercise of a Subscription Right to an Eligible Existing Equity Interests Offeree located outside the United States, and any certificate issued in exchange for or upon the transfer, sale or assignment of any such Existing Equity Interests Rights Offering Securities, shall be imprinted, stamped or otherwise associated with legends to facilitate compliance with applicable securities and business entity laws, procedures of depositary institutions and organizational documents (e.g. legends with respect to local law, etc.).

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The Existing Equity Interests Rights Offering is being conducted in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, or an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

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Eligible Existing Equity Interests Offerees should note the following times relating to the Existing Equity Interests Rights Offering:

Date	Calendar Date	Event
Existing Equity Interests Rights Offering Record Date	August 30, 2019	The date fixed by the Company for the determination of the holders of Existing Equity Interests eligible to participate in the Existing Equity Interests Rights Offering.

Existing Equity Interests Rights Commencement Date	August 31, 2019	Commencement of the Existing Equity Interests Rights Offering.

Existing Equity Interests Rights Expiration Time	5:00 p.m. New York City time on September 23, 2019

The deadline for Eligible Existing Equity Interests Offerees to subscribe for Existing Equity Interests Rights Offering Securities.

An Eligible Existing Equity Interests Offeree who holds their Existing Equity Interests through their Subscription Nominee must submit their Existing Equity Interests Rights Exercise Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), to such Subscription Nominee in sufficient time to allow such Subscription Nominee to deliver the these documents to the Subscription Agent by the Existing Equity Interests Rights Expiration Time.

An Eligible Existing Equity Interests Offeree who holds their Existing Equity Interests on the books and records of the Debtor’s transfer agent must submit their Existing Equity Interests Rights Exercise Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), to the Subscription Agent in sufficient time so such documents are received by the Subscription Agent on or before the Existing Equity Interests Rights Expiration Time.

Holders of Existing Equity Interests who own 2,000 shares or fewer of Existing Equity Interests and hold such Existing Equity Interests on the books and records of

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Date	Calendar Date	Event

the Debtor’s transfer agent are not Eligible Existing Equity Interests Offerees and may not participate in the Existing Equity Interests Rights Offering and will instead receive a cash distribution, as set forth in the Plan.

Eligible Existing Equity Interests Offerees who hold their Existing Equity Interests through their Subscription Nominee must coordinate with their Subscription Nominees to pay the Existing Equity Interests Rights Exercise Price, so that such payment of the Existing Equity Interests Exercise Price is actually received by the Subscription Agent on or before the Existing Equity Interests Rights Expiration Time.

Eligible Existing Equity Interests Offerees who hold their Existing Equity Interests through the books and records of the Debtor’s transfer agent must pay the Existing Equity Interests Rights Exercise Price to the Subscription Agent so that payment of the Existing Equity Interests Rights Exercise Price is actually received by the Subscription Agent on or before the Existing Equity Interests Rights Expiration Time.

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I.             Introduction

Halcón Resources Corporation (the “Debtor” or “Parent”) and certain of its subsidiaries (together with the Debtor, the “Debtors”)(1) are pursuing a proposed financial restructuring of their existing debt and other obligations to be effectuated pursuant to a plan of reorganization (the “Plan”) in connection with a chapter 11 bankruptcy case, in accordance with the terms and conditions set forth in the Restructuring Support Agreement, dated as of August 2, 2019 (the “Restructuring Support Agreement”), by and among the Debtors and certain holders of Senior Note Claims.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth for such terms in the Plan.

On [•], 2019, the United States Bankruptcy Court for the Southern District of Texas Houston Division (the “Bankruptcy Court”) entered an order (the “Rights Offering Approval”) that approved, among other things, the form and manner of the Debtor’s rights offering (the “Existing Equity Interests Rights Offering”).  In connection with the Plan, and in accordance with these procedures (the “Existing Equity Interests Rights Offering Procedures”), the Debtor will launch the Existing Equity Interests Rights Offering to Eligible Existing Equity Interests Offerees (as defined below), pursuant to which Eligible Existing Equity Interests Offerees will be entitled to receive their pro rata portion of non-transferable subscription rights to acquire $14,850,000 of Existing Equity Interests Rights Offering Securities on the terms and conditions set forth in the Plan. An “Eligible Existing Equity Interests Offeree” is a holder of Existing Equity Interests as of the Existing Equity Interests Rights Offering Record Date (as defined below), who holds such Existing Equity Interests either through (a) their Subscription Nominee (as defined below) or (b) on the books and records of the Debtor’s transfer agent and own more than 2,000 shares of Existing Equity Interests. Holders of Existing Equity Interests who own 2,000 shares or fewer of Existing Equity Interests and hold such Existing Equity Interests on the books and records of the Debtor’s transfer agent are not Eligible Existing Equity Interests Offerees and may not participate in the Existing Equity Interests Rights Offering and will instead receive a cash distribution, as set forth in the Plan.

Only Eligible Existing Equity Interests Offerees may participate in the Existing Equity Interests Rights Offering.  These Existing Equity Interests Rights Offering Procedures will govern the ability of Eligible Existing Equity Interests Offerees to participate in the Existing Equity Interests Rights Offering.

All questions relating to these Existing Equity Interests Rights Offering Procedures, other documents associated with the Existing Equity Interests Rights Offering, or the requirements to participate in the Existing Equity Interests Rights Offering should be directed to KCC LLC, the subscription agent (the “Subscription Agent”) retained by the Debtors at:

KCC LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Attention: Halcón Resources
Tel:  (866) 967-1781

(1)  The entities included in the definition of “Debtors” are as follows: Halcón Resources Corporation, Halcón Resources Operating, Inc., Halcón Holdings, Inc., Halcón Energy Properties, Inc., Halcón Permian, LLC, Halcón Field Services, LLC, and Halcón Operating Co., Inc.

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Questions (but not documents) may be directed to HalconQuestions@kccllc.com

(please reference “Halcón Resources” in the subject line)

THE DISCLOSURE STATEMENT, WHICH IS SUBJECT TO FINAL APPROVAL BY THE BANKRUPTCY COURT, DISTRIBUTED IN CONNECTION WITH THE DEBTORS’ SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN SETS FORTH IMPORTANT INFORMATION THAT SHOULD BE CAREFULLY READ AND CONSIDERED BY EACH ELIGIBLE EXISTING EQUITY INTERESTS OFFEREE PRIOR TO MAKING A DECISION TO PARTICIPATE IN THE EXISTING EQUITY INTERESTS RIGHTS OFFERING, INCLUDING THE SECTIONS ENTITLED “CERTAIN RISK FACTORS TO BE CONSIDERED,” “VALUATION ANALYSIS,” AND “CERTAIN TAX CONSEQUENCES OF THE PLAN.” THE DISCLOSURE STATEMENT IS AVAILABLE ON THE DEBTORS’ RESTRUCTURING WEBSITE AT HTTP://WWW.KCCLCC.NET/HALCON AND COPIES ARE ALSO AVAILABLE UPON REQUEST FROM THE SUBSCRIPTION AGENT.

II.            Rights Offering

To fully exercise its right to participate in the Existing Equity Interests Rights Offering (the “Existing Equity Interests Subscription Rights”), an Eligible Existing Equity Interests Offeree must (i) complete the rights offering subscription exercise form (the “Existing Equity Interests Rights Exercise Form”), which has been distributed with these Existing Equity Interests Rights Offering Procedures to Eligible Existing Equity Interests Offerees and (ii) pay the purchase price, which is an amount equal to its pro rata share of $14,850,000 for Eligible Existing Equity Interests Offerees (the “Existing Equity Interests Rights Exercise Price”), such pro rata share to be calculated as the proportion that an Eligible Existing Equity Interests Offeree’s Allowed Claim bears to the aggregate of all Allowed Existing Equity Interests Claims as of August 30, 2019 (the “Existing Equity Interests Rights Offering Record Date”), rounded down to the nearest dollar.

Each Eligible Existing Equity Interests Offeree may exercise (in whole dollar increments) all, some, or none of such pro rata share, and the Existing Equity Interests Rights Exercise Price for such Eligible Existing Equity Interests Offeree will be adjusted accordingly (in whole dollar increments).  The portion of Existing Equity Interests Rights Offering Securities issued to an Eligible Existing Equity Interests Offeree who elects to acquire such Existing Equity Interests Rights Offering Securities shall be rounded down to the nearest dollar.  No compensation shall be paid, whether in cash or otherwise, in respect of such rounded-down amounts.

The Existing Equity Interests Subscription Rights will not be detachable from the Existing Equity Interests (as defined below) or the Allowed Existing Equity Interests Claims and no Existing Equity Interests Subscription Rights may be Transferred. If the Existing Equity Interests or any portion of the Allowed Existing Equity Interests Claims are or have been Transferred after the Record Date by an Eligible Existing Equity Interests Offeree, the corresponding Existing Equity Interests Subscription Rights will be cancelled automatically, and neither such Eligible Existing Equity Interests Offeree nor the transferee of such Allowed Existing Equity Interests Claims will receive any Existing Equity Interests Rights Offering Securities in connection with such transferred Existing Equity Interests or Allowed Existing Equity Interests Claims.

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Once an Eligible Existing Equity Interests Offeree has properly exercised its Existing Equity Interests Subscription Rights, subject to the terms and conditions contained in these Existing Equity Interests Rights Offering Procedures, such exercise will be irrevocable.

III.          Commencement/Expiration of the Rights Offering

The Existing Equity Interests Rights Offering shall commence on the day upon which the Existing Equity Interests Rights Exercise Form is first mailed or made available to Eligible Existing Equity Interests Offerees (the “Rights Commencement Date”). The Existing Equity Interests Rights Offering shall expire at 5:00 p.m. New York City time September 23, 2019, unless, if permitted by the Rights Offering Approval, extended by the Debtor in accordance with the Plan (such time and date, as may be amended, the “Existing Equity Interests Rights Expiration Time”).  The Debtor shall promptly notify the Eligible Existing Equity Interests Offerees of any extension and of the new Existing Equity Interests Rights Expiration Time by press release or otherwise.

The Debtor will furnish, or cause to be furnished, Existing Equity Interests Rights Exercise Forms to the Eligible Existing Equity Interests Offerees and/or, to the extent applicable, their brokers, dealers, commercial banks, trust companies, or other agents or nominees (the “Subscription Nominees”).  Each Subscription Nominee is entitled to receive sufficient copies of these Existing Equity Interests Rights Offering Procedures and the Existing Equity Interests Rights Exercise Form for distribution to the beneficial owners of the Existing Equity Interests for whom such Subscription Nominee holds such Existing Equity Interests.

If you hold your Existing Equity Interests with your Subscription Nominee, you must complete the Existing Equity Interests Rights Exercise Form and return it to your Subscription Nominee. If you hold your Existing Equity Interests directly on the books and records of the Debtor’s transfer agent, you must complete the Existing Equity Interests Rights Exercise Form and return it to the Subscription Agent.  If you hold your Existing Equity Interests with both your Subscription Nominee and directly on the books and records of the Debtor’s transfer agent, you will receive multiple Existing Equity Interests Rights Exercise Forms, each of which must be completed and returned to the Subscription Nominee or directly to the Subscription Agent, as applicable.

IV.          Exercise of Existing Equity Interests Subscription Rights

Each Eligible Existing Equity Interests Offeree that elects to participate in the Existing Equity Interests Rights Offering must affirmatively make a binding, irrevocable election to exercise its Existing Equity Interests Subscription Rights (the “Binding Existing Equity Interests Rights Election”) before the Existing Equity Interests Rights Expiration Time.

The Binding Existing Equity Interests Rights Election, upon receipt by the Subscription Agent, cannot be withdrawn.

Each Eligible Existing Equity Interests Offeree will be entitled to participate in the Existing Equity Interests Rights Offering solely to the extent provided in these Existing Equity Interests Rights Offering Procedures.

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A.            Exercise by Eligible Existing Equity Interests Offerees

In order to exercise the Existing Equity Interests Subscription Rights with respect to Existing Equity Interests held directly on the books and records of the Debtor’s transfer agent, each Eligible Existing Equity Interests Offeree must (i) return duly completed Existing Equity Interests Rights Exercise Form(s) to the Subscription Agent so that the duly completed Existing Equity Interests Rights Exercise Form is actually received by the Subscription Agent on or before the Existing Equity Interests Rights Expiration Time and (ii) pay to the Subscription Agent, by wire transfer of immediately available funds, the Existing Equity Interests Rights Exercise Price, so that payment of the Existing Equity Interests Rights Exercise Price is actually received by the Subscription Agent on or before the Existing Equity Interests Rights Expiration Time.

In order to exercise Existing Equity Interests Subscription Rights with regards to Existing Equity Interests through a Subscription Nominee, Eligible Existing Equity Interests Offerees must return a duly completed Existing Equity Interests Rights Exercise Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Existing Equity Interests Subscription Rights (in each case in sufficient time to allow such Subscription Nominee to deliver the Existing Equity Interests Rights Exercise Form to the Subscription Agent prior to the Existing Equity Interests Rights Expiration Time) in accordance with procedures established by its Subscription Nominee, which, in turn, must comply with clauses (i) and (ii) of the immediately preceding paragraph.

For purposes of this Existing Equity Interests Rights Offering, Broadridge Corporate Issuer Solutions, in its capacity as transfer agent for the Existing Equity Interests, shall not constitute a Subscription Nominee and shall have no responsibility with respect to sending any Existing Equity Interests Rights Offering information or collecting any Existing Equity Interests Rights Exercise Forms.

B.            Deemed Representations and Acknowledgements

Any Eligible Existing Equity Interests Offeree that participates in the Existing Equity Interests Rights Offering is deemed to have made the following representations and acknowledgements:

(i)                                     Such Eligible Existing Equity Interests Offeree recognizes and understands that the Existing Equity Interests Subscription Rights are not transferable (see Section II above for details), and that the benefits of the Existing Equity Interests Subscription Rights are not separable from the claim or securities with respect to which the Existing Equity Interests Subscription Rights have been granted. Such holder represents and warrants that it is an Eligible Existing Equity Interests Offeree.

(ii)                                  Such Eligible Existing Equity Interests Offeree represents and warrants that it will not accept a distribution of Existing Equity Interests Rights Offering Securities if at such time, it does not hold all of the Existing Equity Interests associated with its Existing Equity Interests Subscription Rights and, by accepting a distribution of Existing Equity Interests Rights Offering Securities, such Eligible Existing Equity Interests Offeree will be deemed to be the owner thereof.

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C.            Failure to Exercise Existing Equity Interests Subscription Rights

Unexercised Existing Equity Interests Subscription Rights will be relinquished at the Existing Equity Interests Rights Expiration Time.

If, on or prior to the Existing Equity Interests Rights Expiration Time, the Subscription Agent for any reason does not receive from an Eligible Existing Equity Interests Offeree or its Subscription Nominee a duly completed Existing Equity Interests Rights Exercise Form, such Eligible Existing Equity Interests Offeree shall be deemed to have irrevocably relinquished and waived its right to participate in the Existing Equity Interests Rights Offering with respect to Existing Equity Interests underlying such undelivered Existing Equity Interests Rights Exercise Form.

Any attempt to exercise Existing Equity Interests Subscription Rights after the Existing Equity Interests Rights Expiration Time shall be null and void and the Debtor shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Existing Equity Interests Rights Expiration Time regardless of when the documents relating thereto were sent.

The method of delivery of the Existing Equity Interests Rights Exercise Form and any other required documents is at each Eligible Existing Equity Interests Offeree’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent.  Delivery by reputable overnight courier is encouraged and strongly recommended.  In all cases, you should allow sufficient time to ensure timely delivery prior to the Existing Equity Interests Rights Expiration Time.

The risk of non-delivery of the Existing Equity Interests Rights Exercise Form and any other required documents sent to the Subscription Agent in connection with the exercise of the Existing Equity Interests Subscription Rights lies solely with the holders of the Existing Equity Interests, and none of the Debtors, the reorganized Debtors, or any of their respective officers, directors, employees, agents or advisers, including the Subscription Agent, assumes the risk of non-delivery under any circumstance whatsoever.

D.            Payment for Existing Equity Interests Subscription Rights

If, on or prior to the Existing Equity Interests Rights Expiration Time, the Subscription Agent for any reason does not receive on behalf of an Eligible Existing Equity Interests Offeree immediately available funds by wire transfer in an amount equal to the total Existing Equity Interests Rights Exercise Price for such Eligible Existing Equity Interests Offeree’s Existing Equity Interests Subscription Rights, such Eligible Existing Equity Interests Offeree shall be deemed to have relinquished and waived its Existing Equity Interests Subscription Rights, subject to the next paragraph.

E.            Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Existing Equity Interests Subscription Rights shall be addressed in good faith by the Debtor, the determinations of which shall be final and binding.  The Debtor may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any Existing Equity Interests Subscription Rights for which the Existing Equity Interests Rights Exercise

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Form and/or payment includes defects or irregularities.  Existing Equity Interests Rights Exercise Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured.  The Debtor reserves the right to give notice to any Existing Equity Interests Eligible Offeree regarding any defect or irregularity in connection with any purported exercise of Existing Equity Interests Subscription Rights by such Eligible Existing Equity Interests Offeree and the Debtor may permit such defect or irregularity to be cured; it being understood, that none of the Debtor or the Subscription Agent shall incur any liability for failure to give such notification.

The Debtor, with the approval of the Bankruptcy Court (if applicable) and the consent of the Backstop Parties, the Consenting Creditors and the DIP Agent, may (i) extend the duration of the Existing Equity Interests Rights Offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Existing Equity Interests Subscription Rights; and (ii) make such other changes to the Existing Equity Interests Rights Offering, including changes that affect which parties constitute Eligible Existing Equity Interests Offerees.

F.             Funds

The payments made to acquire Existing Equity Interests Rights Offering Securities pursuant to the Existing Equity Interests Rights Offering (the “Existing Equity Interests Rights Offering Funds”) shall be deposited when made and held by the Subscription Agent pending the Effective Date in a segregated account or accounts (i) which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien, encumbrance, or cash collateral arrangements and (ii) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Existing Equity Interests Rights Offering until the Effective Date.  The Subscription Agent shall not use the Existing Equity Interests Rights Offering Funds for any purpose other than to release the funds as directed by the Debtor on the Effective Date or as otherwise set forth in these Existing Equity Interests Rights Offering Procedures or in the Plan, and, until released in accordance with the foregoing, the Existing Equity Interests Rights Offering Funds will not be deemed part of the Debtors’ bankruptcy estate.  The Subscription Agent shall not permit the Existing Equity Interests Rights Offering Funds to be encumbered by any lien, encumbrance, or cash collateral obligation.  No interest will be paid to participating Eligible Existing Equity Interests Offerees on account of any amounts paid in connection with their exercise of Existing Equity Interests Subscription Rights under any circumstances.

G.            Participating Eligible Existing Equity Interests Offeree Release

See Section 10.7 of the Plan for important information regarding releases.

V.            Settlement of the Existing Equity Interests Rights Offering and Distribution of the Existing Equity Interests Rights Offering Securities

The settlement of the Existing Equity Interests Rights Offering is conditioned on confirmation of the Plan by the Bankruptcy Court, compliance by the Debtor with these Existing Equity Interests Rights Offering Procedures, and the simultaneous occurrence of the Effective Date. The Debtor intends that the Existing Equity Interests Rights Offering Securities will be issued to Eligible Existing Equity Interests Offerees and/or to any party that an Eligible Existing Equity Interests

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Offeree so designates in the Existing Equity Interests Rights Offering Exercise Form, in book-entry form, and that DTC, or its nominee, will be the holder of record of such Existing Equity Interests Rights Offering Securities. To the extent DTC is unwilling or unable to make the Existing Equity Interests Rights Offering Securities eligible on the DTC system, the Existing Equity Interests Rights Offering Securities will be issued directly to the Eligible Existing Equity Interests or its designee. For the avoidance of doubt, any such Eligible Existing Equity Interests Offeree, and not a designee, shall remain responsible for the exercise and payment of its Exiting Equity Interests Subscription Rights.

Eligible Existing Equity Interests Offerees that are entitled to receive Existing Equity Interests Rights Offering Securities, but had held such Existing Equity Interests outside of the facilities of DTC, will receive their Existing Equity Interests Rights Offering Securities by means of book-entry with the Reorganized Debtor’s transfer agent.

VI.          Miscellaneous

A.            Issuance

The Existing Equity Interests Rights Offering Securities to be issued pursuant to the Existing Equity Interests Rights Offering are expected to be delivered to Eligible Existing Equity Interests Offerees that have properly exercised their Existing Equity Interests Subscription Rights on or as soon as practicable following the Effective Date.  See Section VII.

B.            Securities Law and Related Matters

The Existing Equity Interests Rights Offering Securities issued to the Eligible Existing Equity Interests Offerees participating in the Existing Equity Interests Offering will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code, and may be resold, without registration under the Securities Act or other applicable federal and state securities laws, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code.

There is not and there may not be a public market for the Existing Equity Interests Rights Offering Securities. Accordingly, there can be no assurance that an active trading market for the Existing Equity Interests Rights Offering Securities will ever develop or, if such a market does develop, that it will be maintained. No later than seven (7) calendar days prior to the Voting Deadline (as defined in the Plan), the Debtors, with the consent of the Requisite Creditors (as defined in the Plan), shall make a determination as to whether the reorganized Debtor shall continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) — 78(pp). If the Debtors determine that the reorganized Debtor will continue to be a reporting company under the Exchange Act, the Debtors shall use their commercially reasonable efforts to have the Existing Equity Interests Rights Offering Securities listed on the New York Stock Exchange, or another nationally recognized exchange, as soon as practicable, subject to meeting applicable listing requirements following the Effective Date. However, there can be no assurance that a listing will be achieved or that an active trading market for the shares of common stock of the Debtor will ever develop or, if such a market does develop that it will be maintained.

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VII.                          Rights Offering Conditioned Upon Effectiveness of the Plan; Reservation Existing Equity Interests Subscription Rights; Return of Rights Offering Amount

All exercises of Existing Equity Interests Subscription Rights are subject to and conditioned upon the effectiveness of the Plan.  The Debtor will accept a Binding Existing Equity Interests Rights Election only upon the confirmation and effectiveness of the Plan.  Notwithstanding anything contained herein, in the Disclosure Statement or in the Plan to the contrary, the Debtor reserves the right to modify these Existing Equity Interests Rights Offering Procedures or adopt additional detailed procedures if necessary in the Debtor’s business judgment to more efficiently administer the distribution and exercise of the Existing Equity Interests Subscription Rights or comply with applicable law.

In the event that (i) the Existing Equity Interests Rights Offering is terminated, (ii) the Debtor revokes or withdraws the Plan, or (iii) the Effective Date of the Plan does not occur on or before the “Outside Date” (as defined in the Restructuring Support Agreement, and may be extended in accordance with the terms thereof), the Subscription Agent shall, within five (5) Business Days of such event, return all amounts received from Eligible Existing Equity Interests Offerees, without any interest, and, in the case of clauses (ii) and (iii) above, the Existing Equity Interests Rights Offering shall automatically be terminated.

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EXHIBIT E

Exit Commitment Letter

(Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 5, 2019)

EXHIBIT F

Liquidation Analysis

LIQUIDATION ANALYSIS

As part of the chapter 11 process, Section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court determine that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in such class either (i) has accepted the plan or (ii) will receive under the plan value that is not less than the amount that the holder would receive if the debtors had liquidated under chapter 7.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Debtors’ Chapter 11 Plan of Reorganization (the “Plan”).

Below is a summary of an illustrative liquidation analysis (the “Liquidation Analysis”) assuming that the Debtors pursue a hypothetical liquidation under chapter 7. Per chapter 7 requirements, the Debtors’ assets would be disposed under the direction of a chapter 7 Trustee (“Trustee”). The illustrative sale proceeds would provide for lower recoveries relative to the recoveries under the Plan and as a result the Debtors believe that under the Plan, Holders of Claims would receive value greater than the amounts that such Holders would receive if the Debtors were forced to liquidate under chapter 7, and that the Plan satisfies the “best interests” test of section 1129(a)(7) of the Bankruptcy Code.

A.                                    Limitations and Key Assumptions Underlying the Hypothetical Liquidation

THE ILLUSTRATIVE LIQUIDATION ANALYSIS PRESENTED HEREIN HAS BEEN PREPARED SOLELY FOR THE PURPOSES AND USE OF THIS DISCLOSURE STATEMENT AND DOES NOT REPRESENT OR CLAIM TO REPRESENT ANY ASSUMPTIONS OR COMPARISONS FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY DEBTOR FOR ANY PURPOSE.

The Debtors prepared the illustrative Liquidation Analysis with the assistance of FTI Consulting. The Liquidation Analysis contains numerous estimates, including estimated Allowed Claims based upon a review of the Debtors’ financial statements to account for estimated liabilities as necessary. The Liquidation Analysis does not contemplate a sale of the Debtors’ business on a going concern basis.  The Liquidation Analysis includes estimates for Claims as part of the Chapter 11 Cases which could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 Administrative Claims, and chapter 7 administrative claims such as wind down costs and Trustee fees. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing the Liquidation Analysis, and no bar date to file proofs of claim has been set. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and interests under the Plan. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

The Debtors note that the assumptions utilized in developing the Liquidation Analysis are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtors or a chapter 7 Trustee. Accordingly, there can be no guarantees that the values assumed in the Liquidation Analysis would be realized if the Debtors were actually liquidated. In addition, any liquidation would take place in the future, at which time circumstances may exist which cannot presently be predicted.

The Debtors recognize that there are other potential alternatives that could occur in a hypothetical chapter 7 liquidation not presented in the Liquidation Analysis, including alternatives that would give rise to reduced and delayed creditor recoveries.

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THE DEBTORS RESERVE THEIR RIGHT TO SUPPLEMENT, MODIFY, OR ADJUST ANY PART OF THE ILLUSTRATIVE LIQUIDATION ANALYSIS, INCLUDING A CHANGE OF THE UNDERLYING ASSUMPTIONS AND ANALYSIS SET FORTH HEREIN.

1.                                      General Assumptions

The following general assumptions were considered by the Debtors and their advisors as assumptions that would be applicable in any hypothetical chapter 7 liquidation.

a)                                     Administrative Procedures and Conversion of Cases

For purposes of the chapter 7 Liquidation Analysis, the Debtors assume that each of the Chapter 11 Cases are converted to a chapter 7 case and consolidated during the chapter 7 proceeding for procedural purposes only. In the event that the Debtors were to be liquidated in separately administered chapter 7 cases, the administrative costs to the Debtors in each of the cases, including professional fees, Trustee fees, the Debtors’ operational costs, etc. would likely be higher than if the cases were consolidated.

b)                                     Professionals Involved in the Chapter 7 Proceedings

As part of the chapter 7 case, the Debtors assume that the Trustee would choose to retain certain professionals, including counsel, advisors and investment bankers, among others, to provide expertise and assistance in the liquidation of the Debtors. The Liquidation Analysis illustratively assumes that the existing counsel, advisors, and consultants would be replaced by the Trustee with new professionals.

c)                                      Timing Considerations of Chapter 7 Cases

The Liquidation Analysis assumes the conversion to Chapter 7 occurs on September 30, 2019 (the “Chapter 7 Conversion Date”). The Trustee would require time to hire new advisors and those advisors would require time to get up to speed before a process could begin to liquidate the assets. While the Debtors’ oil and gas properties may be sold in several transactions, this analysis assumes that they are all sold by January 31, 2020, four months after the start of the liquidation. An additional two months are assumed for a wind down of the estate.

It is assumed that the Debtors’ DIP Facility, which would be in default, would be unavailable as a source of liquidity and that the Debtors would not have funds to support any process other than an orderly and expedited wind-down of the Debtors’ business by the trustee to convert the Debtors’ assets to cash and limit the amount of administrative expenses. There can be no assurance, however, that the liquidation would be completed in a limited timeframe, nor is there any assurance that the recoveries assigned to the Debtors’ assets would in fact be realized.

In an actual liquidation, the process and length of wind-down could be significantly longer and more expensive than the amounts assumed herein and thereby significantly reduce the actual recoveries compared to this analysis. For example, the potential for priority, contingent, and other Claims; litigation; rejection costs; and the final determination of Allowed Claims could substantially impact both the timing and amount of the distribution of the asset proceeds to the creditors. Also, in the context of a liquidation, there would likely be a myriad of potential offset Claims, particularly with respect to joint interest billings that would take time to reconcile and resolve. Additionally, certain of the joint operating agreements may be non-assignable (absent consent from the other working interest owners) which could result in potential asset transfer issues in the context of a chapter 7 liquidation. Also, a number of factors in a liquidation could affect the Trustee’s ability to sell the Debtors’ oil and gas assets for their current market value. These risks include if they are forced to halt production for a period of time or lose relationships with vendors, customers, royalty owners, joint interest owners, and midstream firms. There is a high risk that the employee base could deteriorate and the Trustee could be challenged to gather appropriate information on the assets for the sales process. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if Debtors were in fact, to undergo such a

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liquidation and the actual amounts received could be materially different (including materially less) than the amounts shown herein.

d)                                     Trustee Fees for Chapter 7 Administration

The Debtors assume that under a chapter 7 liquidation, the Trustee would require fees necessary to facilitate a sale of the Debtors’ business. The illustrative Liquidation Analysis assumes that such fees would likely be approximately three percent (3%) of the available liquidation proceeds in excess of $1 million and excluding cash. These fees are assumed to be earned for the Trustee’s creation and development of materials for marketing and the facilitation of the solicitation process for the parties, in addition to general administrative expenses, such as Trustee’s compensation. Additionally, per section 326(a) of the Bankruptcy Code, for a case under chapter 7, the Court may allow reasonable compensation for the Trustee’s services not to exceed three percent (3%) of such moneys disbursed or turned over in the case by the Trustee to parties in interest, excluding the Debtors, but including holders of secured Claims.

e)                                      Additional Claims

The cessation of the Debtors’ business in a chapter 7 liquidation is likely to trigger certain Claims that otherwise would not exist under the proposed Plan. Examples of these kinds of Claims include tax liabilities, employee Claims, Claims related to additional rejection of executory contracts (unless specified herein), incremental costs associated with plugging and abandoning liabilities, and litigation Claims. While some of these Claims could be significant, no adjustment has been made for these potential Claims unless specified in the assumptions to the Liquidation Analysis.

B.                                    Consummation of the Plan Will Provide Greater Value than Under a Hypothetical Liquidation through Chapter 7 of the Bankruptcy Code

As presented in the illustrative Liquidation Analysis, the Debtors believe that a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code would result in reductions in the value to be realized by constituents as compared to the distributions that are contemplated under the Plan. As a result, the Debtors believe that Consummation of the Plan will provide a substantially greater return to constituents than would any liquidation under chapter 7 of the Bankruptcy Code.

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LIQUIDATION ANALYSIS

Liquidation Analysis		Actual		Forecast	Low		Mid		High
($000s)	Note	30-Jun	Adj.	30-Sep	$	%	$	%	$	%
Gross Liquidation Proceeds
Cash & Cash Equivalents	A	$2,238	($988)	$1,250	$1,250	100%	$1,250	100%	$1,250	100%
Trade Accounts Receivable	B	25,208	181	25,389	24,120	95%	24,754	98%	25,389	100%
Joint Interest Billing Receivable	C	5,512	—	5,512	4,410	80%	4,685	85%	4,961	90%
Other Receivable	D	3,530	(1,643)	1,888	1,705	90%	1,751	93%	1,796	95%
Derivatives Receivable, Net	E	(595)	5,430	4,835	484	10%	846	18%	1,209	25%
Income Tax Receivable	F	1,250	—	1,250	625	50%	781	63%	938	75%
Other Current Assets	G	13,303	150	13,453	8,352	62%	8,427	63%	8,502	63%
Oil & Gas Properties, Net	H	906,784	(1,749)	905,035	367,443	N/A	439,148	N/A	510,852	N/A
Other Property & Equipment, Net	I	10,683	(650)	10,033	1,739	17%	2,454	24%	3,170	32%
Other Assets	J	500	—	500	—	0%	—	0%	—	0%
Total Gross Liquidation Proceeds		$968,415	$731	$969,146	$410,127		$484,097		$558,066
(-) Purchase Price Adjustment for Post-Conversion Cash Flow	K				$(41,217)		$(41,217)		$(41,217)
(-) Net Wind-Down Expenses (Oct - Mar)	L				(9,959)		(9,959)		(9,959)
(-) Trustee Fees	M				(12,183)	3%	(14,402)	3%	(16,621)	3%
(-) Trustee Legal & Financial Advisors	N				(12,304)	3%	(11,733)	3%	(11,161)	2%
Total Net Liquidation Proceeds					$334,465		$406,786		$479,108

Claims Recovery Analysis ($000s)			Claims	Low		Mid		High
Class Claims		Note	Estimate	$	%	$	%	$	%
Administrative Expense Claims		O	$40,664	$40,664	100%	$40,664	100%	$40,664	100%
DIP Claims		P	25,413	25,413	100%	25,413	100%	25,413	100%
1	Other Priority Claims	Q	—	—	N/A	—	N/A	—	N/A
2	Other Secured Claims	R	9,164	9,164	100%	9,164	100%	9,164	100%
3	RBL Claims	S	237,945	237,945	100%	237,945	100%	237,945	100%
4	Senior Note Claims	T	644,458	14,764	2.3%	64,939	10.1%	115,115	17.9%
5	General Unsecured Claims	U	284,445	6,516	2.3%	28,662	10.1%	50,808	17.9%
6	Intercompany Claims	V	—	—	N/A	—	N/A	—	N/A
7	Existing Equity Interests	W	—	—	N/A	—	N/A	—	N/A
8	Other Equity Interests	X	—	—	N/A	—	N/A	—	N/A
9	Intercompany Interests	Y	—	—	N/A	—	N/A	—	N/A
Total Claims Recovery			$1,242,088	$334,465		$406,786		$479,108

C.                              Notes to Liquidation Analysis

Gross Liquidation Proceeds

A. Cash and Equivalents

•                  Cash consists of cash in bank accounts and highly liquid investment securities that have original maturities of one year or less.

•                  The Liquidation Analysis assumes that the Debtors will have access to the cash in its accounts upon conversion of the cases to Chapter 7. However, the secured lenders may have the right to sweep this cash to pay down their Claims upon conversion, which could adversely affect the Trustee’s ability to run an orderly liquidation.

B. Trade Accounts Receivable

•                  Balances include amounts due for oil, gas and NGL production accrued through the chapter 7 Conversion Date and not yet received from the Debtors’ customers.

•                  These receivables are expected to be highly collectible, but there could be a risk that the Debtors’ customers could make Claims against the estate in a liquidation and attempt to set off their Claims with the Debtors’ receivables.

•                  The analysis assumes that the Trustee would be able to retain the necessary personnel at the Debtors to assist in calculating and collecting these receivables. If the Trustee did not have sufficient access to capital or for any other reason was not able to retain these key personnel, that could negatively impact recovery of these receivables.

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•                  For the purposes of the Liquidation Analysis, recoveries of trade receivables are estimated to be highly recoverable due to the short-term contractual obligations of the receivable counterparties and the low probability of contractual breaches. An ultimate recovery range of 95% to 100% is estimated for trade receivables.

C. Joint Interest Billing Receivables

•                  Joint Interest Billing Receivables include receivables from joint interest owners for their share of lease operating expenses, capital expenditures, production taxes, and gathering and transport fees, among other items.

•                  These receivables are expected to be less collectible than receipts for production as joint interest owners are likely to attempt to offset their potential Claims against the estate for unpaid royalties and lost revenue by holding back these receivables.

•                  Furthermore, collecting these receipts is further dependent on retaining company personnel to calculate the appropriate bills, and any loss in personnel can negatively impact the Trustee’s ability to collect. An ultimate recovery range of 80% to 90% is estimated for Joint Interest Billing Receivables.

D. Other Receivables

•                  Other Receivables include receivables for joint interest billing related to midstream costs and those owed by midstream partners.

•                  Collection of some of these receivables is susceptible to offset by counterparties for claims against the Estate, though collection of other of these receivables can be offset by the estate in its distribution of revenues to the same counterparties.

•                  Collecting these receipts is further dependent on retaining company personnel to calculate the appropriate bills and any loss in personnel can negatively impact the Trustee’s ability to collect.

•                  For the purpose of the Liquidation Analysis, an ultimate recovery of 90% to 95% is estimated for Other Receivables.

E. Derivatives Receivables

•                  Derivatives Receivables include net receivables from hedge settlement partners.

•                  These receivables are expected to be collectable but are highly susceptible to movements in commodity prices and edge settlement partners may deduct fees or costs to terminate hedges prematurely.

•                  To account for commodity price risk and potential termination costs, an ultimate recovery range of 10 to 25% is estimated for Derivatives Receivables.

F. Income Tax Receivable

•                  Income Tax Receivables include receivables due to the Debtors from overpayment of income taxes in prior years.

•                  These receivables are expected to be collected by February 2020, though collection is at risk of offset by the federal government to potentially offset other taxes or Claims that could be owed through the dissolution of the Debtors. An ultimate recovery range of 50% to 75% is estimated for Income Tax Receivables.

G. Other Current Assets

•                  Other Current Assets include prepaid expenses, cash collateral posted for certain surety bonds, professional fee retainers, and other vendor deposits.

•                  Professional retainers are assumed to be utilized against accrued professional fees and cash collateral posted

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for surety bonds is assumed to offset Other Secured Claims — Class 2.

•                  Most of the remaining Other Current Assets are not expected to be recoverable under a liquidation scenario.

•                  For the purposes of the Liquidation Analysis, an ultimate recovery range of 62% to 63% is assumed for Other Current Assets.

H. Oil & Gas Properties, Net

•                  Given the daily production and depletion of oil and gas assets, the Liquidation Analysis assumes the Trustee will pursue a prompt and broad marketing of the assets over a four-month period, with the divestiture directed by a qualified investment bank or firm that specializes in managing oil and gas acquisitions and divestitures. It also assumes the Trustee will not incur additional risk or have access to capital necessary to continue development, drilling, or completion of the oil and gas assets. The Liquidation Analysis assumes that the Trustee will expend minimal capital necessary to maintain production and preserve asset value including funding certain expenditures such as artificial lift.

•                  The liquidation of the Debtors’ oil and gas properties includes proved reserves, unproved reserves, and undeveloped acreage that would produce an aggregate sale value in the range of $367.4 million to $510.9 million based on the application of income approach (the discounted cash flow method) for proved reserves and the market approach (the precedent transaction method) for certain unproved reserves, adjusted to account for current market conditions, limited performance history, and recent operational issues.

•                  The income approach considered the Debtors’ reserve report with an effective date as of September 30, 2019 using the NYMEX strip as of July 26, 2019 for the commodity price forecast.  Depending on the reserve category, certain risk adjustments were made to the discounted cash flow values for proved reserves.

•                  The market approach considered the Debtors’ undeveloped lease acreage as of September 30, 2019, adjusting for leases the Debtors would lose upon cessation of drilling and completion capital expenditures, under contractual continuous drilling obligations, or lease expiration provisions.

I. Other Property, Plant & Equipment, Net

•                  Other Property, Plant & Equipment, Net mainly consists of office furniture, fixtures, and computer equipment, for which only a limited recovery is assumed.

•                  For the purpose of the Liquidation Analysis, an ultimate recovery of 17% to 32% is estimated for Other Property, Plant & Equipment, Net.

J. Other Assets

•                  Other Assets includes unamortized insurance premiums.

•                  The unamortized insurance premiums would not be recoverable under a chapter 7 liquidation process.

Liquidation Costs

K. Post Conversion Cash Flow

•                  Because the Debtors oil and gas assets were valued as of September 30, 2019, the Liquidation Analysis assumes that any cash flow generated from the sale of oil and gas reserves over the four-month asset marketing and sales process will accrue to the buyer of such assets as a post-closing adjustment to the purchase price either in favor of the Estate or the buyer.

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L. Net Wind-Down Expenses

•                  The Liquidation Analysis assumes the effective data for the sale of the Debtors’ oil and gas assets is September 30, 2019, with the sale closing on January 31, 2020 and an additional two-month post-closing wind-down. During this six-month winddown period, the Liquidation Analysis assumes the Debtors will continue to employ the workforce required during the asset marketing and sale process and ensuing winddown of the Estate.

•                  The Trustee is assumed to reduce employee and other related expenses upon the conversion of the case and throughout the six-month liquidation timeframe. This Liquidation Analysis includes the cost of an employee retention program equal to a blended rate of 35% of total employee compensation.

M. Trustee Fees

•                  Section 326 of the Bankruptcy Code provides for fees payable to the Trustee of 3.0% for liquidation proceeds in excess of $1 million, excluding cash.

N. Trustee Legal and Financial Advisors

•                  Professional fees include estimates for certain legal and financial advisory professionals required during the wind-down period.

•                  These professionals are assumed to be paid 2% to 3% of the liquidation proceeds.

Recovery Analysis

Any available net proceeds would be allocated to the applicable creditors and equity holders in strict priority in accordance with section 726 of the Bankruptcy Code:

O. Administrative Claims

•                  Administrative Claims include approximately $40.7 million of unpaid post-petition vendor and royalties payable and accrued liabilities and other costs and expenses of administration of the Debtors’ estates during the Chapter 11 Cases. The Liquidation Analysis projects an estimate recovery of 100% for holders of Administrative Claims.

•                  The cessation of the business in a liquidation would likely incur other Claims including contract rejection Claims. No attempt has been made here to value such liabilities, unless specific herein.

P. DIP Facility Claims

•                  The Liquidation Analysis assumes there will be approximately $25.4 million in outstanding DIP Facility Claims consisting of principal, plus accrued and unpaid pre- and post-Conversion Date interest.

•                  The Debtors estimate that there will be approximately $4.5 million in superpriority carve-out claims for chapter 11 professional fees and fees of the United States Trustee.

•                  The Liquidation Analysis projects that all allowed and undisputed DIP Facility Claims (including all claims for adequate protection in the order approving the DIP Facility) will be paid in full.

Q. Class 1 - Other Priority Claims

•                  The Debtors estimate that there will be no Class 1 Claims on the Chapter 7 Conversion Date.

R. Class 2 — Other Secured Claims

•                  Other Secured Claims include cash collateral and deposits held by surety bond providers and office lessors.

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•                  The Liquidation Analysis assumes that the surety bonds are pulled by their beneficiaries and that the surety bond providers offset the cash collateral to cover part of their claims against the Estate, with any remaining deficiency amounts claimed against the Debtors as general unsecured claims.

•                  The Liquidation Analysis assumes that all office leases are rejected in the course of the liquidation and that deposits held by office lessors are used to offset their contract rejection damages, with the remaining damages allowed as general unsecured claims against the Estate.

S. Class 3 — RBL Claims

•                  The Debtors estimate that there will be approximately $237.9 million in Class 3 Claims consisting of principal, plus accrued and unpaid pre- and post-Conversion Date interest, with post-Petition Date interest accruing at the default rate of interest. The Liquidation Analysis projects that the liquidation proceeds shall cause Class 3 Claims to be paid in full.

T. Class 4 — Senior Note Claims

•                  The Debtors estimate that there will be approximately $644.5 million in Class 5 Claims as of the Chapter 7 Conversion Date. The Liquidation Analysis projects an estimated recovery rate of 2.3% to 17.9% for Class 4 Claims.

U. Class 5 - General Unsecured Claims

•                  The Debtors estimate that there will be approximately $284.4 million in General Unsecured Claims as of the Chapter 7 Conversion Date.

•                  General Unsecured Claims are estimated as of the Petition Date and include amounts not expected to be paid through one of the first day motions or as of the Chapter 7 Conversion Date.

•                  The Liquidation Analysis includes lease rejection claims for the Debtors’ two offices, employee contract rejection claims, and potential rejection claims related to some of the Debtors’ midstream executory contracts, for illustrative purposes only. Other executory contract rejection claims have not been assumed for the purpose of the Liquidation Analysis.

•                  Class 7 includes approximately $5.3 million related to litigation Claims, which are currently disputed Claims, not including amounts secured by cash collateral held by surety bond providers. The Debtors are parties in additional lawsuits not considered in this amount as they remain unliquidated.

•                  The Liquidation Analysis projects that General Unsecured Claims will be paid 2.3% to 17.9% in a chapter 7 proceeding

V. Class 6 - Intercompany Claims

•                  The Debtors estimate that there will be no Class 6 recoveries.

W. Class 7 — Existing Equity Interests

•                  The Debtors estimate that there will be no Class 7 recoveries.

X. Class 8 — Other Equity Interests

•                  The Debtors estimate that there will be no Class 8 recoveries.

Y. Class 9 — Intercompany Interests

•                  The Debtors estimate that there will be no Class 9 recoveries.

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EXHIBIT G

Financial Projections

FINANCIAL INFORMATION AND PROJECTIONS

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, the Debtors’ management team (“Management”). No independent auditors have examined, compiled or performed any procedures with respect to the accompanying prospective financial information.

The Debtors do not, as a matter of course, publish their business plans, budgets or strategies or disclose projections or forecasts of their anticipated financial positions, results of operations or cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans, budgets, strategies, projections or forecasts of their anticipated financial positions, results of operations or cash flows to creditors or equity interest holders prior to the Effective Date of the Plan or to include such information in documents required to be filed with the SEC or otherwise make such information publicly available.

The assumptions, projections and other financial information contained in this section contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

Management has prepared financial projections (the “Projections”) for the years 2019 through 2023 (the “Projection Period”). The Projections were prepared by Management and are based on a number of assumptions made by Management with respect to the potential future performance of the Reorganized Debtors’ operations assuming the consummation of the Plan. The Company’s long-term debt obligations are fully and unconditionally guaranteed, jointly and severally, by all of the Debtors’ existing 100% owned subsidiaries. The Projections are presented on a consolidated basis, including estimates of operating results for all Debtor entities. The Projections will also assist each holder of a claim or interest in determining whether to vote to accept or reject the Plan. In general, as illustrated by the Projections, the reduction of debt on the Debtors’ balance sheet will substantially reduce future interest expense and improve future cash flows. Based on the Projections, the Debtors should have sufficient cash flow to pay and service their post-restructuring debt obligations and to operate their business. The Debtors believe that the Confirmation Date and Effective Date of the Plan are not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTED BALANCE SHEETS DO NOT REFLECT THE IMPACT OF FRESH START ACCOUNTING, WHICH COULD RESULT IN A MATERIAL CHANGE TO ANY OF THE PROJECTED VALUES.

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ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT THE DEBTORS OR THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED BELOW IN SECTION XI, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN SECTION XI BELOW AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES AND ANY RESULTING CHANGES TO THE PROJECTIONS COULD BE MATERIAL.

1) General Assumptions

a. Overview

The Debtors are an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets in the United States.

b. Presentation

The Debtors’ long-term debt obligations are fully and unconditionally guaranteed, jointly and severally, by all of the Debtors’ existing 100% owned subsidiaries. The Projections are presented on a consolidated basis, including estimates of operating results for the Debtor entities in total.

c. Accounting Policies

The Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements. The Projections do not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to Accounting Standards Certification (“ASC”) 852-10, as issued by the Financial Accounting Standards Board.

d. Methodology

Key personnel from all of the Debtors’ operating areas and across various functions provided input in the development of the Projections. In preparation of the Projections, the Debtors considered the current commodity price environment, historical operating/production performance and operating costs. The Projections were developed on a field-by-field, bottoms-up basis and incorporate multiple sources of information, including general business and economic conditions.

e. Plan Consummation

The operating assumptions assume that the Restructuring Transaction will be consummated pursuant to the Plan and that the Plan will be confirmed and consummated by September 30, 2019, and reflect the estimated cash impact of the Plan’s treatment of each class of claims or interests. The Debtors do not believe a change in the assumed date of the consummation of the Plan would materially impact the post-confirmation capital structure, their operating performance, these Projections or the underlying economics associated with the Plan.

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2) Assumptions With Respect to the Projected Income Statement

a. Production

Forecasted oil, natural gas and natural gas liquids (“NGL”) volumes for operated production are based on production estimates by Management and contemplate future commodity prices and anticipated operated rig activity. Forecasted volumes for non-operated production are based on anticipated development plans of outside operators obtained through active dialogue with those operators.

FORECASTED VOLUMES
MBOE/day	2019	2020	2021	2022	2023
Volumes	17.9	18.4	17.6	21.6	26.2

b. Revenues

Revenues are derived from the sale of the consolidated Reorganized Debtors’ share of oil, natural gas and NGL production primarily from its owned working interests in the Delaware Basin of West Texas.

c. Commodity Pricing

Revenues are sensitive to changes in the prices received for oil and natural gas production. Oil and natural gas production is sold at prevailing market prices, which may be volatile and subject to numerous factors which are outside of the Reorganized Debtors’ control. The Projections assume New York Mercantile Exchange (“NYMEX”) futures strip pricing for crude oil and natural gas as of July 26, 2019, as shown in the chart below: Assumptions regarding realized pricing (i.e., “differentials”) from NYMEX are based on input from Management and existing marketing, gathering and transportation contracts with purchasers of the Reorganized Debtors’ production.

FORECASTED PRICE DECK	2019	2020	2021	2022	2023
Oil ($/bbl)	$56.93	$55.04	$53.29	$52.65	$52.84
Gas ($/mcf)	$2.49	$2.46	$2.54	$2.59	$2.67

d. Rig Count

Contemplating the forecasted commodity pricing, we have assumed the following operated rig counts, as shown in the chart below:

FORECASTED RIGS	2019	2020	2021	2022	2023
Number of Rigs	1.6	1.0	1.0	2.0	2.0

e. Operating Costs

Lease operating expenses (“LOE”), workover expenses, gathering expenses, and production taxes are based on historical levels and Management estimates of future expectations. LOE includes, among other items, lifting costs, fuel, certain payroll, maintenance and repair and outside services. Forecasted LOE contemplates anticipated improvements due, in part, to

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operational improvements and efficiencies as well as cost decreases from our vendors in light of the current commodity price environment.

f. Income Taxes

For the years ended December 31, 2019 and 2020, Federal Income Taxes are projected to remain at an effective rate of zero due to the impact of deductions for depletion, depreciation, intangible drilling costs, and NOLs. For the years ended December 31, 2021 through 2023, the Debtors expect to pay approximately $5 million per year in Federal Income Taxes. Tax projections have not been approved by a licensed tax professional and do not constitute a thorough and exhaustive tax analysis performed on behalf of the Debtors’.

g. General and Administrative

General and Administrative Costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead. Projected G&A is based on historical G&A costs, adjusted for current operational commitments.

h. Impairment Charges

To the extent capitalized costs of evaluated oil and natural gas properties, net of accumulated depletion, exceed the discounted future net revenues of proved oil and natural gas reserves, net of deferred taxes, such excess capitalized costs are charged to expense as a non-cash full cost ceiling test impairment. The Company does not forecast ceiling test impairments due to the variability of certain inputs, such as i) commodity prices, which are inherently volatile, and ii) transfers of unevaluated properties, which are analyzed quarterly for potential impairment based upon factors in existence at the time of evaluation for impairment, including, but not limited to: the Company’s intentions with respect to drilling on such properties, remaining lease terms, geological and geophysical evaluations, drilling results, the assignment of proved reserves and the economic viability of development if proved reserves are assigned. Changes in commodity prices, production rates, levels of reserves, future development costs, transfers of unevaluated properties, capital spending, and other factors will determine the Company’s ceiling test calculations and impairment analyses in future periods.

i. Depreciation, Depletion & Amortization

Depreciation, Depletion and Amortization (“DD&A”) is forecasted using the units of production method (“UOP”). The amortization base in the UOP calculation includes the sum of proved property, net of accumulated DD&A, estimated future development costs (future costs to access and develop proved reserves), and asset retirement costs, less related salvage value.

j. Reorganization Expenses

Reorganization expenses consist of actual and estimated fees for professional advisors, financing fees and other costs directly attributable to the Chapter 11 Cases. Expenses and other costs associated with the restructuring are forecasted to be approximately $35.0 million.

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3) Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

The projected Consolidated Balance Sheets were developed using June 30, 2019 unaudited financial results as a starting point and are adjusted on a go-forward basis, incorporating projected results from operations and cash flows over the Projection Period.

a. Capital Expenditures

Projections for capital expenditures were prepared with consideration of the Debtors’ current drilling program and future estimates in the development of the Delaware Basin in West Texas. These expenditures include capital associated with drilling new producing wells, improving operational efficiency and capitalized maintenance expenditures. Capital expenditures also include expenditures directed at maintaining lease acreage positions, building infrastructure and geological and geophysical expenditures.

b. Working Capital

The Projections contemplate timing of forecasted receivables, payables and interest payments that are consistent with the timing experienced with the Debtors’ historical receipts and payments.

c. Pro Forma Adjustments Related to Emergence

The Balance Sheet included in the Projections presents a pro forma view assuming the effect of certain adjustments related to the Debtors’ emergence from the Chapter 11 Cases. These adjustments primarily relate to the exchange of the Senior Notes for equity. While the 2019 through 2023 Projections roll-forward the effect of such pro forma adjustments, fresh-start accounting pursuant to ASC 852-10 principles have not been applied.

d. Capital Structure

The Projections include secured financing in the form of a reserve based revolving Exit Facility as well as the Equity Rights Offering at emergence. Proceeds under the Exit RBL Facility and Equity Rights Offering will allow the Reorganized Debtors to finance day-to-day operations and the forecasted capital plan. The Projections do not contemplate any additional equity or debt financing.

5

CONSOLIDATED BALANCE SHEET ($ in Thousands) Current Assets Cash and Cash Equivalents Accounts Receivable Receivables from Derivatives Contracts Prepaid and Other Current Assets Total Current Assets Net PP&E Gross Oil and Gas Properties Gross Gas Gathering and Other Operating Assets Less: Accumulated DD&A Net PP&E Other Noncurrent Assets Other Long Term Assets Receivables from Derivatives Contracts Debt Issuance Costs Total Other Noncurrent Assets TOTAL ASSETS Current Liabilities Accounts Payable Liabilities from Derivatives Contracts Debtor-in-Possession Financing Other Current Liabilities Total Current Liabilities Long-Term Liabilities Pre-Petition Revolving Credit Facility Exit Revolving Credit Facility Long-Term Debt Asset Retirement Obligations Deferred Tax Liability Other Long-Term Liabilities Total Long-Term Liabilities Stockholders' Equity TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (a) Reflects the extinguishment of Senior Notes in exchange for Equity pursuant to the Plan. The blanace of the Senior Notes in excess of the Rights Offering is treated as a gain in retained earnings. (b) Reflects the equity offering pursuant to the Plan, excluding fees, used to pay off existing Debtor-in-Possession financing, with the remainder used to pay down the Revolving Credit Facility (c) The Projections do not reflect all of the adjustments necessary to implement resh-start accounting pursuaunt to Accounts Standards Certification ("ASC") 852-10, as issued by the Financial Accounting Standards Board Page 6 of 8 Pre-Reorg 9/30/2019 Debt Equity Credit Facility Discharge Raise Refinancing Post-Reorg 9/30/2019 2019E 2020E 2021E 2022E 2023E $1,250 35,939 5,509 10,825 (a) (b) (b) $1,250 $1,250 $1,250 $1,250 $1,250 $1,250 35,939 44,399 42,425 41,240 49,101 52,587 5,509 2,819 - - - - 10,825 10,825 10,825 10,825 10,825 10,825 $53,523 $2,581,140 217,165 (1,677,023) $0 $0 $0 $53,523 $59,293 $54,500 $53,315 $61,176 $64,662 $2,581,140 $2,629,583 $2,745,838 $2,862,624 $3,096,615 $3,349,935 217,165 225,390 261,590 264,590 267,590 267,590 (1,677,023) (1,699,024) (1,780,830) (1,859,065) (1,954,892) (2,070,982) $1,121,281 $5,425 1,001 10,752 $0 $0 $0 (10,752) $1,121,281 $1,155,949 $1,226,598 $1,268,149 $1,409,313 $1,546,543 $5,425 $5,425 $5,425 $5,425 $5,425 $5,425 1,001 - - - - - - - - - - - $17,178 ($10,752) $0 $0 $6,426 $5,425 $5,425 $5,425 $5,425 $5,425 $1,191,982 ($10,752) $0 $0 $1,181,230 $1,220,667 $1,286,523 $1,326,889 $1,475,915 $1,616,630 $98,755 2,912 26,651 1,626 ($30,115) (26,651) $68,640 $88,408 $85,030 $85,273 $100,883 $122,086 2,912 8 - - - - - - - - - - 1,626 1,626 1,626 1,626 1,626 1,626 $129,944 $223,234 - 625,005 7,085 50,305 2,748 $0 ($26,651) ($30,115) ($138,349) ($84,885) 115,000 (625,005) $73,178 $90,042 $86,656 $86,899 $102,509 $123,712 $0 $0 $0 $0 $0 $0 115,000 149,749 191,018 199,081 272,842 304,043 - - - - - - 7,085 7,085 7,085 7,085 7,085 7,085 50,305 50,305 50,305 50,305 50,305 50,305 2,748 2,748 2,748 2,748 2,748 2,748 $908,377 $153,661 ($625,005) ($138,349) $30,115 $614,253 $165,000 $0 $175,138 $209,887 $251,156 $259,219 $332,980 $364,181 $932,914 $920,738 $948,711 $980,772 $1,040,426 $1,128,738 $1,191,982 ($10,752) $0 $0 $1,181,230 $1,220,667 $1,286,523 $1,326,889 $1,475,915 $1,616,630

CONSOLIDATED BALANCE SHEET ($ in Thousands)	Pre-Reorg 9/30/2019	Debt Discharge (a)	Equity Raise (b)	Credit Facility Refinancing (b)	Post-Reorg 9/30/2019	2019E	2020E	2021E	2022E	2023E
Current Assets										
Cash and Cash Equivalents	$1,250				$1,250	$1,250	$1,250	$1,250	$1,250	$1,250
Accounts Receivable	35,939				35,939	44,399	42,425	41,240	49,101	52,587
Receivables from Derivatives Contracts	5,509				5,509	2,819	-	-	-	-
Prepaid and Other Current Assets	10,825				10,825	10,825	10,825	10,825	10,825	10,825
Total Current Assets	**$53,523**	**$0**	**$0**	**$0**	**$53,523**	**$59,293**	**$54,500**	**$53,316**	**$61,176**	**$64,662**
Net PP&E										
Gross Oil and Gas Properties	$2,581,140				$2,581,140	$2,629,583	$2,745,838	$2,862,624	$3,096,615	$3,349,935
Gross Gas Gathering and Other Operating Assets	217,165				217,165	225,390	261,590	264,590	267,590	267,590
Less: Accumulated DD&A	(1,677,023)				(1,677,023)	(1,699,024)	(1,780,830)	(1,859,065)	(1,954,892)	(2,070,982)
Net PP&E	**$1,121,281**	**$0**	**$0**	**$0**	**$1,121,281**	**$1,155,949**	**$1,226,598**	**$1,268,149**	**$1,409,313**	**$1,546,543**
Other Noncurrent Assets										
Other Long Term Assets	$5,425				$5,425	$5,425	$5,425	$5,425	$5,425	$5,425
Receivables from Derivatives Contracts	1,001				1,001	-	-	-	-	-
Debt Issuance Costs	10,752	(10,752)			-	-	-	-	-	-
Total Other Noncurrent Assets	**$17,178**	**($10,752)**	**$0**	**$0**	**$6,426**	**$5,425**	**$5,425**	**$5,425**	**$5,425**	**$5,425**
TOTAL ASSETS	**$1,191,982**	**($10,752)**	**$0**	**$0**	**$1,181,230**	**$1,220,667**	**$1,286,523**	**$1,326,889**	**$1,475,915**	**$1,616,630**
Current Liabilities										
Accounts Payable	$98,755			($30,115)	$68,640	$88,408	$85,030	$85,273	$100,883	$122,086
Liabilities from Derivatives Contracts	2,912				2,912	8	-	-	-	-
Debtor-in-Possession Financing	26,651		(26,651)		-	-	-	-	-	-
Other Current Liabilities	1,626				1,626	1,626	1,626	1,626	1,626	1,626
Total Current Liabilities	**$129,944**	**$0**	**($26,651)**	**($30,115)**	**$73,178**	**$90,042**	**$86,656**	**$86,899**	**$102,509**	**$123,712**
Long-Term Liabilities										
Pre-Petition Revolving Credit Facility	$223,234		($138,349)	($84,885)	$0	$0	$0	$0	$0	$0
Exit Revolving Credit Facility	-			115,000	115,000	149,749	191,018	199,081	272,842	304,043
Long-Term Debt	625,005	(625,005)			-	-	-	-	-	-
Asset Retirement Obligations	7,085				7,085	7,085	7,085	7,085	7,085	7,085
Deferred Tax Liability	50,305				50,305	50,305	50,305	50,305	50,305	50,305
Other Long-Term Liabilities	2,748				2,748	2,748	2,748	2,748	2,748	2,748
Total Long-Term Liabilities	**$908,377**	**($625,005)**	**($138,349)**	**$30,115**	**$175,138**	**$209,887**	**$251,156**	**$259,219**	**$332,980**	**$364,181**
Stockholders' Equity	**$153,661**	**$614,253**	**$165,000**	**$0**	**$932,914**	**$920,738**	**$948,711**	**$980,772**	**$1,040,426**	**$1,128,738**
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$1,191,982**	**($10,752)**	**$0**	**$0**	**$1,181,230**	**$1,220,667**	**$1,286,523**	**$1,326,889**	**$1,475,915**	**$1,616,630**

Page 6 of 8

CONSOLIDATED INCOME STATEMENT ($ in Thousands) 2019E 2020E 2021E 2022E 2023E Total Revenue $230,046 $244,808 $241,848 $300,065 $365,946 Cost of Operations Operating Expenses General and Administrative (1) Impairment Charges Depreciation, Depletion, and Amortization Total Expenses ($115,594) (84,790) (939,622) (111,264) ($102,066) (27,971) - (81,806) ($92,045) (27,191) - (78,235) ($102,900) (27,191) - (95,827) ($118,019) (27,191) - (116,090) ($1,251,270) ($211,843) ($197,471) ($225,917) ($261,300) Income (Loss) from Operations ($1,021,224) $32,965 $44,378 $74,148 $104,646 Other Income (Expenses) Interest Income / (Expense) Realized Gain / (Loss) on Derivatives Unrealized Gain / (Loss) on Derivatives Gain / Loss on Extinguishment of Debt Gain / (Loss) on Sale of Property and Equipment Other Total Other Income / (Expenses) ($15,884) 12,334 (54,000) 342,905 (3,782) (783) ($8,992) 2,811 (2,811) - - - ($9,818) - - - - - ($11,994) - - - - - ($15,084) - - - - - $280,790 ($8,992) ($9,818) ($11,994) ($15,084) Income (Loss) Before Income Taxes ($740,434) $23,973 $34,560 $62,154 $89,562 Income Tax (Expense) / Benefit 45,485 - (5,000) (5,000) (3,750) Net Income (Loss) to Common Shareholders ($694,949) $23,973 $29,560 $57,154 $85,812 (1) Includes restructuring expenses during 2019 EBITDA RECONCILIATION ($ in Thousands) 2019E 2020E 2021E 2022E 2023E Net Income (Loss) ($694,949) $23,973 $29,560 $57,154 $85,812 Depreciation, Depletion, and Amortization Interest Expense / (Income) Unrealized (Gain) / Loss on Derivatives Income Tax Expense Share-Based Compensation Expenses Other Non-Recurring Adjusted EBITDA $111,264 15,884 54,000 (45,485) (3,007) 670,486 $81,806 8,992 2,811 - 4,000 - $78,235 9,818 - 5,000 2,500 - $95,827 11,994 - 5,000 2,500 - $116,090 15,084 - 3,750 2,500 - $108,193 $121,582 $125,113 $172,475 $223,236 Page 7 of 8

CONSOLIDATED INCOME STATEMENT
($ in Thousands)

	2019E	2020E	2021E	2022E	2023E
Total Revenue	$230,046	$244,808	$241,848	$300,065	$365,946
Cost of Operations					
Operating Expenses	($115,594)	($102,066)	($92,045)	($102,900)	($118,019)
General and Administrative [(1)]	(84,790)	(27,971)	(27,191)	(27,191)	(27,191)
Impairment Charges	(939,622)	-	-	-	-
Depreciation, Depletion, and Amortization	(111,264)	(81,806)	(78,235)	(95,827)	(116,090)
Total Expenses	**($1,251,270)**	**($211,843)**	**($197,471)**	**($225,917)**	**($261,300)**
Income (Loss) from Operations	**($1,021,224)**	**$32,965**	**$44,378**	**$74,148**	**$104,646**
Other Income (Expenses)					
Interest Income / (Expense)	($15,884)	($8,992)	($9,818)	($11,994)	($15,084)
Realized Gain / (Loss) on Derivatives	12,334	2,811	-	-	-
Unrealized Gain / (Loss) on Derivatives	(54,000)	(2,811)	-	-	-
Gain / Loss on Extinguishment of Debt	342,905	-	-	-	-
Gain / (Loss) on Sale of Property and Equipment	(3,782)	-	-	-	-
Other	(783)	-	-	-	-
Total Other Income / (Expenses)	**$280,790**	**($8,992)**	**($9,818)**	**($11,994)**	**($15,084)**
Income (Loss) Before Income Taxes	($740,434)	$23,973	$34,560	$62,154	$89,562
Income Tax (Expense) / Benefit	45,485	-	(5,000)	(5,000)	(3,750)
Net Income (Loss) to Common Shareholders	**($694,949)**	**$23,973**	**$29,560**	**$57,154**	**$85,812**

(1) Includes restructuring expenses during 2019

EBITDA RECONCILIATION
($ in Thousands)

	2019E	2020E	2021E	2022E	2023E
Net Income (Loss)	($694,949)	$23,973	$29,560	$57,154	$85,812
Depreciation, Depletion, and Amortization	$111,264	$81,806	$78,235	$95,827	$116,090
Interest Expense / (Income)	15,884	8,992	9,818	11,994	15,084
Unrealized (Gain) / Loss on Derivatives	54,000	2,811	-	-	-
Income Tax Expense	(45,485)	-	5,000	5,000	3,750
Share-Based Compensation Expenses	(3,007)	4,000	2,500	2,500	2,500
Other Non-Recurring	670,486	-	-	-	-
Adjusted EBITDA	**$108,193**	**$121,582**	**$125,113**	**$172,475**	**$223,236**

Page 7 of 8

CONSOLIDATED STATEMENT OF CASH FLOWS ($ in Thousands) 2019E 2020E 2021E 2022E 2023E Cash Flow from Operating Activities Net Income (Loss) ($694,949) $23,973 $29,560 $57,154 $85,812 Adjustments to Reconcile Net Cash Flow from Operations Depreciation, Depletion, and Amortization Amortization of Loan Costs and Discount / Premium (Gain) / Loss on Sale of Property and Equipment Unrealized (Gain) / Loss on Derivatives Impairment Charges Share-Based Compensation Expenses Deferred Tax Expense (Gain) / Loss on Extinguishment of Debt Changes in Working Capital Net Cash Provided by Operations $111,264 1,703 3,782 54,000 939,622 (3,007) (45,485) (342,905) (53,014) $81,806 - - 2,811 - 4,000 - - (1,404) $78,235 - - - - 2,500 - - 1,427 $95,827 - - - - 2,500 - - 7,749 $116,090 - - - - 2,500 - - 17,717 ($28,989) $111,186 $111,723 $163,230 $222,119 Cash Flow from Investing Activities Capital Expenditures Capitalized Interest, G&A, ARO, and Other Net Cash Used in Investing Activities ($307,747) (8,354) ($144,283) (8,172) ($111,475) (8,311) ($228,278) (8,713) ($244,518) (8,802) ($316,101) ($152,455) ($119,786) ($236,991) ($253,320) Cash Flow from Financing Activities Net Borrowings (Pay Down) of Long-Term Debt Net Cash Used in Financing Activities $299,474 $41,269 $8,063 $73,761 $31,201 $299,474 $41,269 $8,063 $73,761 $31,201 Net Increase (Decrease in Cash and Cash Equivalents ($45,616) $0 $0 $0 $0 Cash and Cash Equivalents at Beginning of Period $46,866 $1,250 $1,250 $1,250 $1,250 Cash and Cash Equivalents at End of Period $1,250 $1,250 $1,250 $1,250 $1,250 Page 8 of 8

CONSOLIDATED STATEMENT OF CASH FLOWS ($ in Thousands)	2019E	2020E	2021E	2022E	2023E
Cash Flow from Operating Activities					
Net Income (Loss)	($694,949)	$23,973	$29,560	$57,154	$85,812
Adjustments to Reconcile Net Cash Flow from Operations					
Depreciation, Depletion, and Amortization	$111,264	$81,806	$78,235	$95,827	$116,090
Amortization of Loan Costs and Discount / Premium	1,703	-	-	-	-
(Gain) / Loss on Sale of Property and Equipment	3,782	-	-	-	-
Unrealized (Gain) / Loss on Derivatives	54,000	2,811	-	-	-
Impairment Charges	939,622	-	-	-	-
Share-Based Compensation Expenses	(3,007)	4,000	2,500	2,500	2,500
Deferred Tax Expense	(45,485)	-	-	-	-
(Gain) / Loss on Extinguishment of Debt	(342,905)	-	-	-	-
Changes in Working Capital	(53,014)	(1,404)	1,427	7,749	17,717
Net Cash Provided by Operations	**($28,989)**	**$111,186**	**$111,723**	**$163,230**	**$222,119**
Cash Flow from Investing Activities					
Capital Expenditures	($307,747)	($144,283)	($111,475)	($228,278)	($244,518)
Capitalized Interest, G&A, ARO, and Other	(8,354)	(8,172)	(8,311)	(8,713)	(8,802)
Net Cash Used in Investing Activities	**($316,101)**	**($152,455)**	**($119,786)**	**($236,991)**	**($253,320)**
Cash Flow from Financing Activities					
Net Borrowings (Pay Down) of Long-Term Debt	$299,474	$41,269	$8,063	$73,761	$31,201
Net Cash Used in Financing Activities	**$299,474**	**$41,269**	**$8,063**	**$73,761**	**$31,201**
Net Increase (Decrease in Cash and Cash Equivalents	($45,616)	$0	$0	$0	$0
Cash and Cash Equivalents at Beginning of Period	$46,866	$1,250	$1,250	$1,250	$1,250
Cash and Cash Equivalents at End of Period	$1,250	$1,250	$1,250	$1,250	$1,250

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